Exhibit 10.1

Execution Version

Deal CUSIP Number: 25271RAF6

Revolver CUSIP Number:25271RAF6

5-YEAR REVOLVING CREDIT AGREEMENT

dated as of October 2, 2018

among

DIAMOND OFFSHORE DRILLING, INC.,

as the US Borrower,

DIAMOND FOREIGN ASSET COMPANY,

as the Foreign Borrower,

The Lenders Party Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

HSBC SECURITIES (USA) INC.,

CITIGROUP GLOBAL MARKETS INC.,

SUNTRUST ROBINSON HUMPHREY, INC.,

BARCLAYS BANK PLC

and

MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.

and

HSBC SECURITIES (USA) INC.,

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS INC.,

SUNTRUST BANK,

BARCLAYS BANK PLC,

and

MUFG BANK, LTD.,

as Co-Documentation Agents

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.07 – Disclosed Matters

Schedule 6.01 – Existing Liens

Schedule 6.04 – Affiliate Transactions

Schedule 6.05 – Existing Indebtedness

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Notice of Commitment Increase

Exhibit C-1 – Form of Borrowing Request

Exhibit C-2 – Form of Letter of Credit Request

Exhibit D – Form of Revolving Note

Exhibit E – Form of Swingline Note

Exhibit F-1 – Form of U.S. Tax Compliance Certificate

Exhibit F-2 – Form of U.S. Tax Compliance Certificate

Exhibit F-3 – Form of U.S. Tax Compliance Certificate

Exhibit F-4 – Form of U.S. Tax Compliance Certificate

Exhibit G – Compliance Certificate

Exhibit H-1 – Form of Guaranty (Foreign Borrower Obligations)

Exhibit H-2 – Form of Guaranty (US Borrower Obligations)

Exhibit I-1 – Form of Share Mortgage Agreement

Exhibit I-2 – Form of Pledge Agreement

v

5-YEAR REVOLVING CREDIT AGREEMENT

5-YEAR REVOLVING CREDIT AGREEMENT dated as of October 2, 2018, among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (the “Parent” or the “US Borrower”), DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company (the “Foreign Borrower”), the LENDERS party hereto, the ISSUING BANKS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

In consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning set forth in Section 2.20(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” at any time shall equal the sum of the Commitments of all Lenders at such time. The Aggregate Commitment on the Effective Date is $950,000,000.

“Agreed Currency” means Dollars and, subject to Section 1.05, (a) British Pounds Sterling, (b) Brazilian Reais, (c) Mexican Pesos, (d) Norwegian Kroner, (e) Malaysian Ringgit, (f) Indonesian Rupiah and (g) with respect to any Issuing Bank that consents to any other Eligible Currency in accordance with Section 1.05(b), such other Eligible Currency.

“Agreement” means this 5-Year Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented, or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) Daily One-Month LIBOR plus 1%; provided that, in each case, if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of the Borrowers’ Subsidiaries, any Lender, any Issuing Bank, any Co-Documentation Agent, any Co-Syndication Agent, any Joint Lead Arranger, or the Administrative Agent, in each case from time to time concerning or relating to bribery or corruption, including the United Kingdom Bribery Act of 2010 and the FCPA.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments, reductions or increases.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan, Performance Letter of Credit, or Financial Letter of Credit, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, “Performance Letter of Credit Spread”, “Financial Letter of Credit Spread”, or “Commitment Fee Rate”, as the case may be, based upon the ratings (either express or implied) by S&P, Fitch and/or Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings (S&P/Moody’s/ Fitch):	Commitment Fee Rate	ABR Spread	Eurodollar Spread	Performance Letter of Credit Spread	Financial Letter of Credit Spread
Category 1 ≥BB+/Ba1/BB+	0.375%	1.750%	2.750%	1.375%	2.750%
Category 2 BB/Ba2/BB	0.500%	2.000%	3.000%	1.500%	3.000%
Category 3 BB-/Ba3/BB-	0.500%	2.250%	3.250%	1.625%	3.250%
Category 4 B+/B1/B+	0.625%	2.500%	3.500%	1.750%	3.500%
Category 5 B/B2/B	0.700%	3.000%	4.000%	2.000%	4.000%
Category 6 <B/B2/B	0.700%	3.250%	4.250%	2.125%	4.250%

The Applicable Rate shall be determined based on the rating as determined by either S&P, Fitch or Moody’s of the Parent’s Index Debt. If at any time there is a split among the ratings by S&P, Fitch and Moody’s such that all three ratings fall in different Categories, the applicable Category shall be determined by the ratings that is neither the highest nor the lowest of the three ratings, and if at any time there is a split among ratings by S&P, Fitch and Moody’s such that two of such ratings are in one Category (the “Majority Level”) and the third rating is in a different Category, the applicable ratings shall be at the Majority Level. In the event that the Parent shall maintain ratings from only two of S&P, Moody’s and Fitch and the Parent is split-rated and the ratings differential is one level, the higher ratings will apply and if the ratings differential is two levels or more, the level one level lower than the higher rating will apply. If at any time Parent does not have a rating from at least one of S&P or Moody’s, the applicable Category shall be set at Category 6. If the rating system of S&P, Fitch or Moody’s shall change in such a way that the ratings set forth in the chart above are no longer useful, in the Administrative Agent’s reasonable judgment, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agencies or if no such agency is in the business of rating corporate debt obligations, at a level determined in the Administrative Agent’s reasonable discretion.

“Approved Affiliate” means a Person that (a) is directly or indirectly wholly-owned by the Parent but is not directly or indirectly owned by any other Loan Party, and (b) does not directly own any Rig.

“ASC 815” means Accounting Standards Codification 815, Derivatives and Hedging, of the Financial Accounting Standards Board, along with any interpretations, implementation guides and technical or practice bulletins from time to time relating thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a permitted assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between a Borrower and the Swingline Lender.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, required cash collateral) held on the balance sheet of, or controlled by, or held for the benefit of, any Loan Party or any Subsidiaries other than (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Loan Party or such Subsidiary to unaffiliated third parties and for which such Loan Party or such Subsidiary has issued checks or has initiated wires or ACH transfers in order to pay such amounts, (b) any cash of any Loan Party or any Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by an unaffiliated third party,

(c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (d) net cash proceeds of issuances of, or capital contributions on account of, Equity Interests of the Parent (other than Disqualified Capital Stock) set aside and segregated to be used to consummate one or more acquisitions, other investments or Redemptions of Indebtedness permitted under this Agreement, to fund a Restricted Payment pursuant to Section 6.06(a) or to fund capital expenditures, in each case, within 90 days of receipt of such proceeds, (e) net cash proceeds of a casualty event that are set aside and segregated to be used to repair, alter, improve or replace any capital assets affected by such casualty event within 365 days of receipt of such proceeds (or such longer period as agreed by the Administrative Agent in its sole discretion), (f) net cash proceeds of Permitted Refinancing Indebtedness set aside and segregated to pay the Indebtedness refinanced thereby within 90 days of receipt of such proceeds, (g) net cash proceeds of Indebtedness permitted under this Agreement set aside and segregated to be used to consummate one or more acquisitions or other investments permitted under this Agreement within 90 days of receipt of such proceeds, and (h) cash and Cash Equivalents in Excluded Accounts; provided, that any such net cash proceeds described in clauses (d) through (g) above which are not so used within such applicable specified period for the purpose for which they were set aside, shall cease to be excluded from the definition of “Available Cash” at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Security Industry and Financial Markets Association.

“Beneficial Ownership Regulation” mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means either the US Borrower or the Foreign Borrower, as the case may be, and “Borrowers” means, collectively, the US Borrower and the Foreign Borrower.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in either Houston, Texas or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the recorded liability thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account in which the Administrative Agent has a valid and perfected security interest and which is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent containing cash deposited by or on behalf of a Borrower pursuant to the terms of this Agreement to be maintained with the Administrative Agent in accordance with Sections 2.05(j) and 5.09.

“Cash Collateralize” means to deposit in the Cash Collateral Account, pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Lender Parties, as collateral for the Obligations or obligations of Lenders to fund participations in respect of LC Exposure or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Swingline Lender and each applicable Issuing Bank shall agree in their sole discretion, other credit support or property (and if such other credit support or property is provided under Section 5.09, if the Required Lenders agree in their sole discretion), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Swingline Lender and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(i) debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;

(ii) commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s, or A1 by S&P;

(iii) certificates of deposit, demand deposits, Eurodollar time deposits, time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any Lender or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $1,000,000,000;

(iv) corporate bonds, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s, or AAA by S&P, with maturities of no more than two years from the date of acquisition;

(v) repurchase agreements secured by debt securities of the type described in part (i) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $1,000,000,000; and

(vi) investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (i), (ii), and (iii) of this definition.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Parent or any Subsidiary thereof.

“Cash Management Bank Obligations” means all obligations of the Parent or any Subsidiary thereof arising from time to time under any Cash Management Agreement with a Cash Management Bank; provided, that if such Cash Management Bank ceases to be a Lender or Affiliate of a Lender hereunder, the Cash Management Obligations owed to such Cash Management Bank shall cease to be Cash Management Bank Obligations and shall no longer be secured or guaranteed hereunder or under any other Loan Document.

“Cash Management Services” means cash management services, such as treasury, depository, overdraft, credit or debit card, electronic funds transfer, or other cash management arrangements.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“CFC” has the meaning set forth in Section 9.22(a).

“Change in Control” means (a) any Person other than Permitted Holders owns, directly or indirectly, beneficially or of record, or has the power to vote or direct the voting of, Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) Permitted Holders cease to own, directly or indirectly, beneficially or of record, or have the power to vote or direct the voting of, Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, or (c) any Loan Party ceases to be a Wholly-Owned Subsidiary of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Person that becomes a Lender after the date hereof, after the date on which such Person becomes a Lender), of any of the following: (a) the adoption or implementation of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority having authority over any Lender or any Issuing Bank or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority having authority over any Lender or any Issuing Bank; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CI Lender” has the meaning set forth in Section 2.02(a).

“CNTA Threshold” means, at any time, the amount of Obligations that would be permitted to be incurred by the Loan Parties and secured at such time without requiring equal and ratable or other liens to be granted pursuant to the Indenture or any other document governing Indebtedness of the Parent or any of its Subsidiaries, including pursuant to the 10% Consolidated Net Tangible Assets lien basket in the Indenture, and in each case giving effect to any usage of baskets for debt and liens in the Indenture or such other document.

“Co-Documentation Agents” means Citigroup Global Markets Inc., SunTrust Bank, Barclays Bank PLC, and MUFG Bank, Ltd., each in its capacity as a co-documentation agent for the Lenders hereunder, together with its successors in such capacity.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and HSBC Securities (USA) Inc., each in its capacity as a co-syndication agent for the Lenders hereunder, together with its successors in such capacity.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, any successor statute and the rules, regulations and published interpretations thereof.

“Collateral” means all “Collateral” as defined or described in any Security Document, including the Pledged Collateral and the Share Mortgage Collateral.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.02, (b) reduced or terminated from time to time pursuant to Section 2.08 or Section 2.19, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.01(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Financial Officer of the Parent in substantially the form as Exhibit G, or otherwise satisfactory to the Administrative Agent in its sole discretion.

“Computation Date” means (a) if any Foreign Currency L/C is issued on the Effective Date, the Effective Date and (b) so long as any Foreign Currency L/C issued hereunder is outstanding, (i) the last Business Day of each week, (ii) the date a draw is funded on any Foreign Currency L/C, (iii) the date of any proposed Borrowing or proposed issuance or increase of a Foreign Currency L/C, (iv) the date of any increase or reduction of Commitments, and (v) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require.

“Confidential Information Memorandum” means the Lender Presentation dated August 23, 2018, relating to the Parent and the Transactions.

“Consolidated Indebtedness” means, at the date of any determination thereof, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Assets” means, at the date of any determination thereof, an amount equal to the aggregate book value of the assets of the Parent and its Subsidiaries, minus all current liabilities of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at the date of any determination thereof, stockholders’ equity of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at the date of any determination thereof, the sum of (a) Consolidated Net Worth, minus (b) the net book value of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Applicable Percentage of the principal amount of the outstanding Revolving Loans, (b) such Lender’s Applicable Percentage of the LC Exposure and (c) such Lender’s Applicable Percentage of the Swingline Exposure.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Parent, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent in form and substance satisfactory to the Administrative Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (iii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Parent, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Lender” has the meaning assigned to such term in Section 2.19(c).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2017, the Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and as set forth in Schedule 3.07.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the obligor with respect thereto to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the obligor with respect thereto may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all outstanding advances under this Agreement, termination in whole of the Commitments, and the termination, expiration, or Cash-Collateralization of, or the making of other arrangements acceptable to the applicable Issuing Bank with respect to, all Letters of Credit issued under this Agreement.

“Disqualified Lender” means each of those Persons set forth in the list delivered by the Parent to the Administrative Agent and the Lenders prior to the Effective Date and the Affiliates of the Persons set forth in such list that are clearly identifiable solely on the basis of the similarity of their name to an entity on the list delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined as of the most recent Computation Date).

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by the applicable Issuing Bank for issuing letters of credit or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).

“Environmental Laws” means all federal, state, and local laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued,

promulgated or entered into by any Governmental Authority, and relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) generation, manufacture, handling, distribution in commerce, use, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of Hazardous Materials; (c) exposure of any Person or Property to Hazardous Materials; or (d) the safety or health of employees.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means with respect to any Person, any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” means, (a) for any interest calculation with respect to an ABR Loan on any date, (i) the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the rate per annum as announced by the ICE Benchmark Administration Limited, a United Kingdom company (“ICE”) (or a successor thereto if ICE is no longer making such rates available) as reasonably determined by the Administrative Agent, at approximately 11:00 a.m., London, England time (or as soon thereafter as practicable) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination, and (b) in determining the Eurodollar Rate for all other purposes, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the rate per annum as announced by ICE (or a successor thereto if ICE is no longer making such rates available) as reasonably determined by the Administrative Agent, at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on the date that is two Business Days before the first day of the applicable Interest Period as the London Interbank Offered Rate, for deposits in Dollars for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), and subject to clause (b) of Section 2.14, the Eurodollar Base Rate shall then be the rate reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loans being made, continued or converted by the Lenders and with a term equivalent to such Interest Period are offered to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Each calculation by the Administrative Agent of Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, (x) in no event shall the Eurodollar Base Rate be less than 0% and (y) in no event shall any Replacement Rate be less than 0%. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.14(b), in the event that a Replacement Rate with respect to a Eurodollar Base Rate is implemented, then all references herein to the Eurodollar Base Rate shall be deemed references to such Replacement Rate (including with respect to any determination of the Eurodollar Rate including in connection with a determination of Daily One-Month LIBOR).

“Eurodollar Rate” means a rate per annum, which shall not be less than zero, determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any Interest Period for all Eurodollar Borrowings comprising part of the same Borrowing, the reserve percentage (expressed as a decimal, carried out to five decimal places) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

and

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess” has the meaning set forth in Section 2.11(c).

“Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Equivalent with respect to any Foreign Currency on such date or any calculation of the Foreign Currency Equivalent on such date, the Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 12:00 noon local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Accounts” means deposit or securities accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes a violation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes a violation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes either imposed on or with respect to any Recipient or which are required to be withheld or deducted from a payment to any Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Legal Requirements of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction (or any political subdivision thereof) imposing such Taxes, or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Loan or Commitment pursuant to any Legal Requirement in effect on the date on which (i) such Lender acquires such interest in any Loan or Commitment (other than pursuant to an assignment request under Section 2.19 hereof), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to or resulting or arising from such Recipient’s failure to comply with Section 2.17(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder and any official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any Legal Requirement or official practice adopted pursuant to any such intergovernmental agreement.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum calculated by the New York Federal Reserve Bank based on such day’s federal funds transactions with members of the Federal Reserve System (as determined in such manner as the New York Federal Reserve Bank shall set forth on its public website from time to time) and published on the Business Day next succeeding such day, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (a) that certain engagement letter dated August 31, 2018, among the US Borrower, the Foreign Borrower, and Wells Fargo Securities, LLC and (b) such other letter or letters signed by the US Borrower and/or the Foreign Borrower from time to time that set forth fees to be paid by the US Borrower and/or the Foreign Borrower in connection with this Agreement, in each case, as the same may be amended, modified, supplemented, or restated.

“Financial Covenants” means the covenants contained in Sections 6.09 and 6.10 of this Agreement.

“Financial Letter of Credit” means each Letter of Credit that is not a Performance Letter of Credit.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.

“Fleet Status Certificate” means a certificate delivered by a Responsible Officer of the Parent to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Parent, any of its Subsidiaries, or any Local Content Entity prepared on the same basis, and in substantially the same form, substance and detail (subject to the deletion of pricing information) as the fleet status report most recently posted to the Parent’s website prior to the Effective Date, and, in any case, indicating for each such Rig, its name, fleet status, and contract status (with contract term indicated), as applicable.

“Foreign Borrower” means Diamond Foreign Asset Company, a Cayman Islands exempted company.

“Foreign Currency” means any currency other than Dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined as of the most recent Computation Date).

“Foreign Currency L/C” means any Letter of Credit issued or deemed issued hereunder which is denominated in any Foreign Currency.

“Foreign Guarantors” means, collectively, (a) the Parent, (b) Diamond Offshore Services Company, a Delaware corporation, (c) any additional “Borrower” and each current and future “Guarantor” under and as defined in the Non-Extended Facility, if any (it being understood that if any such “Borrower” or “Guarantor” is released as a “Borrower” or “Guarantor” in accordance with the terms of the Non-Extended Facility, such Person shall also be released as a Guarantor under this Agreement so long as the Borrowers are in Pro Forma Compliance with each Guarantee Ratio and the US Sub-Facility Limit (as demonstrated in a Compliance Certificate with respect to such Guarantee Ratios and US Sub-Facility Limit signed by a Responsible Officer of the Parent dated as of the date of such release)), and (d) each other Subsidiary of the Parent that is required to be a Guarantor to ensure compliance with each of the Guarantee Ratios; provided that each of the foregoing entities shall only constitute a Foreign Guarantor to the extent that such entity has entered into and is then bound by a Guaranty.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Legal Requirements of a jurisdiction other than that in which such Borrower is resident for Tax purposes.

“Foreign Loan Party” has the meaning set forth in Section 9.24.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure in connection with Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Ratios” means, collectively, the financial covenants set forth in Section 6.10.

“Guarantee Ratio Cure Period” has the meaning set forth in Section 5.11(a).

“Guaranties” means, collectively, (a) each Guaranty executed by one or more Persons, substantially in the form attached as Exhibit H-1 or Exhibit H-2, as applicable, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, and (b) any other guaranty agreements or joinders or supplements thereto executed in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of both clause (a) and clause (b), as the foregoing may be amended, supplemented or otherwise modified from time to time; and “Guaranty” means any of the Guaranties individually.

“Guarantors” means, at any time, collectively, the US Guarantors and the Foreign Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning set forth in Section 2.02(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall exclude Non-Recourse Indebtedness incurred by the Parent or any of its Subsidiaries after the Effective Date (or, in the case of Non-Recourse Indebtedness assumed in connection with an acquisition by the Parent or any of its Subsidiaries after the Effective Date, in existence on the date of such acquisition) that, to the extent secured, is secured only by a Lien in specified assets (x) acquired by the Parent or any Subsidiary after the Effective Date and (y) acquired with the proceeds of such Non-Recourse Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document, and (b) to the extent not described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indenture” means that certain Indenture, dated as of February 4, 1997, between the US Borrower and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to The Chase Manhattan Bank), as Trustee, as supplemented and amended by each of the Supplemental Indenture thereto dated as of February 4, 1997, the Second Supplemental Indenture thereto dated as of June 6, 2000, the Third Supplemental Indenture thereto dated as of April 11, 2001, the Fourth Supplemental Indenture thereto dated as of August 27, 2004, the Fifth Supplemental Indenture thereto dated as of June 14, 2005, the Sixth Supplemental Indenture thereto dated as of May 4, 2009, the Seventh Supplemental Indenture thereto dated as of October 8, 2009, the Eighth Supplemental Indenture thereto dated as of November 5, 2013, and the Ninth Supplemental Indenture thereto dated as of August 15, 2017.

“Index Debt” means senior, unsecured, non-credit enhanced long-term indebtedness for borrowed money of the Parent that is not guaranteed by any other Person.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or such other period as the applicable Borrower may request, unless funds are not available to one or more Lenders for such proposed period) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or deemed made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Person” means, with respect to any Equity Interests of the Parent, a Person that has, at the time it acquires such Equity Interests or the power to vote or direct the voting of such Equity Interests, issued unsecured senior debt (that is not guaranteed or supported by third-party credit enhancement) that has (a) a rating from S&P of A or above and (b) a rating from Moody’s of A2 or above.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Wells Fargo, JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association, MUFG Bank, Ltd., and Barclays Bank PLC, and any other Lender designated as an Issuing Bank by the Parent with the consent of such Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), in each case, in its capacity as an issuer of any Letter of Credit hereunder. Each Issuing Bank may, with the consent of the applicable Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., HSBC Securities (USA) Inc., Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Barclays Bank PLC and MUFG Bank, Ltd., each in its capacity as a joint lead arranger hereunder.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the Dollar Equivalent of the total LC Exposure at such time.

“Legal Requirement” means any law, statute, ordinance, decree, code, act, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X, whether now or hereafter in effect.

“Lender Parties” means the Administrative Agent, the Swingline Lender, each Issuing Bank, and the Lenders.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 of this Agreement, as extended or otherwise modified from time to time by the Issuing Bank that issued such letter of credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Requests, letter of credit applications and all amendments, supplements, or other modifications of the foregoing, and agreements, documents, and instruments entered into in connection therewith.

“Letter of Credit Maximum Amount” means $250,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit (including amounts for which a notice of a drawing has been submitted but not yet paid) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.05(d).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Letter of Credit Request” means a letter of credit request signed by a Borrower in substantially the same form as Exhibit C-2 or such other form as shall be reasonably approved by the Administrative Agent.

“Loan Documents” means this Agreement, the Notes, if any, the Letters of Credit, if any, the Letter of Credit Requests, if any, the Guaranties, the Security Documents, the Fee Letters, any account control agreement contemplated by the definition of Cash Collateral Account, any AutoBorrow Agreement, the Notices of Borrowing, any amendment of or consent or waiver under the foregoing, and each other agreement, instrument or document executed and delivered at any time in connection with this Agreement that the Administrative Agent and the Parent designate in writing as a “Loan Document.”

“Loan Party” means each of the Borrowers and Guarantors, and “Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans (including Revolving Loans and Swingline Loans) made by the Lenders or the Swingline Lender to the Borrowers pursuant to this Agreement.

“Local Content Entity” means any Affiliate of the Parent (a) that owns a Rig and (b) the capital stock or other Equity Interests of which is jointly owned by the Parent or any Subsidiary (or Subsidiaries) and any other Person (or Persons), but only to the extent such ownership of capital stock or other Equity Interests by such other Person (or Persons) is required or necessary under local law or custom as a condition for the operation of such Rig in such jurisdiction.

“Marketed Rig” means a Rig that is (a)(i) operating under or otherwise subject to a valid third-party drilling contract, drilling services agreement, charter or similar agreement or (ii) actively marketed for employment and (b) not classified in the most recent of (i) the fleet status report most recently posted to the Parent’s website or (ii) Fleet Status Certificate most recently delivered, as cold stacked, held for sale, or another non-marketable classification, as mutually agreed between the Parent and Administrative Agent. Notwithstanding the foregoing, the Ocean Onyx Rig shall also be deemed to constitute a “Marketed Rig” for a period of twelve (12) months after the Effective Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition of the Parent and the Subsidiaries taken as a whole, or (b) the ability of any Borrower, individually, or the Loan Parties, taken as a whole, to perform any of their payment obligations under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the net obligations in an amount equal to (i) if such Swap Agreement has been terminated, the termination value thereof, or (ii) if such Swap Agreement has not been terminated, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreement.

“Maturity Date” means the earliest of (a) October 2, 2023,(b) the termination in whole of the Commitments pursuant to Section 2.08, and (c) the date on which the Loans have become due and payable pursuant to Section 7.02 or Section 7.03.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, with respect to any Subsidiary at the date of any determination thereof, stockholders’ equity of such Subsidiary, determined in accordance with GAAP.

“New Funds Amount” has the meaning set forth in Section 2.02(d).

“New Guarantor Documentation” means, with respect to any Person that is becoming a Guarantor hereunder, the following:

(a) a Guaranty duly executed and delivered by a Responsible Officer of such Person, or in the case of a company incorporated under the laws of the Cayman Islands, a director of such Person;

(b) a secretary’s certificate of such Person, or in the case of a company organized or incorporated under the laws of the Cayman Islands, a director’s certificate of such Person, certifying such Person’s (i) officers’ incumbency and/or directors’ incumbency (as applicable), (ii) authorizing resolutions, and (iii) organizational and governing documents;

(c) if applicable, certificates of existence, good standing and qualification or such corresponding certificates or other documents from officials or agencies of such Person’s jurisdiction of organization or incorporation, which certificates shall be dated a date not earlier than 30 days prior to the date such Guaranty is delivered;

(d) favorable legal opinions of outside counsel, local counsel, and/or the general counsel for such Person, in form and substance, and covering such matters as are, reasonably satisfactory to the Administrative Agent;

(e) if such Person is not organized under the laws of a State of the United States, evidence of appointment by such Person of the Process Agent as its domestic process agent in accordance with Section 9.24;

(f) documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act; and

(g) such other documentation and conditions as are reasonably requested by the Administrative Agent and reasonable and customary under applicable Legal Requirements or custom in connection with a Guaranty by a Foreign Loan Party.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extended Credit Agreement” means that certain 5-Year Revolving Credit Agreement dated as of September 28, 2012, among Diamond Offshore Drilling, Inc., as a borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender, as amended, restated, amended and restated, supplemented, or otherwise modified, including as amended by that certain Non-Extended Facility Amendment.

“Non-Extended Facility” means the credit facility evidenced by the Non-Extended Credit Agreement.

“Non-Extended Facility Aggregate Credit Exposure” means, as of the date of determination, the sum of (a) the aggregate outstanding principal amount of all loans under the Non-Extended Facility, plus (b) the aggregate unpaid amount of all payment obligations under drawn letters of credit under the Non-Extended Facility, plus (c) the aggregate undrawn amount of letters of credit outstanding under the Non-Extended Facility.

“Non-Extended Facility Amendment” means that certain Amendment No. 6 and Consent to Credit Agreement and Successor Agency Agreement dated as of the Effective Date, among the “Administrative Agent”, the “Required Lenders”, and the “Parent”, in each case under and as defined in the Non-Extended Credit Agreement immediately prior to giving effect to the amendments contained therein, which shall, among other things (1) permit the non-pro rata commitment reductions thereunder substantially simultaneously with the effectiveness of this Agreement, (2) reduce the commitments of the Lenders under the Non-Extended Facility to zero, (3) terminate the obligations of each “Issuing Bank” (as defined in the Non-Extended Credit Agreement) that is a Lender under this Agreement to issue letters of credit under the Non-Extended Facility, (4) permit this Agreement, the Loans hereunder, and the Liens securing the Obligations, (5) provide for the resignation of Wells Fargo as administrative agent under the Non-Extended Facility, and (6) provide for the appointment of a new administrative agent under the Non-Extended Credit Agreement.

“Non-Recourse Indebtedness” means any Indebtedness (for this purpose, excluding the last sentence of the definition of “Indebtedness”) of any Person in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Person to be performed, satisfied, and paid only out of, certain specified property or assets of such Person and (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to any Borrower, any Subsidiary or any of their property or assets (other than such specified assets), whether for principal, interest, fees, expenses or otherwise (except for customary “bad boy” exceptions for acts of such Person including fraud, gross negligence, willful misconduct, and unlawful acts and such other customary “bad boy” exceptions as are reasonably acceptable to the Administrative Agent).

“Non-U.S. Borrower” has the meaning set forth in Section 2.15(a).

“Notice” has the meaning set forth in Section 9.01(b)(ii).

“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).

“Note” means any Revolving Note or Swingline Note.

“Obligations” means (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications and other amounts now or hereafter owed by the Loan Parties (or any Loan Party) to the Lenders, the Swingline Lender, the Issuing Banks or the Administrative Agent under this Agreement and the other Loan Documents (including the LC Exposure), including the Letter of Credit Obligations, (b) obligations of the Parent or any Subsidiary under any Swap Agreement with a Swap Counterparty that is entered into while such Swap Counterparty is a Lender or an Affiliate of a Lender, (c) Cash Management Bank Obligations, (d) all interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such fees are allowed claims in such proceeding, and (e) any increases, extensions and rearrangements of any of the foregoing obligations under any amendments, supplements and other modifications of the documents and agreements creating those obligations. Notwithstanding anything to the contrary contained herein, “Obligations” shall not include Excluded Swap Obligations.

“Ocean Onyx Rig” means the Rig currently referred to as the Ocean Onyx, as such Rig may be renamed from time to time.

“Ocean Valiant Rig” means the Rig currently referred to as the Ocean Valiant, as such Rig may be renamed from time to time.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Borrower Obligations” has the meaning set forth in Section 9.21(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, or from the receipt of or perfection of a security interest or otherwise with respect to, under any Loan Document, except any such Taxes that are Other Connection Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” has the meaning given such term in the preamble of this Agreement.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d)(iv).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment In Full” means the expiration or termination in full of the Commitments, the indefeasible payment in full of all principal, interest, fees, expenses, LC Disbursement reimbursement obligations, and other amounts owing under the Loan Documents (other than, for the avoidance of doubt, any contingent indemnity obligations that, by their express terms, survive the termination of this Agreement or any other Loan Document), and the expiration or termination of (or the making of other arrangements satisfactory to the applicable Issuing Bank with respect to) all Letters of Credit.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” means a Letter of Credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not delinquent or which thereafter can be paid without penalty, or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, workmen’s materialmen’s, maritime, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business (including those arising in the ordinary course of business in connection with rig upgrades and/or construction projects from time to time) (or deposits or pledges to obtain the release of such obligation) and securing obligations that are not overdue by more than 30 days in regard to domestic assets or 90 days in regard to international assets or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) pledges, deposits or other Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age benefits, and other social security laws or regulations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old-age pensions, social security or similar matters;

(d) deposits, pledges and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments, or in connection with surety or appeal or customs bonds or the like in connection with bonding such judgments or awards, that do not constitute an Event of Default under clause (i) of Section 7.01;

(f) easements, zoning restrictions, planning or environmental laws and municipal regulations, rights-of-way, servitudes, restrictions, conditions, covenants, exceptions and reservations and similar encumbrances on real property imposed by law or arising in the ordinary course of business and other deficiencies in title of any property or right of way that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent, any Borrower or any of their respective Subsidiaries;

(g) Liens of sellers of goods to a Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law to terminate such right, power, franchise, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(i) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended to provide collateral to the depository institution;

(k) any Lien arising hereunder or under any other Loan Document;

(l) Liens created or evidenced or resulting from financing statements regarding operating leases that are not synthetic leases filed by lessors of property (but only with respect to the property so leased); and

(m) Liens in favor of a seller on any segregated cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any executed letter of intent or purchase agreement for a purchase of assets, securities or equity permitted by this Agreement;

provided that, except as provided in clause (k) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means Loews Corporation, a Delaware corporation, any of its subsidiaries, any Investment Grade Person, or any combination thereof.

“Permitted Investment” means any of the following investments:

(a) direct general obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, but excluding any such securities whose terms do not provide for payment of a fixed Dollar amount upon maturity or call for redemption;

(b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months, overnight bank deposits, and other short-term deposit instruments, in each case with any domestic commercial bank having capital and surplus in excess of $1,000,000,000 and having a rating of at least “A2” (or the equivalent thereof) by Moody’s, at least “A” (or the equivalent thereof) by S&P; or

(c) any other short-term, marketable, investment-grade security or obligation requested by the Parent and acceptable to the Administrative Agent in its sole discretion.

“Permitted Refinancing Indebtedness” means any modification, extension, refinancing, renewal or replacement of Indebtedness that is permitted under Section 6.05 which (a) does not increase the principal amount of such Indebtedness being modified, extended, refinanced, renewed or replaced, other than amounts incurred to pay unpaid accrued interest, fees, expenses and prepayment or make-whole premiums with respect thereto, (b) with respect to any Indebtedness being modified, extended, refinanced, renewed or replaced which has an originally scheduled maturity date after the Maturity Date, does not provide for payment of the principal amount of such modified, extended, refinanced, renewed or replaced Indebtedness prior to the date that is 91 days after the Maturity Date, and (c) does not add as an obligor or guarantor any Subsidiary (or Parent) that directly owns any Rig; provided that, the Borrowers shall be in Pro Forma Compliance, after giving effect to any incurrence of such Indebtedness, the application of any proceeds resulting from the transactions occurring on such date, and the delivery of any Guaranty on such date, with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any Indebtedness in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such modification, extension, refinancing, renewal or replacement of Indebtedness occurs); provided further that, with respect to any Indebtedness that would otherwise constitute “Permitted Refinancing Indebtedness” but for a portion of such Indebtedness exceeding the limitations set forth in clause (a) above, the portion of such Indebtedness that does not exceed such limitations in clause (a) shall constitute “Permitted Refinancing Indebtedness”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(b)(i).

“Pledge Agreement” means the Pledge Agreement between the holder(s) of the Equity Interests in the Foreign Borrower and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit I-2.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office, which rate may not be the lowest rate of interest charged by such Lender to its customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Compliance” means, with respect to any Borrower’s compliance with a Guarantee Ratio, any Financial Covenant, or the US Sub-Facility Limit (each, a “Specified Test”) on any date, that such Borrower would be in compliance with such Specified Test (provided that “compliance” with the US Sub-Facility Limit means that the aggregate Credit Exposures of the Lenders to the US Borrower do not exceed the US Sub-Facility Limit) recomputed as of such date after giving effect to the event or action with respect to which such pro forma calculation is required and each other transaction occurring on such date; provided that, for purposes of any such calculation of pro forma compliance, (a) Rig Values shall be as reflected in the Rig Value Certificate most recently delivered pursuant to this Agreement (or if not delivered by the date required under this Agreement, as reasonably agreed by the Administrative Agent and the Parent) or, at the Parent’s option, may be updated to reflect then-current Rig Values certified in an updated Rig Value Certificate signed by a Responsible Officer of the Parent and delivered to the Administrative Agent, (b) the Rig Value for any Rig acquired after the date of the most recently delivered Rig Value Certificate or to be acquired on the date on which pro forma compliance is to be determined, shall be as reasonably agreed by the Parent and the Administrative Agent, (c) status as a Marketed Rig shall be determined based on the most recent of (i) the fleet status report most recently posted to the Parent’s website and (ii) the Fleet Status Certificate most recently delivered to the Administrative Agent, including, at the Parent’s option, an updated Fleet Status Certificate signed by a Responsible Officer of the Parent and delivered to the Administrative Agent, and (d) such calculation shall give pro forma effect to (i) acquisitions, dispositions, and changes in classification of Marketed Rigs and (ii) incurrences of Indebtedness by the Loan Parties, in each case on or prior to the date of such calculation.

“Process Agent” has the meaning set forth in Section 9.24.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, any Disqualified Capital Stock, or any Equity Interest that would constitute Disqualified Capital Stock but for the last sentence of such definition, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Indebtedness, Disqualified Capital Stock, or Equity Interest that would constitute Disqualified Capital Stock but for the last sentence of such definition, including for the avoidance of doubt, any conversion or exchange of convertible Indebtedness or contingent Indebtedness supporting convertible Indebtedness. “Redeem” has the correlative meaning thereto.

“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d).

“Reduction Amount” has the meaning set forth in Section 2.02(d).

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, managers and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 2.19(b).

“Replacement Rate” has the meaning set forth in Section 2.14(b).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person, or with respect to a Loan Party organized or incorporated under English law or the laws of the Cayman Islands, a director or secretary of a Loan Party. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of a Borrower.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Revolving Loan” has the meaning set forth in Section 2.01.

“Revolving Note” means a promissory note of a Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the form of Exhibit D evidencing indebtedness of such Borrower to such Lender resulting from Revolving Loans owing to such Lender.

“Rig” means any mobile offshore drilling unit (including any jack-up rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, with respect to any Rig, the net book value (determined in accordance with GAAP) of such Rig, as reflected in the Rig Value Certificate most recently delivered pursuant to Section 5.01(c) or otherwise pursuant to this Agreement; provided that, with respect to the determination of the Rig Value of any Rig acquired after the last day of the most recently ended fiscal quarter for which financial statements and a Rig Value Certificate have been delivered pursuant to this Agreement, the Rig Value of such Rig shall be as reasonably agreed by the Parent and the Administrative Agent.

“Rig Value Certificate” means a certificate signed by a Responsible Officer of the Parent certifying a listing of the Rig Value and direct owner for each Rig held by the Parent, its Subsidiaries, and its Local Content Entities, in each case as of the date of such certificate.

“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly Controlled by, or (c) a person that, to the knowledge of any Borrower, acts on behalf of a country or territory that is the subject of, or target of, comprehensive country-based Sanctions, including a Sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, in each case to the extent that such program is applicable to such agency, organization or person.

“Sanctioned Person” means, at any time, (a) a Person named at such time on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) a Person named on any other Sanctions-related list published by any relevant Sanctions authority, or (f) (i) an agency of the government that is a Sanctioned Entity, (ii) an organization Controlled by a Sanctioned Entity, or (iii) a person resident in a Sanctioned Entity, to the extent subject to a sanctions program administered by the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any other agency or subdivision thereof.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority (to the extent such sanctions do not contradict applicable legislation of the United States of America or (except with respect to sanctions imposed, administered, or enforced by the United States of America or any Governmental Authority thereof) the United Kingdom), including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the United Nations, the Norwegian State, the European Union, the Member States of the European Union, any other applicable Governmental Authority or any agency or subdivision of any of the forgoing, and shall include any regulations, rules, and executive orders issued in connection therewith (including the Trading with the Enemy Act of 1917 (50 U.S.C. app. §§ 1-44), as amended, and the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-07)).

“Secured Parties” means each Lender Party, each Swap Counterparty, each Cash Management Bank, and any other holder of any Obligations.

“Security Documents” means the Share Mortgage Agreement dated as of the Effective Date, the Pledge Agreement dated as of the Effective Date, and each other agreement or instrument to which a Borrower or any Subsidiary is a party and that purports to grant a Lien in the assets of any such person in favor of the Administrative Agent for the benefit of the Secured Parties, including any instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.13.

“Share Mortgage Agreement” means the Share Mortgage Agreement between the holder(s) of the Equity Interests in the Foreign Borrower and the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit I-1.

“Share Mortgage Collateral” means the “Mortgaged Shares” as defined in the Share Mortgage Agreement.

“Significant Subsidiary” means any Subsidiary, the Net Worth of which represents more than 10% of Consolidated Net Worth. Notwithstanding the foregoing, each Person who is from time to time a Loan Party shall be deemed a Significant Subsidiary.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the property of such Person is greater than the total amount of debts and other liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including contingent liabilities) as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction for which such Person’s property would, as of such date, constitute unreasonably small capital.

“Specified Acquired Rig” means any Rig that (a) is acquired by the Parent, any of its Subsidiaries, or a Local Content Entity after the Effective Date (including by acquiring the entity that owns such Rig), and (b) secures, or is owned by a Person that is an obligor under, Indebtedness that is (i) permitted by Section 6.05(g) and (ii) prohibits the direct owner of such Rig from becoming a Guarantor under this Agreement.

“Specified Foreign Loan Parties” means (a) the Foreign Borrower, (b) any Foreign Guarantor that is a wholly owned Subsidiary of the Foreign Borrower, and (c) any Foreign Guarantor that directly or indirectly owns 100% of the Equity Interests in the Foreign Borrower.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified herein, all references herein to a Subsidiary shall be deemed to be references to a Subsidiary of the Parent.

“Surplus Guarantor” has the meaning set forth in Section 5.11(d).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no stock option plan or stock appreciation right or phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Affiliate of a Borrower shall be a Swap Agreement.

“Swap Counterparty” means any Person that enters into a Swap Agreement with any Loan Party or any of its Subsidiaries while such Person is a Lender or an Affiliate of a Lender.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing consisting of Swingline Loans made by the Swingline Lender pursuant to Section 2.10 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means the Person acting as the Administrative Agent from time to time (acting in its capacity as the Lender of Swingline Loans hereunder), which shall be Wells Fargo on the Effective Date.

“Swingline Loan” means any loan made by the Swingline Lender to any Borrower pursuant to Section 2.10.

“Swingline Note” means the promissory note made by a Borrower, payable to the order of the Swingline Lender, in substantially the form of Exhibit E, as applicable, evidencing the indebtedness of such Borrower to the Swingline Lender resulting from Swingline Loans.

“Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) 10 Business Days following the date such Swingline Loan is made, and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) 10 Business Days following the date such Swingline Loan is made and (ii) the Maturity Date.

“Swingline Sublimit Amount” means, at any time, an amount equal to $100,000,000; provided that, on and after the Maturity Date, the Swingline Sublimit Amount shall be zero.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) Consolidated Indebtedness as of such date plus (b) Consolidated Tangible Net Worth as of such date.

“Transactions” means the execution, delivery and performance by the Borrowers of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“United States Person” or “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(g)(ii)(B).

“US Borrower” has the meaning given such term in the preamble of this Agreement.

“US Guarantors” means, at any time, collectively, (a) Diamond Offshore Services Company, a Delaware corporation, (b) Diamond Rig Investments Limited, an English company, and (c) each other Subsidiary of the US Borrower that guarantees any Obligations of the US Borrower after the Effective Date; provided that, each of the foregoing entities shall only constitute a US Guarantor to the extent that such entity has entered into and is then bound by a Guaranty.

“US Sub-Facility Limit” shall have the meaning set forth in Section 2.01(b).

“Use of Proceeds Certificate” means, with respect to any Loan, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a Responsible Officer of the applicable Borrower (a) describing the intended use of proceeds of such Loan, which shall be a purpose permitted by Section 5.08, and (b) certifying that the proceeds of the applicable Loan will be used for such described use within five Business Days after the making of such Loan, or will otherwise be repaid to the extent required pursuant to Section 2.11(c)(iii).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned Subsidiary” means any Person all of whose issued and outstanding shares of capital stock are owned by the Parent directly or indirectly through one or more other Persons all of whose issued and outstanding shares of capital stock are owned, directly or indirectly, by the Parent, other than, in the case of any Subsidiary that is not organized under the laws of any political subdivision of the United States, with respect to any directors’ qualifying shares required by the laws of the jurisdiction where such Subsidiary is organized.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower, as applicable, and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any rating by any rating agency shall be construed to refer to such rating or its equivalent under any successor rating categories of such rating agency and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Foreign Currency.

(a) Exchange Rates; Currency Equivalents.

(i) On each Computation Date, the Administrative Agent shall determine the Exchange Rate with respect to each Foreign Currency in which any LC Exposure or any of the then outstanding Foreign Currency L/Cs are denominated, as of such Computation Date and notify the Issuing Banks and the Parent in writing of the effective Exchange Rate with respect to such Foreign Currency. The Exchange Rate with respect to such Foreign Currency so determined shall become effective as of such Computation Date and shall remain effective until the next succeeding Computation Date. Except for purposes of financial statements delivered by the Parent hereunder or calculating Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(ii) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be, with respect to such Foreign Currency L/C, the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(b) Agreed Currencies.

(i) A Borrower may from time to time request that Letters of Credit be issued in any Agreed Currency. The issuance, increase or extension of any Foreign Currency L/C (other than those denominated in an Agreed Currency) shall be subject to the approval of the applicable Issuing Bank.

(ii) The applicable Borrower may request that the Administrative Agent and an Issuing Bank designate any Eligible Currency as an Agreed Currency and such request shall be made to such Issuing Bank and the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of any desired issuance of a Letter of Credit in any such Eligible Currency (or such other time or date as may be agreed by the Administrative Agent and such Issuing Bank in their sole discretion). Each of the Administrative Agent and the applicable Issuing Bank shall notify the applicable Borrower whether it consents, in its sole discretion, to designate such Eligible Currency as an Agreed Currency.

(iii) Any failure by an Issuing Bank or the Administrative Agent to respond to such request prior to 10 Business Days after such request shall be deemed to be a refusal by such Issuing Bank or the Administrative Agent to permit Letters of Credit to be issued in such requested currency. If an Issuing Bank and the Administrative Agent consent to such designation of the requested Eligible Currency as an Agreed Currency, such currency shall be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank.

(iv) If, after the designation of any Foreign Currency as an Agreed Currency (including any designation thereof on the date hereof and any other designations made pursuant to this Section 1.05(b)), (A) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (B) such currency, in the reasonable determination of the Administrative Agent or the applicable Issuing Bank, no longer qualifies as an “Eligible Currency” or (C) in the reasonable determination of the Administrative Agent or the applicable Issuing Bank, a Dollar Equivalent of such currency is not readily calculable, then (1) the Administrative Agent (or if applicable, the applicable Issuing Bank) shall promptly notify the applicable Borrower (and, in the case of a determination made by an Issuing Bank, the Administrative Agent), and (2) such currency shall no longer be an Agreed Currency until such time as the Administrative Agent or such Issuing Bank, as applicable, as provided herein, agrees to reinstate such currency as an Agreed Currency.

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the rates in the definition of, or otherwise calculated in reference to, “Eurodollar Base Rate”.

ARTICLE II

The Credits

Section 2.01 Commitments.

(a) Foreign Borrower. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (each a “Revolving Loan”) in Dollars to the Foreign Borrower from time to time on any Business Day during the Availability Period in an aggregate outstanding principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the aggregate Credit Exposures of all Lenders exceeding the Aggregate Commitment in effect at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Foreign Borrower may borrow, prepay and reborrow Revolving Loans.

(b) US Borrower. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the US Borrower from time to time on any Business Day during the Availability Period in an aggregate outstanding principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, (ii) the aggregate Credit Exposures of all Lenders exceeding the Aggregate Commitment in effect at such time, or (iii) the aggregate Credit Exposures of all Lenders to the US Borrower exceeding the US Sub-Facility Limit (as defined below) on such date. Within the foregoing limits and subject to terms and conditions set forth herein, the US Borrower may borrow, prepay, and reborrow Revolving Loans. “US Sub-Facility Limit” means, on any date of calculation, an amount equal to (i) forty percent (40%) of the aggregate Rig Values of all Marketed Rigs directly and wholly owned by US Guarantors on such date, minus (ii) the aggregate outstanding amount of Indebtedness of the US Borrower and the US Guarantors on such date that is secured by a Lien, or has as an obligor (whether primary or contingent) any Subsidiary that directly owns a Rig (or the Parent, if it directly owns any Rig), excluding for purposes of such calculation any guaranties of Indebtedness of the Foreign Borrower’s Obligations under the Loan Documents; provided, that for purposes of calculating the US Sub-Facility Limit, (A) Rig Values shall be as reflected in the Rig Value Certificate most recently delivered to the Administrative Agent pursuant to this Agreement (or, if not delivered by the date required under this Agreement, as reasonably agreed by the Administrative Agent and the Parent) or, at the Parent’s option, may be updated to reflect then-current Rig Values certified in an updated Rig Value Certificate signed by a Responsible Officer of the Parent and delivered to the Administrative Agent, (B) the Rig Value for any Rig acquired after the date of the most recently delivered Rig Value Certificate or to be acquired on the date on which the US Sub-Facility Limit is to be determined, shall be as reasonably agreed by the Parent and the Administrative Agent, (C) status as a Marketed Rig shall be determined based on the most recent of (1) the fleet status report most recently posted to the Parent’s website and (2) the Fleet Status Certificate most recently delivered to the Administrative Agent, including, at the Parent’s option, an updated Fleet Status Certificate signed by a Responsible Officer of the Parent and delivered to the Administrative Agent, and (D) such calculation shall give pro forma effect to (1) acquisitions, dispositions, and changes in classification of Marketed Rigs and (2) incurrences of Indebtedness by the US Borrower and US Guarantors, in each case on or prior to the date of such calculation.

Section 2.02 Commitment Increase.

(a) General. Subject to the terms and conditions set forth herein, the Parent shall have the right, without the consent of the Lenders, from time to time prior to the Maturity Date to cause an increase in the Aggregate Commitment (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are not Persons described in Section 9.04(b)(v) (each, a “CI Lender”) or by allowing one or more existing Lenders (other than a Defaulting Lender) to increase their respective Commitments (each, an “Increasing Lender”); provided that (i) both before and immediately after giving effect to such Commitment Increase, no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $25,000,000, (iii) the aggregate amount of all such Commitment Increases shall not exceed $500,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), (v) the written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank shall be required for the addition of any CI Lender (such consent not to be unreasonably withheld, conditioned, or delayed) and (vi) if, on the effective date of such increase, any Loans have been funded, then the applicable Borrowers shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.

(b) Notice. The Parent shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in substantially the form of Exhibit B attached hereto of its intention to increase the Aggregate Commitment pursuant to this Section 2.02. Each such Notice of Commitment Increase shall be signed by the Parent, the CI Lenders, the Increasing Lenders, and the persons required by Section 2.02(a)(v) and shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase and shall be at least 30 days prior to the Maturity Date, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Increasing Lender, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date.

(c) Delivery of Funds. On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the applicable Borrowers pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each Increasing Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Increasing Lender’s New Funds Amount, which amount, for each such Increasing Lender, shall constitute Loans made by such Increasing Lender to the applicable Borrowers pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment, to the extent necessary to keep the outstanding Revolving Loans ratable to reflect the revised Applicable Percentages of the Lenders arising from such increase, by the applicable Borrowers, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the applicable Borrowers shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans.

(d) Defined Terms. For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means, on any Commitment Increase Effective Date, the amount equal to the product of an Increasing Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the Aggregate Commitment after giving effect to any Commitment Increase on such Commitment Increase Effective Date, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of such Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of Borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of any Commitment Increase Effective Date as a result of the Commitment Increase occurring on such Commitment Increase Effective Date (without regard to the effect of any Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).

(e) Effect of Commitment Increase. Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each CI Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by such CI Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, (iii) each CI Lender that complies with the provisions of this Section 2.02 shall be a “Lender” for all purposes under this Agreement, (iv) all calculations and payments of interest on the Loans shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Loan made by such Lender during the relevant period of time, and (v) each Lender’s share of the LC Exposure on such date shall automatically be deemed to equal such Lender’s Applicable Percentage of the LC Exposure (such Applicable Percentage for such Lender to be determined as of such Commitment Increase Effective Date in accordance with its Commitment on such date as a percentage of the Aggregate Commitment on such date) without further action by any party.

(f) Representations and Warranties; No Default. Each Commitment Increase shall be deemed to constitute a representation and warranty by each Borrower on the applicable Commitment Increase Effective Date that, at the time of and immediately after giving effect to such Commitment Increase, (i) the representations and warranties of such Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date, and (ii) no Event of Default shall have occurred and be continuing.

(g) Conditions to Effectiveness. No Commitment Increase shall become effective until (i) the Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower dated as of the applicable Commitment Increase Effective Date (A) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such Commitment Increase, and (B) certifying that the conditions of this Section 2.02 with respect to such increase have been satisfied and (ii) the Administrative Agent shall have received such other documents reasonably requested by the Administrative Agent in connection therewith.

Section 2.03 Revolving Loans and Revolving Borrowings.

(a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required or requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04 Requests for Borrowings. To request a Borrowing (other than Swingline Borrowings, which shall be governed by Section 2.10), the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF), to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C-1. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) a certification as to whether the aggregate amount of Available Cash would exceed $500,000,000;

(e) the amount, description, and date of receipt of any net cash proceeds excluded from the calculation of “Available Cash” pursuant to clause (d), (e), (f), or (g) of the definition thereof and the intended purposes of such net cash proceeds (which shall be a purpose permitted under this Agreement);

(f) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(g) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a); and

(h) at any time prior to the termination of the Non-Extended Facility, the amount of any unused commitments to advance loans under the Non-Extended Facility.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05 Letters of Credit.

(a) General; Certain Conditions. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue Letters of Credit for the US Borrower’s or for the Foreign Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period (it being understood and agreed that (i) MUFG Bank, Ltd., as an Issuing Bank (in such capacity, “MUFG”), shall only be obligated to issue any Letters of Credit hereunder up to an amount equal to $31,250,000 (the “MUFG LC Maximum Amount”) and (ii) each Issuing Bank other than MUFG shall only be obligated to issue any Letters of Credit hereunder up to an amount equal to $54,687,500 each (being the Letter of Credit Maximum Amount, minus the MUFG LC Maximum Amount, divided by four (4), being the number of Issuing Banks other than MUFG); provided that no Letter of Credit will be issued, amended, renewed, or extended:

(i) (x) to the US Borrower, if such issuance, amendment, renewal or extension would cause (A) the total LC Exposure to exceed the Letter of Credit Maximum Amount, (B) the aggregate Credit Exposures of the Lenders to the US Borrower to exceed the US Sub-Facility Limit, (C) the sum of the aggregate Credit Exposures of all of the Lenders to exceed the Aggregate Commitment, (D) the Credit Exposure of any Lender to exceed such Lender’s Commitment, or (E) the Letter of Credit Obligations with respect to all Letters of Credit issued by any Issuing Lender to exceed the maximum amount set forth for such Issuing Lender in the lead-in to this Section 2.05(a); or (y) to the Foreign Borrower, if such issuance, amendment, renewal or extension would cause (A) the total LC Exposure to exceed the Letter of

Credit Maximum Amount, (B) the aggregate Credit Exposures of all of the Lenders to exceed the Aggregate Commitment, (C) the Credit Exposure of any Lender to exceed such Lender’s Commitment, or (D) the Letter of Credit Obligations with respect to all Letters of Credit issued by any Issuing Lender to exceed the maximum amount set forth for such Issuing Lender in the lead-in to this Section 2.05(a).

(ii) unless such Letter of Credit shall expire at or prior to the close of business on the earlier of (A) one year after the issuance or extension thereof and (B) the date that is five Business Days prior to the Maturity Date (unless the applicable Issuing Bank has consented to such later expiry date and the applicable Borrower has Cash Collateralized the applicable Letter of Credit in an amount equal to 100% of the Dollar Equivalent of the face amount of such Letter of Credit on or before five Business Days prior to the Maturity Date);

(iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank issuing such Letter of Credit in its sole discretion;

(iv) unless, if requested by the Issuing Bank issuing such Letter of Credit, the applicable Borrower has delivered to such Issuing Bank a letter of credit application; provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application, the terms and conditions of this Agreement shall control;

(v) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank issuing such Letter of Credit from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(vi) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Bank issuing such Letter of Credit applicable to letters of credit generally;

(vii) if such Letter of Credit is requested to be denominated in any currency other than an Agreed Currency (or solely with respect to Letters of Credit requested from MUFG, if such Letter of Credit is requested to be denominated in Brazilian Reais);

(viii) unless such Letter of Credit is a standby letter of credit;

(ix) unless such Letter of Credit is subject to either (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Bank; or

(x) if any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s Fronting Exposure as to Letters of Credit has been fully reallocated or Cash Collateralized pursuant to Section 2.21 below or the Issuing Bank issuing such Letter of Credit has entered into other arrangements (satisfactory to it in its sole discretion) with the applicable Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

(b) Notice of Issuance, Amendment, Renewal, Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or transmit by facsimile (or electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a)(ii) of this Section), the amount of such Letter of Credit, which must be at least $100,000 (except with the consent of such Issuing Bank), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and certifying that (i) the requirements in Sections 4.02(a) and (b) have been met and (ii) the issuance, amendment, renewal or extension of such Letter of Credit complies with the requirements set forth in Section 2.05(a)(i), as applicable. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on a form agreed between such Borrower and such Issuing Bank in connection with any request for a Letter of Credit.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each Letter of Credit issued by such Issuing Bank equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (d) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (and as to any Foreign Currency L/C, in the Dollar Equivalent of the Foreign Currency paid by the Issuing Bank under such Letter of Credit, measured on the date of such payment by the Issuing Bank), either with immediately available funds or with the proceeds of a Revolving Borrowing, not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt (unless the Lenders are not obligated to make a Revolving Borrowing because the condition is Section 4.02(c) is not satisfied), or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, or if the Lenders are not obligated to make a Revolving Borrowing on the day of receipt because the condition in Section 4.02(c) is not satisfied; provided that, if such LC Disbursement is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in the Dollar Equivalent of an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(e) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit Document, or any term or provision therein;

(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(iv) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(v) the existence of any claim, set-off, defense (other than the payment or reimbursement in full of such obligations) or other right which any Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

(f) Liability. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, an unlawful act or willful misconduct on the part of any Issuing Bank (as determined in a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or, unless otherwise required by the Administrative Agent or the applicable Borrower prior to such delivery, electronic mail (PDF)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if such Borrower fails to reimburse or finance such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) Establishment of Cash Collateral Account. If the Parent or any Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.05(a)(ii), 2.05(k), 2.08(c), 2.11(c), 2.21, 5.09, 7.02, 7.03 or any other provision under this Agreement, then the Parent or such Borrower, as the case may be, and the Administrative Agent shall establish a Cash Collateral Account for the applicable Borrower and the Parent or such Borrower, as the case may be, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such Cash Collateral Account and grant the Administrative Agent a first priority, perfected security interest in such account and the funds therein. As collateral security for the payment and performance of the Obligations of the respective Borrower under this Agreement, each Borrower hereby grants to the Administrative Agent, for the benefit of the Lender Parties, a first priority security interest in such Borrower’s

Cash Collateral Account and all cash and other property from time to time deposited or held in such account(s), and all proceeds thereof, and any substitutions and replacements therefor. If at any time Cash Collateral is subject to any right or claim of any Person other than the Lender Parties as herein provided, or the aggregate amount of such Cash Collateral is less than the amount required to be deposited under this Agreement, the Parent or the relevant Borrower, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an aggregate amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lender).

(ii) Application of Funds. Moneys in such account (other than moneys required to be deposited pursuant to Section 5.09) shall be applied by the Administrative Agent to reimburse ratably the Issuing Banks for LC Disbursements with respect to the applicable Borrower for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the applicable Borrower under this Agreement. If the maturity of the Loans has been accelerated in accordance with Article VII, any and all collateral held by the Administrative Agent pursuant to Section 5.09 may be applied by the Administrative Agent to satisfy the Obligations of the Borrowers under this Agreement.

(iii) Release of Funds. If (A) with respect to Cash Collateral deposited by a Borrower pursuant to any provision of this Agreement other than Section 5.09, no Default has occurred and is continuing, or (B) with respect to Cash Collateral deposited by the Parent pursuant to Section 5.09, at any time any amount of Cash Collateral deposited by the Parent pursuant to Section 5.09 exceeds the amount from time to time expressly required to be deposited pursuant to clause (a) or (b) of such Section 5.09, then, in each case, from time to time, within three Business Days of the Parent’s written request, the Administrative Agent shall release to such Borrower any and all funds held in such Borrower’s Cash Collateral Account above the aggregate amounts then expressly required, if any, to be deposited by it and held as Cash Collateral under all relevant provisions of this Agreement.

(iv) Administration of Cash Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made, upon the direction of the applicable Borrower, in one or more Permitted Investments, at such Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(k) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within two Business Days following receipt of the written request from the Administrative Agent, each of the Borrowers shall, as applicable, deposit into such Borrower’s Cash Collateral Account an amount not less than 102% of such Issuing Bank’s Fronting Exposure in connection with Letters of Credit issued for such Borrower’s account with respect to such Defaulting Lender if, and to the extent, required by Section 2.21(a)(v).

(i) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by a Borrower under this Section 2.05(k) or by a Borrower or a Defaulting Lender under Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(ii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.05(k) or Section 2.21 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and such Issuing Bank, acting reasonably, that there exists Cash Collateral in excess of the amount required to be maintained pursuant to the terms of this Agreement; provided that, subject to Section 2.21, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other Obligations.

Section 2.06 Funding of Revolving Borrowings.

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower to the Administrative Agent in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made its Applicable Percentage of such Borrowing available to the Administrative Agent on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender, on the one hand, and the applicable Borrower, on the other hand, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections; Conversions and Continuations.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Revolving Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) General. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Optional.

(i) The Parent may at any time terminate in whole, or from time to time reduce in part the unused portion of the Aggregate Commitment, in each case on a pro rata basis among Lenders; provided that (A) each partial reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Parent shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent payment or prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the Aggregate Commitment.

(ii) The Parent shall notify the Administrative Agent of any election to terminate in whole or reduce the Aggregate Commitment under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable; provided that a notice of termination in whole of the Aggregate Commitment delivered by the Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitment shall be permanent and may not be reinstated except pursuant to Section 2.02. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

(c) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Parent, at the Parent’s election, may elect to reduce or terminate such Defaulting Lender’s Commitment hereunder; provided that (i) the Parent must elect to either terminate such Defaulting Lender’s entire Commitment or terminate such Defaulting Lender’s entire unused Commitment, (ii) if the Parent elects to terminate such Defaulting Lender’s entire Commitment, the applicable Borrower shall pay to the Administrative Agent all amounts owed by it in respect of such terminated Commitment amount to such Defaulting Lender in its capacity as a Lender under this Agreement and under the other Loan Documents and shall, to the extent such Defaulting Lender’s ratable share of the LC Exposure has not been, or has only partially been, reallocated pursuant to Section 2.21, deposit into the Cash Collateral Account Cash Collateral in the amount equal to 102% of the Fronting Exposure attributable to such Defaulting Lender, and (iii) such termination shall not be permitted if an Event of Default has occurred and is continuing. Upon written notice to the Defaulting Lender and the Administrative Agent of the Parent’s election to terminate such Defaulting Lender’s entire Commitment pursuant to this clause (c) and the payment and deposit of amounts (if any) required to be made by the Borrowers under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.15, 2.17, 8.06 and 9.03 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated in whole and (C) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except pursuant to surviving obligations (including Sections 2.17 and 9.12 and as to its indemnification obligations under Article VIII with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder), provided that any such termination will not be deemed to be a waiver or release of any claim by the Borrowers, the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender against such Defaulting Lender.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of (i) each Revolving Loan made to it on the Maturity Date and (ii) each Swingline Loan made to it on the Swingline Payment Date applicable to such Swingline Loan.

(b) Maintenance of Accounts by Lenders and Swingline Lender. Each Lender and the Swingline Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender or the Swingline Lender resulting from each Loan made by such Lender or Swingline Lender, including the amounts of principal and interest payable and paid to such Lender or Swingline Lender from time to time hereunder.

(c) Maintenance of Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Swingline Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Revolving Notes. Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a Revolving Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit D. Thereafter, the Loans evidenced by such Revolving Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Revolving Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Swingline Note. The Swingline Lender may request that Swingline Loans made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Swingline Lender a Swingline Note payable to the order of the Swingline Lender and in substantially the form of Exhibit E. Thereafter, the Swingline Loans evidenced by such Swingline Note and interest thereon shall at all times be represented by such Swingline Note.

(g) Return of Notes. With respect to each Lender and Swingline Lender holding a Note, upon the full and final payment by each Borrower to such Lender (or to the Administrative Agent for the account of such Lender) or the Swingline Lender of all amounts due under any Note payable by such Borrower to such Lender or Swingline Lender, and the termination of the Commitment of such Lender or Swingline Lender, as applicable, such Lender and Swingline Lender agrees to return such Notes to the Parent with reasonable promptness.

Section 2.10 Swingline Loans.

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender shall, from time to time on any Business Day during the Availability Period, make Swingline Loans to each Borrower which shall be due and payable on the Swingline Payment Date, notwithstanding the fact that such Swingline Loans, when aggregated with the Credit Exposure of the Swingline Lender in its capacity as a Lender, may exceed the amount of such Lender’s Commitment; provided that (i) after giving effect to such Swingline Loan, (A) the aggregate outstanding principal amount of all Swingline Loans shall not exceed the Swingline Sublimit Amount in effect at such time, (B) the aggregate Credit Exposures of all Lenders shall not exceed the Aggregate Commitment in effect at such time, and (C) if the US Borrower requested such Swingline Loan, the aggregate Credit Exposures of all Lenders to the US Borrower would not exceed the US Sub-Facility Limit; (ii) no Swingline Loan shall be made by the Swingline Lender if the conditions set forth in Section 4.02 have not been met as of the date of such Swingline Loan, it being agreed by each Borrower that the giving of the applicable Notice of Borrowing and the acceptance by such Borrower of the proceeds of such

Swingline Loan shall constitute a representation and warranty by such Borrower that on the date of such Swingline Loan such conditions have been met; (iii) each Swingline Loan shall be in an aggregate amount not less than $100,000 and in integral multiples of $100,000 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.10(a) conflict with such AutoBorrow Agreement, the terms of such AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swingline Loans and to refinance Swingline Loans as provided below.

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.10(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Loans ever exceeds the Swingline Sublimit Amount, each applicable Borrower agrees, upon receipt of written notice of such condition from the Swingline Lender, to prepay the outstanding principal of the Swingline Loans owing by it, in an aggregate amount repaid by all Borrowers equal to such excess. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.

(c) Reimbursements for Swingline Obligations.

(i) Each Borrower agrees to pay to the Swingline Lender the principal amount of such Swingline Loans owing by such Borrower, and interest, fees, and other amounts owed by such Borrower with respect to such Swingline Loans owing by it, when due and payable under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If a Borrower does not pay to the Swingline Lender any such amounts when due and payable, the Swingline Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount equal to such unpaid amount. Upon such request, the applicable Borrower shall be deemed to have requested the making of a Revolving Borrowing of ABR Loans in the amount of such obligation and the transfer of the proceeds thereof to the Swingline Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Parent and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 4.02 have been met, (B) such notice complies with Section 2.04, or (C) a Default has occurred and is continuing, make available such Lender’s Applicable Percentage of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender. Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swingline Lender to make such requests for Revolving Borrowings on behalf of such Borrower, and the Lenders to make Revolving Loans to the Administrative Agent for the benefit of the Swingline Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the applicable Borrower under this Agreement as if requested by such Borrower. Nothing herein is intended to release any Borrower’s obligations with respect to Swingline Loans, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.10(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by any Borrower’s failure to comply with the provisions of this Agreement.

(ii) If at any time, the Commitments shall have expired or be terminated while any Swingline Loan is outstanding, each Lender, at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Loan as an ABR Loan, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Loan, in either case in an amount equal to such Lender’s Applicable Percentage of the outstanding aggregate principal balance of the Swingline Loans. The Administrative Agent shall notify each such Lender of the amount of such Revolving Loan or participation, and such Lender will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Loan or participation.

(iii) If any such Lender shall not have so made its Revolving Loan or its participation available to the Administrative Agent pursuant to this Section 2.10, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Effective Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Loan and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Loan or participation in a Swingline Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Loan or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make such Revolving Loan or purchase such participation pursuant to this Section 2.10 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Loan, once so participated by any Lender, shall cease to be a Swingline Loan with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

(d) Method of Borrowing. If an AutoBorrow Agreement is in effect with respect to a Borrower, each Swingline Borrowing by such Borrower shall be made as provided in such AutoBorrow Agreement or pursuant to a request in accordance with the immediately succeeding sentence. Except as provided in clause (c) above and except for Swingline Borrowings made pursuant to an AutoBorrow Agreement, each request for a Swingline Loan shall be made pursuant to telephone notice to the Swingline Lender given no later than 11:00 a.m. (New York time) on the date of the proposed Swingline Loan, promptly confirmed by a completed and executed Notice of Borrowing sent by facsimile or, unless otherwise required by the Administrative Agent or Swingline Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swingline Lender. The applicable Borrower shall specify in its telephone notice, which shall be confirmed in the Notice of Borrowing, the interest rate at which such Swingline Borrowing shall bear interest in accordance with Section 2.13(c). If no election as to the interest rate is specified, then the requested Swingline Borrowing shall bear interest at the rate specified in Section 2.13(c)(i). The Swingline Lender will promptly (and in any event not later than 3:00 p.m. on the borrowing date specified in such Notice of Borrowing) make the Swingline Loan available to the applicable Borrower at such Borrower’s account with the Administrative Agent.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing each Borrower for interest on the Swingline Loans owing by such Borrower (provided that any failure of the Swingline Lender to provide such invoice shall not release such Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Loan or participation pursuant to clause (c) above, interest in respect of such Lender’s Applicable Percentage of the Swingline Loans shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. Each Borrower shall make all payments of principal and interest in respect of the Swingline Loans owing by it directly to the Swingline Lender.

(g) Defaulting Lender. Notwithstanding anything herein to the contrary, the Swingline Lender shall not be obligated to make a Swingline Loan at such time a Defaulting Lender exists hereunder, unless such Defaulting Lender’s Fronting Exposure as to Swingline Loans has been fully reallocated or Cash Collateralized pursuant to Section 2.21 below or the Swingline Lender has entered into other arrangements (satisfactory to it in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender.

Section 2.11 Prepayment of Loans.

(a) Right to Prepay; Ratable Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any principal amount of any Loan as provided in this Section 2.11 and, with respect to Swingline Loans, Section 2.10(b). Each payment of any Loan pursuant to this Section 2.11 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part (other than Loans owing to a Defaulting Lender as provided in Section 2.21).

(b) Optional. The Parent may elect for any Borrower to prepay the Loans without penalty or premium (except as set forth in Section 2.16) by giving notice to the Administrative Agent by telephone (confirmed by facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF)) of such prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Full prepayments of any Borrowing are permitted without restriction of amounts. In addition to the foregoing, if an AutoBorrow Agreement is in effect with respect to a Borrower, any prepayment of Swingline Loans by such Borrower may also be made as provided in such AutoBorrow Agreement.

(c) Mandatory.

(i) If, on any Business Day, the aggregate Credit Exposures of all Lenders exceeds the Aggregate Commitment (an “Excess”), then the applicable Borrower shall, within two Business Days after the earlier of (A) the Parent’s receipt of written notice of an Excess from the Administrative Agent and (B) the date any Responsible Officer of any Borrower has actual knowledge of such Excess, solely to the extent of such Excess: first, prepay to the Swingline Lender the outstanding principal amount of the Swingline Loans; and second, prepay to the Administrative Agent, for the ratable account of each of the Lenders, in whole or in part, a principal amount of Revolving Loans comprising part of the same Borrowing(s) selected by the Parent that will eliminate the Excess; provided, that in the event an Excess remains after prepayment in full of all of the Revolving Loans, the applicable Borrower shall deposit Cash Collateral in an amount equal to the remaining Excess into the Cash Collateral Account.

(ii) In addition and subject to clause (i) above, if, on any Business Day, the aggregate Credit Exposures of all Lenders to the US Borrower exceeds the US Sub-Facility Limit (as calculated in the Compliance Certificate most recently delivered pursuant to this Agreement) (a “US Facility Excess”), then the US Borrower shall, within two Business Days after the earlier of (A) the Parent’s receipt of written notice of a US Facility Excess from the Administrative Agent and (B) the date any Responsible Officer of any Borrower has actual knowledge of such US Facility Excess, solely to the extent of such US Facility Excess: first, prepay to the Swingline Lender the outstanding principal amount of the Swingline Loans; and second, prepay to the Administrative Agent, for the ratable account of each of the Lenders, in whole or in part, a principal amount of Loans comprising part of the same Borrowing(s) selected by the Parent that will eliminate the US Facility Excess; provided, that in the event a US Facility Excess remains after prepayment in full of all of the Loans owing by the US Borrower, the US Borrower shall deposit Cash Collateral in an amount equal to the remaining US Facility Excess into the Cash Collateral Account.

(iii) With respect to each Borrowing as to which a Use of Proceeds Certificate is required to have been delivered under Section 4.02(d), if and to the extent the applicable Borrower has not applied the proceeds of such Borrowing for the purpose that has been specified in such Use of Proceeds Certificate by the fifth Business Day following the date such Borrowing is made, then on the next Business Day the applicable Borrower shall prepay such Borrowing in an aggregate principal amount equal to the lesser of (i) such unused proceeds and (ii) the amount necessary to cause the aggregate amount of Available Cash to be less than or equal to $500,000,000.00 at the end of such Business Day.

(iv) If a Commitment Increase is effected as permitted under Section 2.02, each applicable Borrower shall prepay any Revolving Loans outstanding on such Commitment Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable to reflect the revised Applicable Percentages arising from such Commitment Increase. Any prepayment made by any Borrower in accordance with this clause (c)(iv) may be made with the proceeds of Revolving Loans in connection with the Commitment Increase occurring simultaneously with the prepayment.

(d) Interest; Costs. Prepayments shall be accompanied by accrued interest on the amount prepaid to the extent required by Section 2.13 and any break funding payments to the extent required by Section 2.16.

Section 2.12 Fees.

(a) Commitment Fees. The Parent agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of such Lender’s unused Commitment during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. For purposes of this Section 2.12(a) only, amounts advanced as Swingline Loans shall not reduce the amount of the unused Commitments. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.12(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(b) Fees for Letters of Credit. Each Borrower agrees to pay:

(i) to the Administrative Agent for the account of each Lender a participation fee with respect to each Lender’s participations in (A) Performance Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s LC Exposure attributable to such Performance Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to such Performance Letters of Credit and (B) Financial Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s LC Exposure attributable to such Financial Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to such Financial Letters of Credit; and

(ii) to each Issuing Bank a fronting fee, which shall accrue at the rate set forth in the Fee Letter between the Borrowers and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) associated with Letters of Credit issued by such Issuing Bank for the account of such Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to such Borrower, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. Each Borrower agrees to pay, without duplication, (i) the fees set forth in each Fee Letter and (ii) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Administrative Agent and such Borrower.

(d) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it, or to each Joint Lead Arranger, in the case of fees payable directly to it pursuant to the applicable Fee Letter) for distribution, in the case of commitment fees, and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Swingline Loans. The Loans comprising each Swingline Borrowing shall bear interest, at the applicable Borrower’s option (which shall be specified in accordance with Section 2.10(d)), at (i) the Alternate Base Rate plus the Applicable Rate for ABR Loans or (ii) Daily One-Month LIBOR plus the Applicable Rate for Eurodollar Loans.

(d) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount or obligations not constituting Loans, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Payment. Accrued interest on each Loan shall be payable by the applicable Borrower for such Loan, in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Computations of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(iii) the rates referenced in the definition of “Eurodollar Rate” cease to be an interest rate benchmark for short term interest rates;

then the Administrative Agent shall give notice thereof and the reason therefor (in reasonable detail) to the Parent and the Lenders by telephone, facsimile or, unless otherwise required by the Parent or any Lender prior to such delivery, electronic mail (PDF) as promptly as practicable thereafter and, (x) until the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent shall use reasonable efforts to do promptly after such circumstances cease to exist), (A) any Interest

Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (y) solely in the case of the circumstance described in clause (iii) above, if either the Parent or the Required Lenders shall so request, the Parent and the Administrative Agent will negotiate in good faith to amend the definition of “Eurodollar Base Rate” to incorporate a successor benchmark rate that is acceptable to the Parent, the Administrative Agent and the Required Lenders; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if (i) the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period for the applicable currency (including because any applicable interest rate specified herein is not available or published on a current basis) and such circumstance is unlikely to be temporary or (ii) the Administrative Agent has made the determination (such determination to be conclusive absent manifest error), or the Parent has notified the Administrative Agent that the Parent has determined, that (x) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (y) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be made available or used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then, (1) reasonably promptly after such determination by the Administrative Agent (or, if applicable, receipt by the Administrative Agent of such notice), the Administrative Agent may, to the extent practicable, and with the consent of the Parent, establish a replacement interest rate which shall in no event be less than 0% (the “Replacement Rate”) for the applicable currency (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks, and as it reasonably determines to be generally in accordance with similar situations in other transactions in which the Administrative Agent is serving as administrative agent or otherwise consistent with market practice generally, and (2) the Administrative Agent and the Borrowers may amend this Agreement to reflect such Replacement Rate, together with any conforming changes to the definitions of Alternate Base Rate, Eurodollar Base Rate, Eurodollar Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Parent. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrowers, as may be necessary or appropriate, in the opinion of the Administrative Agent in consultation with the Parent, to effect the provisions of this Section 2.14(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including Section 9.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the

Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects) or to the Replacement Rate (in which case, for the avoidance of doubt, the Administrative Agent and the Borrowers may enter into an alternative amendment for such purpose, which shall become effective as aforesaid). To the extent the Replacement Rate is approved by the Administrative Agent and the Parent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Section 2.15 Increased Costs.

(a) Increased Costs Generally.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank or other Recipient;

(B) subject any Lender or any Issuing Bank or other Recipient to any Taxes (other than any (x) Indemnified Taxes or (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C) impose on any Lender or any Issuing Bank or other Recipient or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon the written request of such Lender or Issuing Bank or such other Recipient, as the case may be, the Parent will pay (but without duplication) to such Lender or such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law) imposes or deems applicable any reserve requirement against or analogous fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank, and the result of the foregoing is to increase the cost to such Lender or such Issuing Bank of making or maintaining its Eurodollar Loans to, or of issuing or participating in Letters of Credit upon the request of, or of making or maintaining its Commitment to, any Borrower that is not incorporated or organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or to reduce the return received by such Lender or such Issuing Bank in connection with such Eurodollar Loans to, Letters of Credit applied for by, or Commitment to the Non-U.S. Borrower, then, within 15 Business Days of written request by such Lender, or such Issuing Bank, as the case may be, the Non-U.S. Borrower shall pay such Lender, or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction in amount received, provided that such Non-U.S. Borrower shall not be required to compensate any Lender or Issuing Bank, as the case may be, for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender or such Issuing Bank, as the case may be, as a result of the calculation of the interest rate applicable to Eurodollar Loans pursuant to the denominator of the definition of “Eurodollar Rate.”

(b) Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Parent will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, which certificate shall describe in reasonable detail an explanation of the basis thereof, shall be delivered to the Parent and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor and provides a certificate in accordance with Section 2.15(c); provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Foreign Exchange Costs; Break Funding Payments.

(a) Foreign Exchange Costs. Upon demand of any Issuing Bank (with a copy to the Administrative Agent) from time to time, the Parent shall compensate such Issuing Bank for and hold such Issuing Bank harmless from any loss, cost or expense incurred by it as a result of any payment by any Borrower to reimburse drawings made under any Foreign Currency L/C in a currency other than the Foreign Currency in which such Foreign Currency L/C is denominated, including any foreign exchange losses and any loss or expense arising from the performance of any foreign exchange contract.

(b) Break Funding Payments. In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (iii) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), other than by reason of a failure of such Lender to make such Loan at a time when the conditions in Section 4.02 have been met, or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent pursuant to Section 2.19, then, in any such event, the Parent shall compensate each Lender for any loss, cost or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained) attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan attributable to any such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. If any Lender makes such a claim for compensation, pursuant to this Section 2.16(b), such Lender shall provide to the Parent (with a copy to the Administrative Agent) a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. The Parent shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable Legal Requirement and, if such Taxes are Indemnified Taxes, then the sum payable by such Borrower, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. In addition, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any applicable Legal Requirement, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes attributable to an obligation of such Borrower hereunder.

(d) Indemnification by the Borrowers. Each Borrower shall severally indemnify (but without duplication) each Recipient within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on amounts payable under this Section 2.17) attributable to an obligation of such Borrower hereunder payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket third party expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the applicable Recipient shall have, together with such written demand, also furnished to the Parent a certification of such amount of such Indemnified Taxes and expenses for which indemnification is being sought and which shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any

Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.17, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other reasonable evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments (or any payment) made hereunder or under any of the other Loan Documents shall deliver to the Parent and the Administrative Agent, at the time or times prescribed by applicable Legal Requirement or reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by any Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall timely deliver to the Parent and the Administrative Agent such other documentation prescribed by an applicable Legal Requirement or reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender and/or the Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a United States Person,

(A) any Lender that is a United States Person shall deliver to the Parent or the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;

(B) any Foreign Lender shall to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the Parent or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, executed copies of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for United States federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent at the time or times prescribed by applicable Legal Requirement and at such time or times reasonably requested by a Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for the Borrowers and/or the

Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Obligation to Update Obsolete/Inaccurate Forms, Certifications and Other Documentation. Each Lender agrees that if any form or certification or other documentation it previously delivered to a Borrower or the Administrative Agent expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification and/or documentation or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to, or for, which it has been indemnified pursuant to this Section 2.17, or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay to the indemnifying Borrower or Borrowers, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each indemnifying Borrower, upon the request of such indemnified Lender, agrees to repay such indemnified Lender the amount of the refund paid over to such Borrower pursuant to this Section 2.17(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified Lender in the event and to the extent that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Administrative Agent or such Lender be required to pay any amount to a Borrower pursuant to this paragraph (i) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(i) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payment Procedures. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such location in the United States as the Administrative Agent shall designate in writing to the Parent, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars.

(b) Non-Business Day Payments. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Sharing of Payments, Etc. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans, subject to Section 9.25; provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 9.22, exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c) or (d), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. Notwithstanding anything herein to the contrary:

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Parent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement Lender. If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender, (iv) any Lender gives notice pursuant to Section 2.20, (v) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Document requested by the Parent, or (vi) any Lender has, or is 100% owned, directly or indirectly, by a company that has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency, then the Parent may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may), upon notice to such Lender and the Administrative Agent (or, if elected by the Administrative Agent with respect to a Defaulting Lender, upon notice by the Administrative Agent to the Parent), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17 and obligations under this Agreement and the Loan Documents to an assignee permitted by Section 9.04 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment)(such assignee being referred to as a “Replacement Lender”); provided that:

(A) each party required to consent to such assignment under Section 9.04 shall have provided its prior written consent to such assignment;

(B) as to assignments required by the Parent the Administrative Agent shall have been paid the assignment fee (if any) specified in Section 9.04;

(C) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16(b)), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts);

(D) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(E) such assignment does not conflict with applicable Legal Requirements; and

(F) in the case of any assignment(s) resulting from any Lender(s) that have declined to consent to a modification or waiver of the terms of this Agreement or any other Loan Document requested by the Parent, such modification or waiver would receive approval of the Required Lenders, after giving effect to such assignment(s).

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.19 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Parent or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.19, the Parent may terminate such Defaulting Lender’s Commitment as provided in Section 2.08(c).

(c) Designated Lender. Each of the Administrative Agent, any Issuing Bank and each Lender at its option may make any Loans or issue any Letter of Credit or otherwise perform its obligations hereunder through any lending office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Loan or Letter of Credit in accordance with the terms of this Agreement; provided further, that, in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Loans or Letters of Credit actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided further that, for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding Loans or Letters of Credit shall be deemed a participation of such Lender or Issuing Bank. Any Designated Lender shall be considered a Lender.

Section 2.20 Illegality.

(a) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (i) such Lender shall promptly notify the Parent and the Administrative Agent thereof and such Lender’s obligation to make or maintain such Eurodollar Loans (the “Affected Loans”) shall be suspended until such time as such Lender may again make and maintain such Eurodollar Loans and (ii) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Parent and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Affected Loans to such day, or, if such Lender may not lawfully continue to maintain such Affected Loans, on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans. Each Lender shall use commercially reasonable efforts (consistent with its internal policies that are generally applicable to other borrowers and legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (x) would avoid the need for such notice and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If, in any applicable jurisdiction, the Administrative Agent, any Issuing Bank or any Lender or any Designated Lender determines that any law or regulation has made it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for the Administrative Agent, any Issuing Bank or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Loan to or Letter of Credit for any Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Parent, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the applicable Loan Parties shall, to the extent such Person states in such notice that the following actions are required to mitigate or avoid such illegality, (A) repay that Person’s participation in the Loans, Letters of Credit or other applicable Obligations on the last day of the Interest Period for each Loan, Letter of Credit or other Obligation occurring after the Administrative Agent has notified the Parent or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law), (B) to the extent applicable to any Issuing Bank, Cash Collateralize that portion of applicable Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 2.21 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender), the Required Lenders or each adversely affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification (A) that would (1) increase the Commitment of such Defaulting Lender, (2) reduce the principal of, or interest on, any Revolving Loan owed or to be owed to such Defaulting Lender, (3) reduce any fees payable to such Defaulting Lender, or (4) postpone or extend any date fixed for any payment of principal of, or interest on, any Revolving Loan, including the Maturity Date or for any payment of any fees payable to such Defaulting Lender hereunder, or (B) requiring the consent of all Lenders or each adversely affected Lender which adversely affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(k); fourth, as the Parent may request (so long as no Default or Event of Default is continuing), to the funding of any Loan hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the

Administrative Agent and the Parent, to be held in a deposit account and released pro rata in order to (a) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (b) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fees under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees under Section 2.12(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral pursuant to Section 2.21(a)(ii) or otherwise.

(C) With respect to any fee under Section 2.12(b)(i) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Parent shall have otherwise notified the Administrative Agent at such time, the Borrowers shall each be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, each Borrower shall, within two Business Days following the written request of the Administrative Agent, any Issuing Bank or the Swingline Lender, without prejudice to any right or remedy available to it hereunder or under any Legal Requirement, provide Cash Collateral in an amount not less than 102% of the Swingline Lender’s and each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in connection with Swingline Loans and Letters of Credit issued for the account of such Borrower.

(b) Defaulting Lender Cure. If the Parent, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

The Parent represents and warrants to the Lenders as to itself and each Subsidiary (or Significant Subsidiary, as applicable below), and the Foreign Borrower represents and warrants to the Lenders as to itself and each Subsidiary (or Significant Subsidiary, as applicable below) of the Foreign Borrower, that:

Section 3.01 Organization; Powers. Each of the Borrowers and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each of the Loan Parties’ corporate powers and have been duly authorized by all necessary corporate action on the part of each such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, or any filings that any Loan Party or any of their Affiliates may be required to make with the Securities and Exchange Commission, (b) will not contravene in any material respect any applicable Legal Requirement of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon a Loan Party or any of its Subsidiaries or its assets or give rise to a right thereunder to require any payment to be made by a Loan Party or any of its Subsidiaries, except to the extent that such violation, default or payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien (other than a Permitted Encumbrance) on any asset of any Loan Party or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2017, audited by Deloitte & Touche LLP, independent public accountants and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended June 30, 2018. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP (except as expressly noted therein).

(b) Since December 31, 2017, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The Parent and its Subsidiaries on a consolidated basis are Solvent.

Section 3.05 Properties. Each Loan Party and each Subsidiary has good title to, or valid leasehold interests in, all of its respective real and personal property material to its respective business, except for Permitted Encumbrances or except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Insurance. Each of the Borrowers and each of their Subsidiaries carries insurance (which may be carried by one or both of the Borrowers on a consolidated basis) or maintains appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 3.07 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that draws into question the validity or enforceability of any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.08 Compliance with Laws and Agreements; No Default. Each of the Borrowers and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, material agreements and other material instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.09 Investment Company Status. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all United States federal and foreign income tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Loan Party in writing to the Administrative Agent in connection with this Agreement or the Confidential Information Memorandum did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished or made available to the Administrative Agent prior to the date this representation is made or deemed made.

Section 3.13 Sanctions and Anti-Corruption Laws.

(a) Neither Borrower nor any Subsidiary, nor to the knowledge of either Borrower or any Subsidiary, any of their directors or officers (in their capacities as such) (i) is the subject or target of any Sanctions, (ii) is or will become, or is or will become Controlled by, a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any comprehensive country-based Sanctions, or (iv) engages or will engage in any dealings or transactions with any such Sanctioned Person or Sanctioned Entity that would result in any violation in any material respect of any Sanctions.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, or have been used, directly or, to the knowledge of any Borrower, indirectly (i) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of any Sanctions, or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws to which any Borrower, any Subsidiaries, any Lender, any Issuing Bank, any Co-Documentation Agent, any Co-Syndication Agent, any Joint Lead Arranger, or the Administrative Agent is subject.

(c) Each Borrower and each of its Subsidiaries, and to the knowledge of each Borrower and each of its Subsidiaries, each of their directors and officers (in their capacity as such) is in compliance in all material respects with any laws or regulations, to the extent applicable, of the United States, the United Kingdom, the European Union or any other Governmental Authority where any such Person is organized related to money laundering or terrorist financing, whether currently in force or hereafter enacted, including the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the PATRIOT Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; and the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103.

(d) Each Borrower and each of its Subsidiaries, and to the knowledge of each Borrower and each of its Subsidiaries, each of their directors and officers (in their capacity as such) is, in all material respects, in compliance with all Anti-Corruption Laws and Sanctions applicable to them.

(e) To the knowledge of each Borrower and each of its Subsidiaries, neither such Borrower nor any of its Subsidiaries nor any of their directors or officers (in their capacities as such) is the target of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any applicable anti-terrorism or anti-money laundering laws, Anti-Corruption Laws or Sanctions that would reasonably be expected to result in a Material Adverse Effect, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Borrowers or any of their Subsidiaries, has been threatened.

(f) Each Borrower has implemented and maintains in effect policies and procedures designed to provide reasonable assurance of compliance in all material respects by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with applicable Anti-Corruption Laws and Sanctions.

Section 3.14 Permits, Licenses, etc. Each Borrower and each of its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Use of Proceeds. No Loan Party nor any Subsidiary thereof is engaged principally or as one of its important activities, is in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any Letter or Credit or Loan will be used to purchase or carry any margin stock or for any other purpose in violation of Regulation T, U or X. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of any Borrower and its Subsidiaries will be “margin stock”.

Section 3.16 EEA Financial Institutions. Neither Borrower nor any Subsidiary is an EEA Financial Institution.

Section 3.17 Beneficial Ownership Certification. As of the Effective Date, the information included in any Beneficial Ownership Certification delivered by or on behalf of any Borrower to a Lender on or before the Effective Date is true and correct in all respects.

Section 3.18 Pledge Agreement; Share Mortgage Agreement. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties referred to therein, a legal and valid lien on the Pledged Collateral, which lien will, upon filing of all requisite financing statements, be a perfected lien (to the extent such lien on the Pledged Collateral can be perfected by such filing), prior to all other liens and (b) the Share Mortgage Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties referred to therein, a legal, valid and enforceable first priority lien over the Share Mortgage Collateral that is perfectible and provides for the transfer of the Share Mortgage Collateral to the Mortgagee upon an Event of Default.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans, of the Swingline Lender to make Swingline Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission (PDF) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) the Notes payable by each Borrower to each Lender, to the extent requested by such Lender;

(iii) (A) a Guaranty of the Foreign Borrower’s Obligations duly executed by each of (1) the Parent, (2) Diamond Offshore Services Company, a Delaware corporation, (3) Diamond Rig Investments Limited, an English company, (4) Diamond Offshore International Limited, a Cayman Islands exempted company, and (5) Diamond Offshore Limited, an English company, in each case, on a joint and several basis, and (B) a Guaranty of the US Borrower’s Obligations duly executed by each of (1) Diamond Offshore Services Company, a Delaware corporation, and (2) Diamond Rig Investments Limited, an English company, in each case, on a joint and several basis;

(iv) the Pledge Agreement and the Share Mortgage Agreement, duly executed by Diamond Offshore Services Company, a Delaware corporation, and the other parties thereto, each duly and validly pledging and/or mortgaging, as applicable, the Pledged Collateral and the Share Mortgage Collateral, respectively, including 65% of the Equity Interests in the Foreign Borrower, to the Administrative Agent for the ratable benefit of the Secured Parties, securing all Obligations, up to an aggregate amount equal to the CNTA Threshold, together with such other documentation, instruments, consents, authorizations and/or approvals in form and substance reasonably satisfactory to the Administrative Agent to perfect or maintain the validity, enforceability, perfection and priority of such mortgage pursuant to the terms of each of the Pledge Agreement and Share Mortgage Agreement (subject to any limitations that may be set forth in such Pledge Agreement or Share Mortgage Agreement);

(v) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Duane Morris LLP, US counsel for the Borrowers, (ii) the General Counsel for the Borrowers, and (iii) such local counsel as may be reasonably requested by the Administrative Agent, in each case, covering matters relating to the Loan Parties (or any one of them), the Loan Documents or the Transactions as the Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions to the Administrative Agent and the Lenders;

(vi) a secretary’s certificate, or in the case of a company incorporated under the laws of the Cayman Islands, a director’s certificate, from each Loan Party certifying as to such Person’s (i) officer’s incumbency and/or director’s incumbency, as applicable, (ii) authorizing resolutions for the Transactions, and (iii) organizational documents;

(vii) the financial statements referred to in Section 3.04(a);

(viii) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent, stating that as of such date, (A) all representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (provided that to the extent that any representation or warranty is qualified as to materiality, such representation and warranty is true and correct in all respects), (B) no Default has occurred and is continuing, (C) all governmental and third party consents required in respect of the transactions contemplated by this Agreement and all equity holder (to the extent required) and board of directors (or comparable entity management body) authorizations of the Loan Parties required in respect of the transactions contemplated by this Agreement have been obtained and are in full force and effect, (D) there is no pending or, to the knowledge of such officer, threatened litigation, bankruptcy or other proceeding against or affecting the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect, (E) Since December 31, 2017, no event, development, or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, and (F) attached is a true, correct and complete copy of the fully executed Non-Extended Facility Amendment;

(ix) a Compliance Certificate in substantially the form of Exhibit G, calculating and demonstrating compliance as of June 30, 2018 with the Guarantee Ratios, and each other Financial Covenant in this Agreement;

(x) projections prepared by management of the Parent for the period through and including December 31, 2022, which are on an annual basis (and which are not inconsistent with information previously provided to the Lead Arrangers);

(xi) evidence of appointment by each Foreign Loan Party of a Process Agent pursuant to Section 9.24; and

(xii) such other documents, governmental certificates, lien searches, and agreements as any Lender Party may reasonably request.

(b) Each Lender Party shall have received all fees and other amounts due and payable for which reasonably detailed invoices have been presented at least two (2) Business Days prior to the Effective Date, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by any Borrower hereunder.

(c) Since December 31, 2017, no event, development, or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d) All governmental and third party consents required in respect of the Transactions and all equity holder (to the extent required) and board of directors (or comparable entity management body) authorizations of the Loan Parties required in respect of the Transactions shall have been obtained and shall be in full force and effect.

(e) There shall not be any pending or, to the knowledge of the Parent, threatened litigation, bankruptcy or other proceeding against or affecting the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect.

(f) (i) The Parent and its Subsidiaries on a consolidated basis shall be Solvent and (ii) the Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a Financial Officer of the Parent certifying that, immediately before and immediately after giving effect to the Loan Parties’ entry into the Loan Documents on the Effective Date (including any initial Borrowings made or initial Letters of Credit issued under this Agreement), the Parent and its Subsidiaries on a consolidated basis are Solvent.

(g) The Parent shall have paid, or caused to be paid, all interest, fees, documented expenses, and other amounts accrued and/or owing by the obligors under the Non-Extended Facility through and including the Effective Date.

(h) Immediately before the effectiveness of the Non-Extended Facility Amendment, the Non-Extended Facility Aggregate Credit Exposure shall be equal to zero.

(i) The Non-Extended Facility Amendment shall have become (or shall substantially simultaneously become) effective and shall have been executed and delivered by the Parent and the Lenders constituting “Required Lenders” under the Non-Extended Credit Agreement, in each case, as of the Effective Date.

(j) The Administrative Agent and each Lender shall have received all documentation and other information that is requested from the Loan Parties in order to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(k) On or prior to the Effective Date, the applicable Borrower shall have delivered to the Administrative Agent and any Lender who has so requested in order to comply with its applicable obligations under the Beneficial Ownership Regulation a Beneficial Ownership Certification, to the extent such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

The Administrative Agent shall notify the Parent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, and any reallocation of a Defaulting Lender’s participation in LC Exposure and Swingline Loans as provided in Section 2.21, shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or such reallocation, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, or such reallocation, as applicable, no Default shall have occurred and be continuing.

(c) With respect to any Revolving Borrowing requested at any time prior to the termination of the Non-Extended Facility, immediately prior to and immediately after giving effect to such Revolving Borrowing, there shall be no unused commitments to advance loans under the Non-Extended Facility; provided that this clause (c) shall not apply to the issuance, amendment, renewal, or extension of Letters of Credit or the making of Swingline Loans under this Agreement.

(d) With respect to any Borrowing, if the aggregate amount of Available Cash would exceed $500,000,000 after giving effect to such Borrowing and any other transactions occurring prior to or substantially simultaneously with such Borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such Borrowing, then the applicable Borrower shall have delivered to the Administrative Agent a Use of Proceeds Certificate with respect to such Borrowing, which certificate shall include, among other items, a certification from such Borrower (A) as to the proposed use of the proceeds of such Borrowing, which shall be a purpose permitted by Section 5.08, and (B) that the proceeds of such Borrowing shall be used within five Business Days after the making of such Borrowing for such specified purpose, or will otherwise be repaid to the extent required pursuant to Section 2.11(c).

(e) With respect to any Borrowing or issuance, amendment, renewal, or extension of any Letter of Credit requested by the US Borrower, the US Borrower shall be in Pro Forma Compliance with the US Sub-Facility Limit immediately after giving effect to such extension of credit and any application of proceeds and other transactions occurring on the same date (as demonstrated in a duly executed Compliance Certificate with respect to the US Sub-Facility Limit dated as of the date of such requested credit extension and delivered by the US Borrower to the Administrative Agent).

(f) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.04.

Each of the giving of the applicable Notice of Borrowing, the acceptance by a Borrower of the proceeds of such Borrowing, the issuance, amendment, renewal or extension of such Letter of Credit, and the reallocation of such Defaulting Lender’s participation in the LC Exposure and Swingline Loans, shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the applicable matters specified in paragraphs (a) through (f) of this Section.

Section 4.03 Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the date of such Borrowing, such issuance, increase, renewal or extension of a Letter of Credit or such reallocation, as applicable, specifying its objection thereto and, in the case of any Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Parent and each Borrower covenants and agrees with the Lenders, that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Reports. Within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” qualification and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) Quarterly Financial Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Rig Value Certificates; Fleet Status Certificates. Quarterly, on or before the deadline for any delivery of financial statements under clause (a) or (b) above, the Parent shall provide, or cause to be provided, to the Administrative Agent (i) a Rig Value Certificate dated as of the date of such financial statements and (ii) either (A) a Fleet Status Certificate dated as of or after the date of such financial statements or (B) an updated fleet status report that includes all information that would otherwise be required on a Fleet Status Certificate by posting such fleet status report to the Parent’s website;

(d) Compliance Certificate. Quarterly, on or before the deadline for any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred during the most recent fiscal quarterly period covered by such financial statements, or during a prior period if such Default has not been included on a previous certificate delivered pursuant to this Section 5.01(d), and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with each Financial Covenant and the US Sub-Facility Limit and (iii) stating whether any change in GAAP or in the application thereof affecting the Borrowers has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) Other Public Information. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f) Rating Change. Promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) Other Information. Promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, in such case, shall be deemed to have been delivered on the earlier of the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.diamondoffshore.com; or (ii) on which such documents are posted on the Parent’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for Rig Value Certificates, Fleet Status Certificates (if applicable), and Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. Within thirty (30) days after a Responsible Officer of any Borrower has knowledge thereof, such Borrower will furnish to the Administrative Agent (and the Administrative Agent will provide to each Lender) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $100,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other action permitted under Section 6.02; and provided further that neither the Parent nor any Significant Subsidiary shall be required to maintain the existence of any right, license, permit, privilege or franchise where the failure to preserve, renew or keep the same in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Tax Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations for Taxes within thirty (30) days of becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain self-insurance reserves to the extent required by GAAP.

Section 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior written notice, to visit and inspect its chief executive office during normal business hours (and any other property subject to compliance with applicable safety rules, and at such Person’s sole risk) at such Person’s sole expense (unless an Event of Default has occurred and is continuing), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, in the presence of the Parent, its independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with federal, state and local Legal Requirements (including Environmental Laws and ERISA) applicable to it or its property and maintain all related permits necessary for the ownership and operation of its property and business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes of the Borrowers and their Subsidiaries, including for investments, acquisitions and capital expenditures (in each case to the extent not otherwise prohibited by the terms of this Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be requested only for general corporate purposes. No Borrower will request any Loan or LC Disbursement, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in their respective capacities as such) shall not use, directly or, to the knowledge of any Borrower, indirectly, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or Sanctioned Entity in violation of any Sanctions, or (C) in any other manner that would violate any Sanctions or Anti-Corruption Laws applicable to any party hereto.

Section 5.09 Covenant Upon a Change in Control. Within 90 days after the occurrence of a Change in Control, the Parent shall formally request a rating for the Index Debt from both S&P and Moody’s. If the higher of such two ratings is BB+ or lower by S&P or Ba1 or lower by Moody’s, then the Parent shall deposit in its Cash Collateral Account (or pledge to the Administrative Agent for the benefit of the Lender Parties) (a) if the higher of such two ratings is BB+ by S&P or Ba1 by Moody’s, an amount of Cash Collateral equal to 50% of the total Credit Exposures from time to time outstanding; and (b) if the higher of such two ratings is below BB+ by S&P or Ba1 by Moody’s, an amount of Cash Collateral equal to 100% of the total Credit Exposures from time to time outstanding; provided that (i) if the Parent fails to obtain at least one such rating from S&P or Moody’s within 90 days after the occurrence of a Change in Control, then the Parent shall on the date that is not later than 90 days after such Change in Control (until such time as at least one such rating is so obtained) be required to deposit collateral pursuant to clause (b) above; and (ii) if at any time any such rating is BBB- or above by S&P or Baa3 or above by Moody’s, then the Parent shall have no further obligation to post or maintain Cash Collateral under this Section 5.09 (even if at any time thereafter such rating is withdrawn or falls below BBB- by S&P or Baa3 by Moody’s) until such future time, if any, as would be required under this Section 5.09 as a result of a subsequent Change in Control. Any such Cash Collateral shall be released only if permitted and requested pursuant to Section 2.05(j)(iii).

Section 5.10 Agreement to Mortgage. The Parent shall cause to be provided and maintained at all times from and after the Effective Date until Payment In Full (i) a lien on and security interest in the Pledged Collateral, which lien and security interest will, upon filing of all requisite financing statements, be a perfected lien and security interest (to the extent such lien on and security interest in the Pledged Collateral can be perfected by such filing), prior to all other liens and security interests, and (ii) a first priority equitable share mortgage on and security interest in the Share Mortgage Collateral, including 65% of the Equity Interests of the Foreign Borrower, and the Parent shall cause such pledge and share mortgage to be perfected in accordance with the terms of the Pledge Agreement and the Share Mortgage Agreement, respectively (subject to any restriction set out therein); provided that the Obligations secured by such pledge and share mortgage shall not exceed the CNTA Threshold. Such security interests and Liens will be created under the Security Documents and other security agreements, instruments and documents in form and substance reasonably required by the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including, upon reasonable request, legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.10. The Parent agrees to provide such evidence as the Administrative Agent shall reasonably request as to the creation, enforceability, perfection and priority status of each such security interest and Lien.

Section 5.11 Additional Guarantors.

(a) Within 20 days (or such longer reasonable period of time permitted by the Administrative Agent in its sole discretion) after the deadline for delivering a Compliance Certificate with respect to any fiscal quarter that shows or, if not delivered by such deadline, would reasonably be expected to show, non-compliance with the US Sub-Facility Limit or any Guarantee Ratio as of the end of the fiscal quarter to which such Compliance Certificate relates (the “Guarantee Ratio Cure Period”), either (i) the Borrowers shall cause one or more of their Subsidiaries to execute and deliver to the Administrative Agent a Guaranty, together with all related New Guarantor Documentation, and/or (ii) the Borrowers shall take such other action (including the reactivation of any preservation stacked or cold stacked Rig directly wholly-owned by a Loan Party, or in the Parent’s sole discretion, a permanent reduction of the Commitments or repayment of outstanding Loans) as shall be sufficient to cause the Borrowers to be in compliance with each US Sub-Facility Limit and each Guarantee Ratio as of the end of such Guarantee Ratio Cure Period, as demonstrated by a duly executed Compliance Certificate dated as of such date with respect to the US Sub-Facility Limit and Guarantee Ratios, reflecting such action, which the Parent shall deliver to the Administrative Agent within such Guarantee Ratio Cure Period). For the avoidance of doubt, failure to comply with the US Sub-Facility Limit or any Guarantee Ratio shall not constitute a Default or Event of Default so long as the Borrowers and their Subsidiaries shall have taken the actions specified in either clause (i) or (ii) above (or any combination of the two) prior to the expiration of the Guarantee Ratio Cure Period.

(b) Prior to or substantially simultaneously with any Subsidiary of the Parent that is not a Guarantor hereunder becoming a “Borrower” or “Guarantor” under the Non-Extended Facility, the Borrowers shall cause each such Subsidiary to execute and deliver to the Administrative Agent a Guaranty, together with all other New Guarantor Documentation reasonably required by the Administrative Agent in connection therewith.

(c) If any Guarantor hereunder is required to be a Guarantor solely by reason of it being a “Borrower” or “Guarantor” under and as defined in the Non-Extended Facility, then to the extent any such “Borrower” or “Guarantor” under the Non-Extended Facility is released in full and in all capacities as an obligor under the Non-Extended Facility in accordance with the terms thereof, such Person shall (subject to the other requirements with respect to Guarantors set forth in this Agreement) also be released as a Guarantor under the Loan Documents so long as (i) the Borrowers are in Pro Forma Compliance with each Guarantee Ratio and the US Sub-Facility Limit, as demonstrated in a Compliance Certificate with respect to such Guarantee Ratios and US Sub-Facility Limit, signed by a Responsible Officer of the Parent, and dated and delivered as of the date of such release, and (ii) no Default or Event of Default then exists or would be caused thereby.

(d) If the Borrowers are in compliance with each Guarantee Ratio and the US Sub-Facility Limit as of the last day of the most recent fiscal quarter for which financial statements and a Compliance Certificate have been delivered pursuant to Section 5.01(a) or (b), as applicable, and Section 5.01(d), respectively, and they would have been in compliance with each Guarantee Ratio and the US Sub-Facility Limit as of the last day of such fiscal quarter without one or more of the Guarantors (other than the Parent, any grantor of any Liens under a Security Document, and any obligor under the Non-Extended Credit Agreement unless such obligor is concurrently released thereunder) (each, a “Surplus Guarantor”), then each such Surplus Guarantor shall promptly be released as a Guarantor under the Loan Documents upon the Parent’s written request, so long as (i) the Borrowers are in Pro Forma Compliance with each Guarantee Ratio and the US Sub-Facility Limit, as demonstrated in a Compliance Certificate with respect to such Guarantee Ratios and US Sub-Facility Limit, signed by a Responsible Officer of the Parent, and dated and delivered as of the date of such release and (ii) no Default or Event of Default then exists or would be caused thereby.

Section 5.12 KYC and Beneficial Ownership Regulation Documentation. Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation, or other applicable anti-money laundering laws.

Section 5.13 Further Assurances. Each Borrower will, at its cost and expense, execute or cause its Subsidiaries to execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Parent and each Borrower covenants and agrees with the Lenders that:

Section 6.01 Liens. Each Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien existing on the Effective Date (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $20,000,000 (or, if denominated in a currency other than Dollars, the Dollar Equivalent of $20,000,000) or more, being described on Schedule 6.01 to this Agreement); provided that such Lien shall secure only (i) those obligations which it secures on the Effective Date and (ii) extensions, renewals and replacements thereof which, if such Lien secures Indebtedness, constitute Permitted Refinancing Indebtedness in respect thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only (A) those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (B) extensions, renewals and replacements thereof which, if such Lien secures Indebtedness, constitute Permitted Refinancing Indebtedness in respect thereof;

(d) Liens on fixed or capital assets acquired, constructed, altered, improved or repaired by the Parent or any Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including (x) accessions thereto and replacements thereof, (y) any such assets acquired in an acquisition of or investment in any company or Person whose principal assets are drilling rigs or marine transportation vessels, and (z) the Equity Interests in any special purpose entity that holds such assets); provided that (i) such Liens secure Indebtedness and/or Non-Recourse Indebtedness permitted by this Agreement, (ii) such Liens and the Indebtedness and/or Non-Recourse Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, alteration, improvement or repair, or date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness and/or Non-Recourse Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving or repairing such fixed or capital assets, as the case may be, and (iv) such Liens shall not apply to any other property or assets of the Parent or any Subsidiary;

(e) Liens on cash in an aggregate amount not to exceed $25,000,000 at any time, securing Indebtedness incurred pursuant to Section 6.05(h); and

(f) other Liens (not otherwise permitted by the foregoing clauses of this Section 6.01) securing Indebtedness or obligations; provided that (i) on the date such Person creates, incurs, assumes or otherwise permits to exist any such Lien, and immediately after giving effect thereto, the total amount of all Indebtedness and obligations secured by Liens pursuant to this clause (f) does not exceed the greater of $370,000,000 and ten percent (10%) of Consolidated Tangible Net Worth (determined as of the end of the most recently ended fiscal quarter of the Parent for which financial statements have been provided (or required to be provided) pursuant to this Agreement), (ii) no Default or Event of Default exists, both immediately before and immediately after giving effect to each incurrence of such Indebtedness, (iii) the Borrowers are in Pro Forma Compliance with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any Lien that is created securing an obligation in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such Lien is created), and (iv) notwithstanding the foregoing, no Lien permitted under this clause (f) shall secure Indebtedness owing in respect of any notes, debentures, or similar instruments issued publicly by the Parent or any of its Subsidiaries, unless and until the Indebtedness under the Loan Documents is equally and ratably secured by all property subject to such Lien, in each case pursuant to documentation reasonably satisfactory to the Required Lenders;

provided that, notwithstanding the foregoing, no Loan Party shall create, incur, assume or suffer to exist any Lien of any kind on the Pledged Collateral or the Share Mortgage Collateral, other than Liens granted pursuant to the Loan Documents; and provided further that no Loan Party shall create, incur or assume any Lien of any kind on any asset or any obligation secured thereby, if, as a result of the creation, incurrence or assumption of such Lien or such obligation, an equal and ratable lien would be required pursuant to any other agreement governing Indebtedness of the Parent or its Subsidiaries.

Section 6.02 Fundamental Changes.

(a) Each Borrower shall not, and shall not permit any Loan Party to, consummate a Division as the Dividing Person or otherwise, merge into or consolidate with any other Person, or cause or permit any dissolution of such Loan Party or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of such Loan Party’s assets, except that: (i) the US Borrower may merge into, or consolidate with, any other Person (other than the Foreign Borrower but including any other Subsidiary) if upon the consummation of any such merger or consolidation the US Borrower is the surviving Person in any such merger or consolidation; (ii) any Loan Party may sell, transfer or otherwise dispose of all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is a Wholly-Owned Subsidiary of the Parent (or a Person who will contemporaneously therewith become a Wholly-Owned Subsidiary of the Parent), so long as, substantially simultaneously therewith, such Person assumes all of the obligations of such Loan Party under the Loan Documents and all other Obligations of such Loan Party, in each case, pursuant to documentation reasonably satisfactory to the Administrative Agent; (iii) the Foreign Borrower may merge or consolidate with any Wholly-Owned Subsidiary if upon the consummation of any such merger or consolidation the Foreign Borrower is the surviving Person in such merger or consolidation; and (iv) any Loan Party (other than the Parent or any Borrower) may merge or consolidate with any Wholly-Owned Subsidiary so long as a Loan Party is the surviving Person; provided in the case of any transaction described in the preceding clauses (i), (ii), (iii), and (iv), (A) no Default shall be continuing immediately prior to, or shall exist immediately after giving effect to, such transaction and (B) the Borrowers are in Pro Forma Compliance with the US Sub-Facility Limit and each Guarantee Ratio (as demonstrated in a duly executed Compliance Certificate dated as of the date of such transaction).

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and reasonable extensions thereof and businesses reasonably related thereto.

Section 6.03 Swap Agreements. The Parent will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent or any Subsidiary has actual exposure, including in connection with foreign currency exposure or risks relating to weather related events (regardless of whether such Swap Agreement qualifies for hedge accounting treatment under ASC 815), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent or any Subsidiary (regardless of whether such Swap Agreement qualifies for hedge accounting treatment under ASC 815).

Section 6.04 Transactions with Affiliates. Except for transactions disclosed on Schedule 6.04 or otherwise in writing to the Administrative Agent and the Lenders on or before the date hereof (and any extensions, renewals, or replacements of such disclosed transactions on substantially the same terms), or as otherwise permitted herein, each Borrower will not, and will not permit any of its Subsidiaries to, engage in any material transaction with (including any sale, lease or other transfer any property or assets to, or purchase, lease or other acquisition of any property or assets from) any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to such Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties, (b) any transactions between or among the Parent and/or any of its Wholly-Owned Subsidiaries not involving any such transaction with any other Affiliate and (c) compensation, indemnification and reimbursement of expenses of officers and directors.

Section 6.05 Indebtedness. Each Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness (including any Guarantee by a Subsidiary of Indebtedness of a Borrower), except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Indebtedness existing on the Effective Date that, if the principal amount of such Indebtedness is $20,000,000 or more, is described on Schedule 6.05 hereto or otherwise disclosed in the Parent’s financial statements described in Section 3.04(a), and Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) unsecured Indebtedness of the Parent and the “Guarantors” under the Non-Extended Facility and unsecured Permitted Refinancing Indebtedness in respect thereof; provided that (i) no direct or indirect obligor in respect of such Indebtedness directly owns any Rig and (ii) no additional obligors may be added under the Non-Extended Facility or such Permitted Refinancing Indebtedness except as required by the terms of the Non-Extended Credit Agreement in effect on the Effective Date;

(d) (i) unsecured Indebtedness of the Parent or any Approved Affiliate and (ii) unsecured guaranties or other contingent Indebtedness of any Subsidiary of the Parent that is not required at such time to be a Guarantor, in each case supporting such Indebtedness of the Parent or any Approved Affiliate; provided in each case that (A) no obligor in respect of such Indebtedness or guaranties directly owns any Rig; (B) the Borrowers shall be in Pro Forma Compliance, after giving effect to any incurrence of such Indebtedness and any other transactions occurring on such date, with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any such Indebtedness in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such Indebtedness is incurred), and (C) no principal amount in respect of such Indebtedness is mandatorily payable prior to the date that is 91 days after the Maturity Date (other than customary offers to purchase upon a change of control and/or fundamental change and customary acceleration rights after an event of default);

(e) Indebtedness (and guaranties thereof by any Subsidiary of the Parent that does not directly own a Rig) incurred to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel, including the Rigs, or to acquire or make an investment in any company or Person whose principal assets are drilling rigs or marine transportation vessels; in each case provided that (i) the Borrowers shall be in Pro Forma Compliance after giving effect to any incurrence of such Indebtedness and the application of any proceeds resulting from the transactions occurring on such date and delivery of any Guaranty on such date, with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any such Indebtedness in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such Indebtedness is incurred), (ii) no Default or Event of Default then exists or would be caused thereby, (iii) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, renovation or upgrade or the date of commercial operation of the assets constructed, renovated or upgraded, and (iv) any Liens securing such Indebtedness are permitted under Section 6.01(d); and Permitted Refinancing Indebtedness in respect thereof;

(f) unsecured Indebtedness of the Parent or any Subsidiary owed to the Parent or any Subsidiary;

(g) Indebtedness of any Person existing at the time such Person becomes a Subsidiary or at the time such Person is merged with or into the Parent or any Subsidiary, in each case, after the Effective Date other than as a result of a Division, and Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that (i) such Indebtedness is not created in contemplation of or in connection with such transaction, (ii) any Liens securing such Indebtedness are permitted under Section 6.01(c), (iii) the Borrowers shall be in Pro Forma Compliance, after giving effect to any incurrence of such Indebtedness, with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any such Indebtedness in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such Indebtedness is incurred), (iv) no Default or Event of Default exists, both immediately before and immediately after giving effect to each incurrence of such Indebtedness, and (v) no additional obligors become obligated with respect to such Indebtedness other than those that are obligated with respect to such Indebtedness at the time such Person is acquired;

(h) Indebtedness of the Parent or any Subsidiary as an account party in respect of performance letters of credit or under performance guarantees; and

(i) in addition to any Indebtedness permitted above, unsecured Indebtedness of any Subsidiary of the Parent, and secured Indebtedness of the Parent or any Subsidiary that is secured by Liens permitted under Section 6.01(f); provided that, in each case, (A) the Borrowers shall be in Pro Forma Compliance, after giving effect to any incurrence of such Indebtedness, with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any such Indebtedness in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date that such Indebtedness is incurred), (B) no Default or Event of Default exists, both immediately before and immediately after giving effect to such incurrence of such Indebtedness, and (C) the aggregate principal amount of such Indebtedness, when combined (without duplication) with all other outstanding Indebtedness incurred after the Effective Date (other than Indebtedness incurred pursuant to Section 6.05(h) in an aggregate amount not to exceed $25,000,000 at any time) that is secured by Liens under Section 6.01(f) (other than Indebtedness incurred pursuant to Sections 6.05(a), (e), or (g)) or that is guaranteed by (or has as an obligor) a Subsidiary that directly owns any Rig (or the Parent, if the Parent directly owns any Rig) (other than Indebtedness incurred pursuant to Section 6.05(a), Section 6.05(e), Section 6.05(f) (to the extent such Indebtedness under Section 6.05(f) is owed among Loan Parties or is contractually subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent), or Section 6.05(g)), shall not at any time exceed the greater of $590,000,000 and 10% of Consolidated Net Assets (determined on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been provided (or required to be provided) pursuant to this Agreement).

Section 6.06 Restricted Payments. Each Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment (or incur any obligation to do so), directly or indirectly to any entity other than the Parent or a wholly-owned Subsidiary, other than:

(a) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale of, Equity Interests of the Parent (other than Disqualified Capital Stock) or from the contribution of common equity capital to the Parent, in each case, within 90 days of such exchange, sale or contribution;

(b) other Restricted Payments not otherwise permitted under this Section 6.06 in an amount not to exceed $50,000,000 in the aggregate from and after the Effective Date hereof;

(c) Restricted Payments that are made at a time when the Parent holds $400,000,000 in unrestricted cash and Cash Equivalents in unencumbered deposit or securities accounts, both immediately before and immediately after giving effect to such Restricted Payment;

(d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former officer, director or employee of the Parent or any of its Subsidiaries pursuant to any equity subscription agreement, severance agreement, stock option agreement, shareholders’ agreement or similar agreement, in an aggregate amount in any fiscal year not to exceed $5,000,000; provided that such fiscal year limitation on amount shall not include or apply to any repurchase, redemption or other acquisition or retirement of Equity Interests by the Parent or its Subsidiaries made to satisfy withholding taxes owed by such officer, director or employee arising from transactions under such agreements; and

(e) Restricted Payments made by a Subsidiary to the Parent or a wholly owned Subsidiary of the Parent and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holding of the type of Equity Interest in respect of which such Restricted Payment is being made;

provided that, for Restricted Payments under clauses (a), (b), or (c) above, (i) the Borrowers are in Pro Forma Compliance with the US Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated in a Compliance Certificate signed by a Responsible Officer of the applicable Borrower dated as of the date of such proposed Restricted Payment) and (ii) no Default or Event of Default exists or would result therefrom; and provided further that, for Restricted Payments under clause (c) above, there are no Loans or unreimbursed LC Disbursements outstanding both immediately before and immediately after giving effect to such Restricted Payment, and no Letters of Credit are requested or issued in connection with such Restricted Payment.

Section 6.07 Redemptions. Each Borrower shall not, nor shall it permit any of its Subsidiaries to, optionally or voluntarily Redeem (i) any Indebtedness constituting (x) obligations for borrowed money or obligations evidenced by bonds, debentures, notes or other similar instruments upon which interest payments are customarily paid with an originally scheduled maturity date after the Maturity Date, or (y) obligations under the Non-Extended Facility of the Parent or any Subsidiary, or (ii) any Disqualified Capital Stock, or any Equity Interests that would constitute Disqualified Capital Stock but for the last sentence of such definition, in each case except that the Parent or any of its Subsidiaries may:

(a) Redeem Indebtedness or such Equity Interests with the net cash proceeds of an issuance of, or capital contribution in respect of, Equity Interests of the Parent (other than Disqualified Capital Stock); provided that (A) such issuance or capital contribution occurs substantially concurrently with such Redemption (with a Redemption being deemed substantially concurrent if such Redemption occurs not more than 90 days after such issuance) and (B) such net cash proceeds are not required to be prepaid or reinvested;

(b) Redeem Indebtedness or such Equity Interests by converting or exchanging such Indebtedness into Equity Interests of the Parent (other than Disqualified Capital Stock) or any other Equity Interest or securities which are converted into, exchanged for or redeemed with, Equity Interests of the Parent substantially simultaneously therewith;

(c) Redeem Indebtedness in exchange for, or as an extension, refinancing, renewal or replacement of such Indebtedness that is, Permitted Refinancing Indebtedness;

(d) Redeem Indebtedness or such Equity Interests with cash held on the balance sheet of, or controlled by, or held for the benefit of, such Person; and

(e) Redeem any Indebtedness owed to the Parent or any of its Subsidiaries;

provided that, in each case of clauses (a), (c), and (d) above, (1) no proceeds from Loans shall be used to Redeem any portion of any form of Indebtedness or such Equity Interests (including, for the avoidance of doubt, under the Non-Extended Credit Agreement), (2) immediately after giving effect to such Redemption, the Borrowers shall be in Pro Forma Compliance with the US

Sub-Facility Limit, each Guarantee Ratio, and the other Financial Covenants (as demonstrated, with respect to any Redemption in excess of $25,000,000, in a duly executed Compliance Certificate dated as of the date of such Redemption), (3) no Default or Event of Default shall then exist or would result therefrom, (4) except with respect to Redemptions of Indebtedness made pursuant to clause (c) above, there shall be no Loans or unreimbursed LC Disbursements both immediately before and immediately after giving effect to such Indebtedness Redemption, and (5) no Letters of Credit shall be requested or issued in connection with such Redemption.

Section 6.08 Use of Proceeds. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or any Local Content Entity to, use the proceeds of the Loans or request any Letter of Credit for any purpose other than in accordance with Section 5.08.

Section 6.09 Consolidated Indebtedness to Total Capitalization Ratio. No Borrower shall permit, as of the last day of any fiscal quarter, the ratio of Consolidated Indebtedness to Total Capitalization to exceed 60%.

Section 6.10 Guarantee Ratios.

(a) At each fiscal quarter end, the ratio of (i) the Rig Value of the Rigs (other than Specified Acquired Rigs) directly wholly owned by the Loan Parties to (ii) the aggregate Rig Value of all Rigs (other than Specified Acquired Rigs) of the Parent, its Subsidiaries, and Local Content Entities shall not be less than 80%.

(b) At each fiscal quarter end, the ratio of (i) the sum of (A) the Rig Values of the Marketed Rigs directly wholly owned by Specified Foreign Loan Parties, plus (B) the Rig Value of the Ocean Valiant Rig at any time when it is a Marketed Rig owned by any Guarantor to (ii) the sum of, without duplication, (A) the aggregate Commitments, (B) the Non-Extended Facility Aggregate Credit Exposure, and (C) any other Indebtedness of any Specified Foreign Loan Party (other than (x) unsecured intercompany debt between Loan Parties and (y) other unsecured intercompany debt that is contractually subordinated to the Indebtedness arising pursuant to the Loan Documents on terms reasonably satisfactory to the Administrative Agent), that is secured by a Lien or that is guaranteed by (or has as an obligor) a Subsidiary that directly owns a Rig (or the Parent, if the Parent directly owns any Rig) shall not be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Default. Any Borrower shall fail to pay (i) any interest on any Loan or any interest on any reimbursement obligation in respect of any LC Disbursement payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c) Misrepresentation. Any representation or warranty made or deemed made by any Borrower in or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect or false when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) and such incorrectness or falsity is continuing.

(d) Default in Performance of Certain Covenants. Any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.09, Section 5.10, Section 5.11, Section 6.01, Section 6.02, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09 or Section 6.10.

(e) Default in Performance of Other Covenants and Conditions. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), or (d) of this Article), and such failure shall continue unremedied for a period of 30 consecutive days after the earlier of (i) the Parent’s receipt of written notice thereof from the Administrative Agent to the Parent and (ii) the date any Responsible Officer of any Borrower has actual knowledge of such breach.

(f) Indebtedness Cross-Default. Any Borrower or any Subsidiary shall fail to make any payment at maturity in respect of any Material Indebtedness (including, if applicable, any Material Indebtedness pursuant to the Non-Extended Credit Agreement), when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (after giving effect to any applicable grace period specified in the agreement or instrument relating to such Material Indebtedness) or any default shall occur (other than as a result of a voluntary sale or transfer of property, provided that such Material Indebtedness is repaid in full and terminated, and all Liens and security interests securing such Material Indebtedness are released, substantially simultaneously with such sale or transfer) that (i) results in any Material Indebtedness being declared due prior to its scheduled maturity or (ii) permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to accelerate the maturity of such Material Indebtedness or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(g) Involuntary Bankruptcy Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the a Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) Voluntary Bankruptcy Proceeding. A Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing.

(i) Judgment. One or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent such judgment or judgments are not covered by (i) independent third party insurance as to which the respective insurer does not dispute coverage and is not subject to an insolvency proceeding or (ii) a valid indemnity from a third party that is not the subject of any insolvency proceeding and that has the financial capability or insurance to perform such indemnity) shall be rendered against a Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days (with respect to any such judgment rendered in the United States) or 60 consecutive days (with respect to any such judgment rendered outside of the United States) during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Borrower or any Significant Subsidiary to enforce any such judgment.

(j) ERISA Events. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or any Subsidiary thereof party thereto or any such Person shall so state in writing, other than in accordance with the express terms hereof or thereof.

(l) Guaranty. Any Guaranty shall at any time (before its release in accordance with the express terms of this Agreement or its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto (other than in accordance with its terms and the terms hereof) or shall be contested by any Loan Party party thereto; any Guarantor shall deny it has any liability or obligation under any Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement.

(m) Security Documents. Any security interest purported to be created by the Pledge Agreement, the Share Mortgage Agreement or any other Security Document shall cease to be, or shall be asserted by a Borrower or any other Loan Party not to be (i) in the case of the Share Mortgage Agreement, a valid, first priority perfectible security interest in the securities, assets or properties covered thereby with the priority required by such Share Mortgage Agreement and (ii) in the case of the Pledge Agreement and any other Security Document, a valid security interest in the securities, assets or properties covered thereby, which security interest is perfected to the extent required by the Pledge Agreement or such other Security Document, as applicable, with the priority required by the Pledge Agreement or such other Security Document, as applicable, in each case for any reason other than the failure of the Administrative Agent to take any action within its control.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default described in Section 7.01(g) or Section 7.01(h)) shall have occurred and be continuing, then, at any time thereafter during the continuance of such event,

(a) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(b) Each Borrower shall, on the Business Day that the Parent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure and Swingline Exposure representing greater than 50% of the total LC Exposure and Swingline Exposure) demanding the deposit of cash collateral pursuant to this paragraph, deposit with the Administrative Agent into the Cash Collateral Account, an amount in cash equal to 102% of the sum of the LC Exposure attributable to it as of such date, the Swingline Exposure attributable to it as of such date, and any accrued and unpaid interest and fees in respect of each of the foregoing, to the extent the obligations of such Borrower in connection with the Letters of Credit, and the obligations of such Borrower in connection with the Swingline Loans, are not otherwise paid or Cash Collateralized in such required amount at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under any Loan Document, including the Guaranty, the Pledge Agreement, and the Share Mortgage Agreement, for the ratable benefit of the Lender Parties or other Secured Parties, as applicable, by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default described in Section 7.01(g) or Section 7.01(h) shall have occurred and be continuing, then, at any time thereafter during the continuance of such event,

(a) the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(b) each Borrower shall deposit with the Administrative Agent into the Cash Collateral Account, an amount in cash equal to 102% of the sum of the LC Exposure attributable to it as of such date, the Swingline Exposure attributable to it as of such date, and any accrued and unpaid interest and fees in respect of each of the foregoing, to the extent the obligations of such Borrower in connection with the Letters of Credit, and to the extent the obligations of such Borrower in connection with the Swingline Loans, are not otherwise paid or Cash Collateralized in such amount at such time, and such deposit shall become immediately due and payable, without demand or other notice of any kind; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under any Loan Document, including the Guaranty, the Pledge Agreement, and the Share Mortgage Agreement, for the ratable benefit of the Lender Parties or the Secured Parties, as applicable, by appropriate proceedings.

Section 7.04 Remedies Cumulative, No Waiver. No right, power or remedy conferred to any party in this Agreement or the other Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by Legal Requirement, be cumulative and in addition to every other such right, power or remedy that the parties may otherwise have. No course of dealing and no delay in exercising any right, power, or remedy conferred to any party in this Agreement or the other Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon any party shall entitle such party to similar notices or demands in the future.

Section 7.05 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Parent, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.09 and Section 2.11. During the continuance of an Event of Default and subject to Section 2.21, all payments and collections received by the Administrative Agent shall be applied to the Obligations in accordance with Section 2.09 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document; in each case to the extent required to be paid or reimbursed by a Lender, a Secured Party or a Borrower pursuant to the terms of this Agreement or any other Loan Document;

SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any fees and expenses then due and owing and constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with such amounts owed to them on the date of any such distribution);

FOURTH, to (a) the payment of any then due and owing principal and LC Disbursements constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution), (b) the Cash-Collateralization of LC Exposure, and (c) the payment of any other Obligations then due and owing, including in respect of Swap Agreements with Swap Counterparties and Cash Management Bank Obligations; and

FIFTH, to the Parent, its successors or assigns, on behalf of the applicable Borrowers, or as a court of competent jurisdiction may otherwise direct.

Section 7.06 Currency Conversion After Maturity. Notwithstanding any other provision in this Agreement, on the date that there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Loans hereunder or of the obligations of the Issuing Banks to issue, increase, or extend Letters of Credit hereunder, in any case, as a result of any Event of Default, all Obligations denominated in any Foreign Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date.

ARTICLE VIII

The Administrative Agent

Section 8.01 Appointment and Authority. Each of the Lenders, the Swingline Lender and each Issuing Bank hereby irrevocably appoints Wells Fargo to act as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and none of the Borrowers shall have rights as a third party beneficiary of any of such provisions except as expressly provided in this Article VIII. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each of the Secured Parties hereby acknowledges and confirms its agreement that the Administrative Agent may, pursuant to certain Security Documents, act as trustee for and on behalf of the Secured Parties.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Banks.

Section 8.03 Exculpatory Provisions.

(a) The Administrative Agent (which term as used in this Section shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or (ii) in the absence of its own gross negligence, willful misconduct or unlawful act as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, a Lender, the Swingline Lender or an Issuing Bank. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.02) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the property (including the books and records) of any Borrower or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.04 Reliance by Administrative Agent, Swingline Lender and Issuing Banks. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of Loan or any conversion or continuance of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or such Issuing Bank unless such Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or such Issuing Bank prior to the making of such Loan or conversion or continuance of a Loan. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct or committed an unlawful act in the selection of such sub-agents.

Section 8.06 Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY ANY BORROWER), RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL OF THE ADMINISTRATIVE AGENT, OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, FEES, CHARGES OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY ANY BORROWER.

(b) THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING BANK AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY ANY BORROWER) RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, FEES, CHARGES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING BANK OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, EXPENSES, FEES, CHARGES OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.07 Resignation of Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the other applicable Lender Parties and the Parent, subject to the terms and conditions of this Section 8.07. Upon the Parent’s request, the Administrative Agent shall resign upon any removal of the Administrative Agent as a Lender pursuant to Section 2.19 or Section 2.08(c). Upon receipt of any such notice of resignation, (i) the Required Lenders shall have the right, in consultation with the Parent and subject to the consent of the Parent (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as may be agreed by the Required Lenders and, if no Event of Default has occurred and is continuing, the Parent) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Legal Requirements, by notice in writing to the Parent and such Person, remove such Person as Administrative Agent and, in consultation with the Parent and subject to the consent of the Parent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders or no such successor shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Parent and the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall be instead made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents except pursuant to obligations that by their terms expressly survive such resignation (including Section 9.12). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, in each case if it elects to, in its sole discretion, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. Upon the acceptance by a successor of its appointment as Administrative Agent hereunder, if such successor does not succeed to the duties of the retiring Swingline Lender, the Parent shall have the right to designate any other Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Loans have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the Administrative Agent. Notwithstanding anything herein to the contrary, the Person serving as the Swingline Lender may not resign pursuant to the above provisions of this Section 8.07 unless such Person is, at the same time, resigning in its capacity as the Administrative Agent.

Section 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Banks by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the affairs, financial condition, or business of the Parent or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, or Joint Lead Arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or an Issuing Bank hereunder.

Section 8.10 Collateral and Guaranty Matters.

(a) Each Lender (as a Lender and in its capacity as a potential provider of Cash Management Services or potential Swap Counterparty) and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents.

(b) Each Lender (as a Lender and in its capacity as a potential provider of Cash Management Services or potential Swap Counterparty) and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) hereby authorizes the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) as provided in any Security Document, (ii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, and (iii) upon Payment In Full;

(ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain a first priority security interest in and Liens upon the Collateral granted pursuant to the Security Documents;

(iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law; and

(iv) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is expressly permitted by Section 6.01.

(c) Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10.

(d) Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, solely after the occurrence and during the continuation of an Event of Default, with full authority to act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuation of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents relating to the Collateral after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.03. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(e) The powers conferred on the Administrative Agent under this Section 8.10 and the Security Documents are solely to protect its respective interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. None of the Administrative Agent, any Lender or any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Parent or any other Loan Party, or selected by the Administrative Agent in good faith.

(f) The Lender Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor under its Guaranty (i) if such release is permitted pursuant to Section 5.11 and (ii) upon Payment In Full. Subject to Section 5.11, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.10.

Section 8.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the

Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, facsimile or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, postage prepaid or sent by facsimile, as follows:

(i) if to a Loan Party, to it at Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, Attention of Treasurer (Facsimile No. (281) 647-2297); with a copy to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, Attention of General Counsel (Facsimile No. (281) 647-2223); and with a copy to Duane Morris LLP, 1330 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention of Shelton M. Vaughan (Facsimile No. (713) 583-9179);

(ii) if to the Administrative Agent or to Wells Fargo, as an Issuing Bank, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, Mail Code: D1109-019, Charlotte, NC 28262, Attn: Syndication Agency Services (Telephone No. 704-590-2706 and Facsimile No. 704-590-2790), Email: agencyservices.requests@wellsfargo.com; and

(iii) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that (i) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrowers and the Lenders agree that the Administrative Agent may make any material delivered by the Borrowers (or any one of them) to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to any Borrower, any of their Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system selected by the Administrative Agent (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as SyndTrak, or a substantially similar electronic system (the “Platform”). Each Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or any Lender Party’s transmission of communications through the Platform, except to the extent resulting from the gross negligence, willful misconduct or unlawful act of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (A) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (B) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address, email address, telephone number or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters or any AutoBorrow Agreement) nor consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (subject to Section 2.21 with respect to any Defaulting Lender):

(a) no such agreement or waiver shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(c), Section 7.05, or any other provision of the Loan Documents in a manner that would alter the pro rata treatment of Lenders (including in connection with (A) the reduction of Commitments and (B) the sharing of payments to, or disbursements by, Lenders required thereby), in any case without the written consent of each Lender, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender, (vi) change Section 4.02 or any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, or (vii) except as provided in Section 5.11 or Section 8.10, release any Guarantor from its obligation under any Guaranty or release all or substantially all of the Collateral without the written consent of each Lender;

(b) no such agreement or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent;

(c) no such agreement or waiver shall (i) amend, modify or otherwise affect the rights or duties of the Issuing Banks under this Agreement or any other Loan Document, or (ii) increase the Letter of Credit Maximum Amount without the prior written consent of each Issuing Bank; and

(d) no such agreement or waiver shall (i) amend, modify or otherwise affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document, or (ii) increase the Swingline Sublimit Amount without the prior written consent of the Swingline Lender;

provided, that the Administrative Agent may, in its sole discretion, with the prior written consent of the Parent, but without the consent of any Lender, (i) amend, modify or supplement this Agreement or any other Loan Document (other than the Fee Letters) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank; (ii) enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement the Replacement Rate or otherwise effectuate the terms of Section 2.14 in accordance with the terms of such Section; and (iii) enter into amendments to this Agreement or any other Loan Document that the Administrative Agent determines are necessary to implement the terms of a Commitment Increase in accordance with the terms of this Agreement; provided, in each case, that no such amendment shall, unless in writing and signed by the applicable Issuing Bank or Swingline Lender, as applicable, adversely affect the rights or duties of an Issuing Bank or Swingline Lender in their capacities as such, as applicable, under this Agreement relating to any Letter of Credit or Swingline Loan issued or to be issued by it. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section, and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Parent shall pay, subject in each case to the Parent’s receipt of reasonably detailed documentation thereof, (i) on demand, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including reasonable legal fees and expenses of such Persons, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for all such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Parent written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) promptly following written demand therefor, all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal, extension or administration of any Letter of Credit, any demand for payment thereunder, or any reimbursement in connection therewith, and (iii) on demand, all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents following a Default by any Borrower hereunder, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. Each Borrower shall, subject to Section 9.22, to the fullest extent permitted by law, indemnify the Administrative Agent, the Joint Lead Arrangers, the Swingline Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, (iii) the consummation of the Transactions or any other transactions contemplated hereby or thereby, (iv) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (v) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (vi) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) have resulted from the gross negligence, willful misconduct or unlawful act of such Indemnitee or such Indemnitee’s material breach of the Loan Documents, in each case as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (B) arise out of a dispute solely between two or more Indemnitees not caused by or involving in any way the Parent or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent in its capacity as “administrative agent” under this Agreement, the Swingline Lender in its capacity as “swingline lender” under this Agreement, or an Issuing Bank in its capacity as an “issuing bank” under this Agreement). The provisions of this Section 9.03(b) shall not apply (and only Section 2.15 or 2.17 shall apply, if otherwise applicable) with respect to Taxes or to any expenses arising therefrom or with respect thereto, other than any Taxes or expenses that represent losses, claims or damages arising from any non-Tax claim. Furthermore, no Lender will be entitled to indemnification with respect to any fees which such Lender was not entitled to receive as a result of being a Defaulting Lender. No Borrower shall, or shall permit any Subsidiary to, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy against such Indemnitee, and (z) requires no action on the part of such Indemnitee other than its consent, except, in the case of this clause (z), as consented to by such Indemnitee in its reasonable discretion.

(c) Reimbursement by Lenders. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender, any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender, or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Swingline Lender, such Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable Legal Requirement, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. To the extent permitted by applicable Legal Requirement, no Indemnitee shall assert, and each Lender Party hereby waives, any claim against the Parent, any Subsidiary or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or unlawful act of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section 9.03 shall survive the resignation of the Administrative Agent and any Issuing Bank, the replacement of any Lender, the termination of the Commitments, the termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(f) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts: Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans then owing to it, the aggregate amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Parent and the Administrative Agent otherwise consents, provided that no such consent of the Parent shall be required if an Event of Default has occurred and is continuing;

(ii) Required Consents: In addition to any consent required under subsection (b)(i) of this Section, such assignment shall require the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent, provided that no consent of the Parent shall be required for an assignment to (1) a Lender, (2) an Affiliate of a Lender or (3) if an Event of Default has occurred and is continuing, any other assignee; provided that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) the Swingline Lender and each Issuing Bank;

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitment assigned;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a Borrower or any of a Borrower’s Affiliates or Subsidiaries, (B) a natural Person, (C) a Disqualified Lender or (D) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v); provided, however, that other than maintaining and updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request, (x) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (y) without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans to any Disqualified Lender; and

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices located within the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary (other than an executed Assignment and Assumption delivered to the Parent and the Lender Parties). The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Borrower hereby agrees that the Administrative Agent’s acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrowers.

(d) Participations.

(i) Any Lender may, at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural Person, a Disqualified Lender or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged (and if such Lender holds a Note hereunder, it will remain the holder of such Note for purposes of this Agreement), (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Swingline Lender, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 and Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02 that affects such Participant. Subject to paragraph (d)(iii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at a Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Each Borrower hereby agrees that each Lender’s acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrowers.

(e) Certain Pledges. Any Lender may at any time mortgage, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or other similar central bank, such as, but not limited to, the European Central Bank, and this Section shall not apply to any such mortgage, pledge or assignment of a security interest; provided that no such mortgage, pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such mortgagee, pledgee or assignee for such Lender as a party hereto.

(f) Information. Any Lender may furnish any information concerning the Borrowers or any one of them, or any of the Subsidiaries, in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject, however, to the provisions of Section 9.12.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their respective terms (and, with respect to representations made as of a certain date, as of such date) as long as the principal of or any accrued interest on any Loan or any fee payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03, Section 9.22 and Article VIII and all of the obligations of the Lenders in Section 8.06, shall survive the termination of this Agreement and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined by the Administrative Agent in its reasonable discretion, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower (or, in the case of the US Borrower, against any and all of the obligations of the Borrowers) now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement and although such obligations of the Borrowers may be unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Lender Parties and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing, in any way related to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any New York State court located in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 and in the manner provided in Section 9.24. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each Lender Party agrees to maintain (and to cause their respective Related Parties to maintain) the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any other Lender Party or to any Affiliate of any Lender Party, or any director, officer, employee or agent of any Lender Party, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority exercising jurisdiction over such Person, (c) to the extent required by any applicable Legal Requirement or by any subpoena or similar legal process, (d) to the extent necessary in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an executed written agreement containing provisions substantially the same as those of this Section 9.12, to (i) any eligible assignee of or

Participant in, or any prospective eligible assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to any Borrower and its obligations, (f) with the prior written consent of the Parent, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender Party on a nonconfidential basis from a source other than a Borrower (excluding any Information from a source which the Lender Party knows has been disclosed by such source in violation of a duty of confidentiality to a Borrower or any of its Affiliates) or (h) on a confidential basis to, to the extent requested by or required to be disclosed to, (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder. In addition, the Administrative Agent and each of the Lender Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any of the Lender Parties in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from or on behalf of any Borrower relating to a Borrower or any Affiliate of a Borrower or their business, other than any such information that is available to the Lender Parties on a nonconfidential basis prior to disclosure by a Borrower (excluding any Information from a source which such Lender Party knows has been disclosed by such source in violation of a duty of confidentiality to a Borrower or any of its Affiliates); provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. This Section shall survive and remain in full force and effect for a period of one year after the date that the Obligations have been repaid in full, no LC Exposure is outstanding and all of the Commitments have terminated or expired. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lender Party from providing information to any banking or other regulatory or governmental authorities having jurisdiction over such Lender Party, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lender Party to disclose to any Borrower that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lender Party to inform any Borrower of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.13 Usury Not Intended. It is the intent of each Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the

Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such Legal Requirements that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the applicable Borrower). In the event that the maturity of the Loans is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the applicable Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrowers and the Lenders shall to the maximum extent permitted under applicable Legal Requirement, subject to Section 9.22, amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.14 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by Legal Requirement, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the applicable Borrower.

Section 9.15 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders, the Swingline Lender and each Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the PATRIOT Act.

Section 9.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in such other currency such Lender Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender Party in the specified currency, each of the Borrowers agrees, subject to Section 9.22, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18(c), each Lender Party agrees to promptly remit such excess to the applicable Borrower.

Section 9.18 Officer’s Certificates. It is not intended that any certificate of any officer or director of any Borrower delivered to any Lender Party pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender Parties are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Lender Parties, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent each has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lender Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower and (B) no Lender Party or any of its Affiliates has any obligation to any Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except, in the case of a Lender Party, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender Party or any of its Affiliates has any obligation to disclose any of such interests to any Borrower or its Subsidiaries with respect to the transactions contemplated hereby. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lender Parties and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.21 Multiple Borrowers.

(a) Obligations Unconditional. The obligations of each Borrower under this Agreement, the Notes and each other Loan Document are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrowers under this Agreement, the Notes or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable Legal Requirements, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.21 that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the respective liability of any Borrower under this Agreement, the Notes or any other agreement referred to herein or therein:

(i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the Notes, any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected, or any guaranty supporting the Other Borrower Obligations shall fail to be effective.

(b) Borrowers’ Representative; Binding on All Borrowers. The Foreign Borrower hereby designates the Parent (in its capacity as Parent or in its capacity as US Borrower) as its representative and agent on its behalf for the purposes of issuing and delivering Notices of Borrowing, notices of conversion or continuation, notices of optional prepayments, notices of mandatory prepayments, delivering Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting, extending, increasing, and amending Letters of Credit, approving eligible assignees, and for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of the Foreign Borrower or the Borrowers under the Loan Documents. The Parent hereby accepts such appointments. Unless otherwise expressly required hereunder, the Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent or from the Foreign Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to the Foreign Borrower or Borrowers hereunder to the Parent on behalf of all Borrowers; provided that, the failure to give such notice to the Parent or the Foreign Borrower shall not release or diminish or otherwise affect in any way either Borrower’s obligations to pay any amounts owing by it under this Agreement or any other Loan Document or to otherwise comply with terms hereof or thereof. Each Borrower agrees that each action taken or omitted to be taken by, and any notices and consents received by, the Parent, and any notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent, shall be deemed for all purposes to have been made by the Foreign Borrower and shall be binding upon and enforceable against the Foreign Borrower to the same extent as if the same had been made directly by the Foreign Borrower unless therein provided otherwise. For the avoidance of doubt, any reference in this Agreement to “the Borrower” shall be deemed to refer to the Parent.

Section 9.22 Limitation on Foreign Loan Party Obligations.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if any Subsidiary is a “controlled foreign corporation” (under and as defined in Section 957(a) of the Code) (a “CFC”) or a direct or indirect Subsidiary of a CFC, then such Subsidiary may be released as a Guarantor upon prior written notice by the Parent to the Administrative Agent and shall not have liability for any obligations of the Parent, the US Borrower or any other Borrower or Guarantor (other than as a Foreign Guarantor of the obligations of the Foreign Borrower) and its assets shall not serve at any time, directly or indirectly, as security for the performance of an obligation of the Parent, the US Borrower or any other Borrower or Guarantor, if and to the extent such liability or security would trigger an income inclusion under Section 956 of the Code, in each case so long as the applicable Borrowers have taken such action as would be required to ensure Pro Forma Compliance with each Guarantee Ratio and the US Sub-Facility Limit, immediately after giving effect to the release of such Guarantor (as demonstrated in a duly executed Compliance Certificate dated the date of such release).

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Obligations of the Foreign Borrower under the Loan Documents are several and not joint. For avoidance of doubt, and without limitation of the preceding sentence, it is agreed that (i) the Foreign Borrower shall not be liable for the Loans (or interest or fees with respect thereto) made to the US Borrower, and the Foreign Borrower shall not be liable for the LC Disbursements (or related fees) with respect to Letters of Credit issued at the request of the US Borrower, (ii) with respect to the Foreign Borrower, the obligations set forth in Section 2.15 and Section 2.20 shall only apply in respect of the Commitment of any Lender Party to lend to, or to issue (or purchase participations in) Letters of Credit issued at the request of, the Foreign Borrower, (iii) with respect to the indemnification obligations set forth in Section 2.17, the Foreign Borrower shall only be responsible for such obligations that result from Indemnified Taxes in connection with Loans made to, or Letters of Credit issued at the request of, or that otherwise pertain to, the Foreign Borrower or any of its Subsidiaries, (iv) with respect to any representation or warranty made by the Foreign Borrower pursuant to Section 4.02, such representation and warranty shall only be made by the Foreign Borrower as provided in clause (v) of this Section 9.22(b), (v) with respect to the representations and warranties made in Article III or, if applicable, any other Loan Document, the Foreign Borrower makes such representations and warranties only with respect to, and only to the extent applicable to, the Foreign Borrower and its Subsidiaries, (vi) with respect to obligations under the Swap Agreements with Swap Counterparties and Cash Management Bank Obligations, the Foreign Borrower is only responsible with respect to, and only to the extent applicable to, the Foreign Borrower and its Subsidiaries, and (vii) with respect to covenants set forth in Articles V and VI, the Foreign Borrower is only responsible for compliance with such covenants only with respect to, and only to the extent applicable to, the Foreign Borrower and its Subsidiaries.

Section 9.23 Keepwell. The US Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its Guaranty and the other Loan Documents in respect of obligations under Swap Agreements constituting Obligations hereunder (provided, however, that the US Borrower shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Subject to Section 9.22(b), the Foreign Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Foreign Guarantor to honor all of its obligations under its Guaranty of the Obligations of the Foreign Borrower and the other Loan Documents in respect of obligations under Swap Agreements constituting Obligations of the Foreign Borrower hereunder (provided, however, that the Foreign Borrower shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Borrower under this Section 9.23 shall remain in full force and effect until Payment In Full. Each Borrower intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of such other specified Loan Parties for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.24 Appointment of Process Agent. Without limiting the generality of Sections 9.01, 9.09(d), or 9.21(b), the Foreign Borrower and each other Guarantor not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia (each, a “Foreign Loan Party”) hereby appoints, and shall maintain the appointment of, C T Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to any Foreign Loan Party, in care of the Process Agent at the Process Agent’s above address, with a copy to such Foreign Loan Party at its address set forth in Section 9.01(a)(i), and each Foreign Loan Party hereby authorizes and directs the Process Agent to receive such service on its behalf. As an alternative method of service, each Foreign Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address set forth in Section 9.01(a)(i). Each Foreign Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any Lender to serve legal process in any other manner permitted by any applicable Legal Requirement or affect the right of any Lender to bring any suit, action or proceeding against any Foreign Loan Party or its property in the courts of other jurisdictions.

Section 9.25 Limitation on Payments Between Lenders. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender to the Foreign Borrower (in its capacity as such) shall have any obligation to share any payment made by the Foreign Borrower with a Lender to the US Borrower for application to Obligations of the US Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature Pages Follow.]

PARENT and US BORROWER:

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Joseph Cue
Name: Joseph Cue
Title: Treasurer

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

FOREIGN BORROWER:

DIAMOND FOREIGN ASSET COMPANY

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

LENDER PARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Bank, and a Lender

By:	/s/ Timothy P. Gebauer
Name: Timothy P. Gebauer
Title: Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Jeffrey C. Miller
Name: Jeffrey C. Miller
Title: Executive Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Balaji Rajgopal
Name: Balaji Rajgopal
Title: Associate Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

MUFG BANK, LTD., as an Issuing Bank and a Lender

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

BARCLAYS BANK PLC, as an Issuing Bank and a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Robert Malleck
Name: Robert Malleck
Title: Vice President

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

SUNTRUST BANK, as a Lender

By:	/s/ John L. Saylor
Name: John L. Saylor
Title: Senior Vice President

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Signature Page to Credit Agreement

Diamond Offshore Drilling, Inc. and Diamond Foreign Asset Company

SCHEDULE 2.01

LENDER	AGGREGATE COMMITMENT
Wells Fargo Bank, National Association	$129,361,702.13
JPMorgan Chase Bank, N.A.	$129,361,702.13
HSBC Bank USA, National Association	$129,361,702.13
MUFG Bank, Ltd.	$129,361,702.13
Citibank, N.A.	$129,361,702.13
SunTrust Bank	$129,361,702.13
Barclays Bank PLC	$129,361,702.13
Goldman Sachs Bank USA	$44,468,085.09

Total	$950,000,000.00

Schedule 2.01

SCHEDULE 3.07

Disclosed Matters

None.

Schedule 3.07

SCHEDULE 6.01

Existing Liens

Company	SECURED PARTY	JURISDICTION	TYPE OF FILING	FILING INFORMATION
Diamond Offshore Limited	EFS BOP, LLC	DC Office of the Recorder of Deeds	UCC- 1 – Equipment Lien	#2016030228 Filed 3/29/2016

Diamond Offshore Limited	EFS BOP, LLC	DC Office of the Recorder of Deeds	UCC- 1 – Equipment Lien	#2016030235 Filed 3/29/16

Diamond Offshore Limited	EFS BOP, LLC	DC Office of the Recorder of Deeds	UCC- 1 – Equipment Lien	#2016061028 Filed 6/17/2016

Diamond Offshore Limited	EFS BOP, LLC	DC Office of the Recorder of Deeds	UCC- 1 – Equipment Lien	#2016112730 Filed 11/1/2016

Schedule 6.01

SCHEDULE 6.04

Affiliate Transactions

Transactions with Loews. Prior to the initial public offering of our common stock in 1995, we were a wholly-owned subsidiary of Loews Corporation (“Loews”). In connection with the initial public offering, we entered into agreements with Loews pursuant to which Loews agreed to provide certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement. We are party to a services agreement with Loews pursuant to which Loews performs certain administrative and technical services on our behalf. Such services include personnel, internal auditing, accounting and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the services agreement, we are required to reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services on our behalf. The services agreement may be terminated by us with 30 days’ notice to Loews and may be terminated by Loews with six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the services agreement unless due to the gross negligence or willful misconduct of Loews.

Registration Rights Agreement. Under a Registration Rights Agreement dated October 16, 1995, between us and Loews, we agreed to file, upon the request of Loews and subject to certain limitations, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Under the agreement, Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews.

Performance and Appeal Bonds. From time to time, we purchase performance and appeal bonds in support of our drilling operations and workers compensation claims, respectively, from Affiliates of a majority-owned subsidiary of Loews after obtaining competitive quotes.

Transactions with Other Related Parties. From time to time, we hire marine vessels and helicopter transportation services at prevailing market rates from subsidiaries of SEACOR Holdings Inc. (“SEACOR Holdings”), SEACOR Marine Holdings Inc. (“SEACOR Marine”) and Era Group Inc. Mr. Charles Fabrikant, who is a member of our Board of Directors, is the Executive Chairman of the Board and CEO of SEACOR Holdings and the Non-Executive Chairman of the Board of each of SEACOR Marine and Era Group Inc. and is the beneficial owner of more than 5% of a class of outstanding voting securities of each company.

Schedule 6.04

For purposes of this Schedule 6.04, the words “we”, “us” and “our” refer to the Parent.

Schedule 6.04

SCHEDULE 6.05

Existing Indebtedness

None.

Execution Version

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrowers:	DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation and DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5.	Credit Agreement:	5-Year Revolving Credit Agreement dated as of October 2, 2018 among the Borrowers, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Commitment / Aggregate Revolving Loans for all Lenders	Amount of Commitment / Revolving Loans Assigned[5]	Percentage Assigned of Aggregate Commitment / Aggregate Revolving Loans for all Lenders[6]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date: ______________]7

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][8]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Assumption

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

Consented to:

[NAME OF ISSUING BANK], as Issuing Bank

By:
Name:
Title:

[Consented to:][1]

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

[1]	To be added only if the consent of the Parent is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Assumption

Annex 1

To Exhibit A – Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates, or any other Person of any of its obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17(g) of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Assumption

EXHIBIT B

FORM OF NOTICE OF COMMITMENT INCREASE

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Boulevard

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Phone: 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Fax No.: 704-590-2790

Ladies and Gentlemen:

The undersigned, Diamond Offshore Drilling, Inc., a Delaware corporation (“Parent”), refers to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, Diamond Foreign Asset Company, a Cayman Islands exempted company, (the “Foreign Borrower” and, together with Parent, the “Borrowers”), the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Parent hereby gives you notice (this “Notice of Commitment Increase”) pursuant to Section 2.02(b) of the Credit Agreement that it has arranged for the Aggregate Commitment under the Credit Agreement to be increased by adding to the Credit Agreement the CI Lenders referenced below and/or by allowing one or more Increasing Lenders to increase their respective Commitments. In that connection, Parent sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:

(a)	The Commitment Increase Effective Date shall be [__________].

(b)	The amount of the requested Commitment Increase is $[__________].

(c)	The CI Lenders that have agreed with Parent to provide their respective Commitments are [INSERT NAMES OF THE CI LENDERS].

(d)	The Increasing Lenders that have agreed with Parent to increase their respective Commitments are [INSERT NAMES OF THE INCREASING LENDERS].

(e)

Set forth on Annex I attached hereto is a revised Schedule 2.01, which reflects the amount of the respective Commitments of all Reducing Percentage Lenders, all CI Lenders and all Increasing Lenders from and after the Commitment Increase Effective Date.

Parent hereby certifies on the Commitment Increase Effective Date set forth above, at the time of and immediately after giving effect to the Commitment Increase described above, that:

(i)

the representations and warranties of the Loan Parties set forth in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such specified earlier date; and

(ii)	no Event of Default has occurred and is continuing.

[Signature Page Follows]

Exhibit B – Form of Commitment Increase

Delivery of an executed counterpart of this Notice of Commitment Increase by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Very truly yours,

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

[Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

[NAME OF ISSUING BANK], as Issuing Bank

By:
Name:
Title:	[1]

Consented to:

[NAME OF INCREASING LENDER OR CI LENDER]

By:
Name:
Title:

[1]

The consent of the Administrative Agent, the Issuing Banks and the Swingline Lender shall be required for the addition of any CI Lender (such consent not to be unreasonably withheld, conditioned or delayed).

Exhibit B – Form of Commitment Increase

[NAME OF INCREASING LENDER OR CI LENDER]

By:
Name:
Title:

Exhibit B – Form of Commitment Increase

Annex I

Amended and Restated Schedule 2.01

[See attached]

Exhibit B – Form of Commitment Increase

EXHIBIT C - 1

FORM OF BORROWING REQUEST

[__], 20__

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Boulevard

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Phone: 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Fax No.: 704-590-2790

Ladies and Gentlemen:

Reference is made to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diamond Offshore Drilling, Inc., a Delaware corporation (“Parent”), Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Foreign Borrower” and, together with the Parent, the “Borrowers”), the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The [US Borrower][Foreign Borrower] hereby gives you irrevocable notice pursuant to Section 2.04 of the Credit Agreement that it hereby requests a Borrowing under the Credit Agreement (the “Requested Borrowing”), and in that connection sets forth below the information relating to such Requested Borrowing as required by Section 2.04 of the Credit Agreement:

(1)	The aggregate amount of the Requested Borrowing is $[__________].

(2)	The Business Day of the Requested Borrowing is [________, ____].

(3)	The Type of the Requested Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].

(4)	In the case of a Eurodollar Borrowing, the initial Interest Period to be applicable is [[one][two][three][six] month[s]] [other period].

(5)	The location and number of such Borrower’s account to which funds are to be disbursed are as follows: [_________].

The [US Borrower][Foreign Borrower] hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Requested Borrowing:

(i)

The representations and warranties of the Loan Parties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of the date of the Requested Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Requested Borrowing, such representations and warranties continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date.

(ii)	At the time of and immediately after giving effect to the Requested Borrowing, no Default has occurred and is continuing.

(iii)

[The US Borrower is in Pro Forma Compliance with the US Sub-Facility Limit immediately after giving effect to the Requested Borrowing and any application of proceeds and other transactions occurring on the same date (as demonstrated in a duly executed Compliance Certificate with respect to the US Sub-Facility Limit dated as of the date of such Requested Borrowing and delivered by the US Borrower to the Administrative Agent).1]

(iv)	[The amount of unused commitments to advance loans under the Non-Extended Facility is $0.00.][2]

(v)

[After giving pro forma effect to the Requested Borrowing and any other transactions occurring prior to or substantially simultaneously with such Requested Borrowing, the aggregate amount of Available Cash will not exceed $500,000,000.] [After giving pro forma effect to the Requested Borrowing and any other transactions occurring prior to or substantially simultaneously with such Requested Borrowing, the aggregate amount of Available Cash will exceed $500,000,000 and the Administrative Agent has received a Use of Proceeds Certificate from the undersigned with respect to the Requested Borrowing.]

(vi)	As of the date of the Requested Borrowing, the aggregate amount of any net cash proceeds excluded from the calculation of “Available Cash” pursuant to:

A.

(1) clause (d) of the definition thereof is $[______________] received from/in connection with [____][3], (2) such net cash proceeds were received on [__________, ___], and (3) the intended purpose of such net cash proceeds is [______________][4];

B.

(1) clause (e) of the definition thereof is $[______________] received from/in connection with [____][5], (2) such net cash proceeds were received on [__________, ___], and (3) the intended purpose of such net cash proceeds is [______________][6];

[1]

To be included if request is from the US Borrower. Such calculation shall give pro forma effect to (1) acquisitions, dispositions, and changes in classification of Marketed Rigs and (2) incurrences of Indebtedness by the US Borrower and US Guarantors, in each case on or prior to the date of such calculation.

[2]	To be included prior to the termination of the Non-Extended Facility.
[3]	Provide description of such excluded net cash proceeds.
[4]	Such purpose shall be a purpose permitted under the Credit Agreement.
[5]	Provide description of such excluded net cash proceeds.
[6]	Such purpose shall be a purpose permitted under the Credit Agreement.

Exhibit C-1 – Form of Borrowing Request

C.

(1) clause (f) of the definition thereof is $[______________] received from/in connection with [____][7], (2) such net cash proceeds were received on [__________, ___], and (3) the intended purpose of such net cash proceeds is [______________][8]; and

D.

(1) clause (g) of the definition thereof is $[______________] received from/in connection with [____][9], (2) such net cash proceeds were received on [__________, ___], and (3) the intended purpose of such net cash proceeds is [______________][10].

[Signature Page Follows]

[7]	Provide description of such excluded net cash proceeds.
[8]	Such purpose shall be a purpose permitted under the Credit Agreement.
[9]	Provide description of such excluded net cash proceeds.
[10]	Such purpose shall be a purpose permitted under the Credit Agreement.

Exhibit C-1 – Form of Borrowing Request

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the day and year first set forth above.

[DIAMOND OFFSHORE DRILLING, INC.]

[DIAMOND FOREIGN ASSET COMPANY]

By:
Name:
Title:

Exhibit C-1 – Form of Borrowing Request

EXHIBIT C - 2

FORM OF LETTER OF CREDIT REQUEST

[__], 20__

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Boulevard

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Phone: 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Fax No.: 704-590-2790

[Issuing Bank]

Ladies and Gentlemen:

Reference is made to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diamond Offshore Drilling, Inc., a Delaware corporation (“Parent”), Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Foreign Borrower” and, together with Parent, the “Borrowers”), the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The [US Borrower][Foreign Borrower] hereby gives you irrevocable notice pursuant to Section 2.05(b) of the Credit Agreement that it hereby requests [the [amendment][renewal][extension] of an existing] [a] Letter of Credit under the Credit Agreement (the “Requested Letter of Credit”), and in that connection sets forth below the information relating to such Requested Letter of Credit as required by Section 2.05(b) of the Credit Agreement:

(1)	The Business Day of the [issuance] [amendment] [renewal] [extension] of the Requested Letter of Credit is [________, ____].

(2)	The expiration date of the Requested Letter of Credit is [________, ____].[1]

(3)	The amount of the Requested Letter of Credit is $[__________].[2]

(4)	The name and address of the beneficiary of the Requested Letter of Credit is [___].

[1]

A date that is the earlier of (A) one year after the issuance or extension thereof and (B) the date that is five Business Days prior to the Maturity Date (unless the applicable Issuing Bank has consented to such later expiry date and the applicable Borrower has Cash Collateralized the applicable Letter of Credit in an amount equal to 100% of the Dollar Equivalent of the face amount of such Letter of Credit on or before five Business Days prior to the Maturity Date.

[2]	Such amount must be at least $100,000, except with the consent of the Issuing Bank.

The [US Borrower][Foreign Borrower] hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Requested Letter of Credit:

(i)

The representations and warranties of the Loan Parties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of the date of the Requested Letter of Credit, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Requested Letter of Credit, such representations and warranties continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date.

(ii)	At the time of and immediately after giving effect to the Requested Letter of Credit, no Default has occurred and is continuing.

(iii)

The [issuance] [amendment] [renewal] [extension] of such Requested Letter of Credit shall not cause (A) the total LC Exposure to exceed the Letter of Credit Maximum Amount or (B) the sum of the aggregate Credit Exposures of all of the Lenders to exceed the Aggregate Commitment.

(iv)

[The US Borrower is in Pro Forma Compliance with the US Sub-Facility Limit immediately after giving effect to the Requested Letter of Credit and any application of proceeds and other transactions occurring on the same date (as demonstrated in a duly executed Compliance Certificate with respect to the US Sub-Facility Limit dated as of the date of such Requested Letter of Credit and delivered by the US Borrower to the Administrative Agent).3]

[Signature Page Follows]

[3]

To be included if request is from the US Borrower. Such calculation shall give pro forma effect to (1) acquisitions, dispositions, and changes in classification of Marketed Rigs and (2) incurrences of Indebtedness by the US Borrower and US Guarantors, in each case on or prior to the date of such calculation.

Exhibit C-2 – Form of Letter of Credit Request

IN WITNESS WHEREOF, the undersigned has executed this Letter of Credit Request as of the day and year first set forth above.

[DIAMOND OFFSHORE DRILLING, INC.]

[DIAMOND FOREIGN ASSET COMPANY]

By:
Name:
Title:

Exhibit C-2 – Form of Letter of Credit Request

EXHIBIT D

FORM OF REVOLVING NOTE

$__________________	______________, ___

FOR VALUE RECEIVED, the undersigned, [DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation] [DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company] (the “Borrower”), hereby promises to pay to the order of ______________ (“Lender”) the principal amount of _________________________ No/100 Dollars ($_________________) or, if less, the aggregate outstanding principal amount of the Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender (or predecessor in interest by assignment) to the Borrower, together with interest on the unpaid principal amount of the Revolving Loans from the date of such Revolving Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower and [Diamond Offshore Drilling Inc.][Diamond Foreign Asset Company], as borrowers, the Lenders who are or may become a party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding the Dollar amount specified in the Credit Agreement, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Lender shall record payments of principal made under this Revolving Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is made expressly subject to the terms of Section 9.13 and Section 9.14 of the Credit Agreement.

Except as specifically provided by the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS REVOLVING NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[DIAMOND OFFSHORE DRILLING, INC.]

[DIAMOND FOREIGN ASSET COMPANY]

By:
Name:
Title:

Exhibit D – Form of Revolving Note

EXHIBIT E

FORM OF SWINGLINE NOTE

$100,000,000	______________, ___

FOR VALUE RECEIVED, the undersigned, [DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation] [DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company] (the “Borrower”), hereby promises to pay to the order of ______________ (“Lender”) the principal amount of _________________________ No/100 Dollars ($_________________) or, if less, the aggregate outstanding principal amount of the Swingline Loans (as defined in the Credit Agreement referred to below) made by the Lender (or predecessor in interest by assignment) to the Borrower, together with interest on the unpaid principal amount of the Swingline Loans from the date of such Swingline Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swingline Note in accordance with the terms of the Credit Agreement.

This Swingline Note is the Swingline Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower and [Diamond Offshore Drilling Inc.][Diamond Foreign Asset Company], as borrowers, the Lenders who are or may become a party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swingline Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Loan being evidenced by this Swingline Note, and (b) contains provisions for acceleration of the maturity of this Swingline Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Swingline Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Lender shall record payments of principal made under this Swingline Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Swingline Note.

This Swingline Note is made expressly subject to the terms of Section 9.13 and Section 9.14 of the Credit Agreement.

Except as specifically provided by the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swingline Note shall operate as a waiver of such rights.

THIS SWINGLINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS SWINGLINE NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWINGLINE NOTE AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[DIAMOND OFFSHORE DRILLING, INC.]

[DIAMOND FOREIGN ASSET COMPANY]

By:
Name:
Title:

Exhibit E – Form of Swingline Note

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (“Parent”), DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company (the “Foreign Borrower” and, together with the Parent, the “Borrowers” and each individually a “Borrower”), the lenders from time to time party thereto, the issuing banks party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17(g) of the Credit Agreement, the undersigned Lender hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) and other Loan Documents evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) the undersigned Lender is not a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender has furnished the Administrative Agent and the Parent with a certificate of its non-United States Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned Lender agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[    ]

[IF LENDER IS DRE, NAME OF TAX OWNER]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (“Parent”), DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company (the “Foreign Borrower” and, together with the Parent, the “Borrowers” and each individually a “Borrower”), the lenders from time to time party thereto, the issuing banks party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17(g) of the Credit Agreement, the undersigned Participant hereby certifies that (i) it is the sole record and beneficial owner of the participation for United States federal income Tax purposes in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Participant has furnished the participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date:

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participant That Are Partnerships For United States Federal Income Tax Purposes)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (“Parent”), DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company (the “Foreign Borrower” and, together with the Parent, the “Borrowers” and each individually a “Borrower”), the lenders from time to time party thereto, the issuing banks party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17(g) of the Credit Agreement, the undersigned Participant hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned Participant nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Participant has furnished the participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date:

Exhibit F-3 – Form of U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lender That Are Partnerships For United States Federal Income Tax Purposes)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (“Parent”), DIAMOND FOREIGN ASSET COMPANY, a Cayman Islands exempted company (the “Foreign Borrower” and, together with the Parent, the “Borrowers” and each individually a “Borrower”), the lenders from time to time party thereto, the issuing banks party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17(g) of the Credit Agreement, the undersigned Lender hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender has furnished the Administrative Agent and the Parent with IRS Form W-8IMY accompanied by one of the following forms from each of its direct and indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date:

Exhibit F-3 – Form of U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

FOR THE QUARTERLY PERIOD FROM                 , 20__ TO                 , 20__

This certificate dated as of ______________, _______ is prepared pursuant to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diamond Offshore Drilling, Inc., a Delaware corporation (“Parent”), Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Foreign Borrower” and, together with Parent, the “Borrowers”), the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Financial Officer of the Parent hereby certifies to the Lender Parties that [(a) no Default or Event of Default has occurred during the fiscal quarterly period specified above or during a prior period if such Default has not been included on a previous Compliance Certificate1, (b) no change in GAAP or in the application thereof affecting the Borrowers has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement2, and (c)]3 as of the date hereof, the following amounts and calculations were true and correct: For [the fiscal quarter/year ended]3 [ , 20__ ] (the “Statement Date”)

As of the Statement Date

1. Section 6.09 Consolidated Indebtedness to Total Capitalization Ratio.[4]

(a) Consolidated Indebtedness	=	$

(b) Total Capitalization = the sum of (i) and (ii)	=	$

(i) Consolidated Indebtedness	=	$

(ii) Consolidated Tangible Net Worth	=	$

Consolidated Indebtedness to
Total Capitalization Ratio = (a) divided by (b), expressed as a percentage	=

Maximum Debt to Capitalization Ratio		60%

Compliance		Yes No

[1]	If a Default has occurred, specify the details thereof and any action taken or proposed to be taken with respect thereto.
[2]	If any such change has occurred, specify the effect of such change on the financial statements accompanying this certificate.
[3]	To be included if Compliance Certificate is delivered pursuant to Section 5.01(d) of the Credit Agreement.
[4]	To be included if required by the applicable provision of the Credit Agreement pursuant to which the Compliance Certificate is being delivered.

As of the Statement Date

2. Section 6.10(a) Guarantee Ratio – 80% Coverage Ratio[4]

(a) Rig Value of the Rigs (other than Specified Acquired Rigs) directly wholly owned by the Loan Parties	=	$

(b) aggregate Rig Value of all Rigs (other than Specified Acquired Rigs) of the Parent, its Subsidiaries, and Local Content Entities	=	$

Guarantee Ratio = (a) divided by (b), expressed as a percentage	=

Minimum Guarantee Ratio		80%

Compliance		Yes No

As of the Statement Date

3. Section 6.10(b) Guarantee Ratio – 3x Coverage Ratio[4]

(a) the Rig Values of the Marketed Rigs directly wholly owned by the Specified Foreign Loan Parties	=	$

(b) [the Rig Value of the Ocean Valiant Rig][5]	=	$

(c) sum of (a) plus (b), without duplication	=	$

(d) the aggregate Commitments	=	$

(e) the Non-Extended Facility Aggregate Credit Exposure	=	$

(f) any other Indebtedness of any Specified Foreign Loan Party[6]	=	$

(g) sum of (d) plus (e) plus (f), without duplication	=	$

[5]	To be included if the Ocean Valiant Rig is (a) a Marketed Rig and (b) owned by any Guarantor.
[6]

Other than (x) unsecured intercompany debt between Loan Parties and (y) other unsecured intercompany debt that is contractually subordinated to the Indebtedness arising pursuant to the Loan Documents on terms reasonably satisfactory to the Administrative Agent), that is secured by a Lien or that is guaranteed by (or has as an obligor) a Subsidiary that directly owns a Rig (or the Parent, if the parent directly owns any Rig).

Exhibit G – Form of Compliance Certificate

Guarantee Ratio = (c) to (g)	=	to

Minimum Guarantee Ratio		3.00 to 1.00

Compliance		Yes No

4. Section 2.01(b) US Sub-Facility Limit[4]

(a) the aggregate Rig Values of all Marketed Rigs Directly and wholly owned by US Guarantors	=	$

(b) (a) multiplied by 0.40	=	$

(c)   the aggregate outstanding amount of Indebtedness of the US Borrower and the US Guarantors that is secured by a lien, or has as an Obligor (whether primary or contingent) any Subsidiary that directly owns a Rig (or the Parent, if it directly owns any Rig), excluding any guaranties of Indebtedness of the Foreign Borrower’s Obligations under the Loan Documents

	=	$

The US Sub-Facility Limit = (b) minus (c)	=	$

The aggregate Credit Exposures of all Lenders to the US Borrower does not exceed the US Sub-Facility Limit.

Compliance		Yes No

Exhibit G – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of ______________, _______.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

Exhibit G – Form of Compliance Certificate

EXHIBIT H-1

FORM OF GUARANTY

(FOREIGN BORROWER OBLIGATIONS)

[SEE ATTACHED.]

Execution Version

EXHIBIT H-1

[FORM OF] 1 GUARANTY

(FOREIGN BORROWER OBLIGATIONS)

This Guaranty is made as of [        ], 2018 (“Guaranty”), by [    ], a [        ] (“[    ]”) and [    ], a [        ] (together with [    ], and any Subsidiary of the Parent (each as defined in the Credit Agreement (as hereinafter defined)) that may become party hereto pursuant to Section 23 below, collectively, the “Guarantors”, and each individually, a “Guarantor”), in favor of the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders, and the other holders of Obligations (each as defined in the Credit Agreement) (collectively, the “Guaranteed Parties”).

R E C I T A L S:

A. Diamond Offshore Drilling, Inc., as a borrower (the “US Borrower”), Diamond Foreign Asset Company, as a borrower (the “Foreign Borrower” and together with the US Borrower, the “Borrowers”), the Lenders party thereto, the Issuing Banks, the Swingline Lender, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), have entered into that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, modified, extended or supplemented from time to time, the “Credit Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term by the Credit Agreement.

B. Each Guarantor is an Affiliate of the Borrowers and will receive substantial direct and indirect benefits from all extensions of credit contemplated by the Credit Agreement and is entering into this Guaranty to induce the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders to enter into the Credit Agreement and extend credit to the Foreign Borrower under the Credit Agreement.

C. The execution and delivery of this Guaranty is a condition precedent to the obligation of the Lenders, the Issuing Banks and the Swingline Lender to extend credit to the Foreign Borrower pursuant to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration and as an inducement to the Lenders to enter into the Credit Agreement and extend credit to the Foreign Borrower as set forth in the Credit Agreement, each Guarantor hereby agrees as follows:

1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all Obligations of the Foreign Borrower (collectively, the “Guaranteed Obligations”). Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not merely of collection, and waives any right to require that any resort be had by any of the Guaranteed Parties to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on

[1]	See exhibit H-2 for Form of Guaranty (US Borrower Obligations).

the books of any of the Guaranteed Parties in favor of any Borrower or any other Person. Notwithstanding anything herein to the contrary, (a) the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar United States federal or state law, or applicable foreign law, (b) the Guaranteed Obligations shall not include any Excluded Swap Obligations and (c) this Guaranty may not be enforced against any director, officer or employee of any of the Guarantors.

This is a continuing guaranty and applies to all Guaranteed Obligations whenever arising. Subject to the provisions of Section 6 and Section 26 hereof, this Guaranty shall continue in full force effect until Payment In Full. Upon Payment In Full, this Guaranty shall immediately, automatically terminate without any further action whatsoever. The Administrative Agent shall execute and deliver any instrument or document, make any filing, or take any action reasonably requested by the Parent or any Subsidiary to effect or evidence any such termination and release at the Parent’s sole cost and expense.

2. Waiver. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or incurrence of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Borrower, demand or action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require any Guaranteed Party to sue any Borrower, any other guarantor or any other person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof.

3. Guaranty Absolute. Each Guarantor hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than Payment In Full, subject however to Section 6 hereof), reduction by setoff or counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. The validity and enforceability of this Guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligations of any person thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement

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relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guaranty even though the Guaranteed Parties might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guaranty; (g) any change of ownership of any Borrower or the insolvency, bankruptcy or any other change in legal status of any Borrower; (h) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of any Borrower to take any other action, or maintain any other approvals, licenses or consents, required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guaranty; (j) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower or any other guarantor in connection herewith or with any unrelated transaction; (k) the Guaranteed Parties’ election, in any case or proceeding instituted under Chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by any Borrower, as debtor in possession, under Section 363 of the Bankruptcy Code; (m) the disallowance of all or any portion of any of the Guaranteed Parties’ claims for repayment of the Guaranteed Obligations under Section 502 or 506 of the Bankruptcy Code; or (n) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of any Guarantor from its obligations hereunder (other than Payment In Full, subject however to Section 6 hereof), all whether or not such Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that each Guarantor’s liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrower of the Guaranteed Obligations in the manner agreed upon among the Guaranteed Parties and the Borrowers.

Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor guarantees that it shall pay the Administrative Agent strictly in accordance with the express terms of any document or agreement evidencing any Guaranteed Obligations, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where any Borrower or Guarantor is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where any Borrower or Guarantor is principally located.

In furtherance of the foregoing and not in limitation of any other right that the Guaranteed Parties have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Foreign Borrower to pay any Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash the amount of such unpaid Guaranteed Obligations upon demand by the Administrative Agent. Upon payment by any Guarantor of any sums to the Administrative Agent as provided in this Section 3, all rights of such Guarantor against the Foreign Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 5 and Section 22 hereof.

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4. Guarantors’ Credit Decision, Etc. Loans and other extensions of credit (including Letters of Credit) may be granted or continued from time to time by the Guaranteed Parties to any Borrower without notice to or authorization from any Guarantor regardless of such Borrower’s financial or other condition at the time of any such grant or continuation. Each Guarantor assumes, independently, all responsibility for being and keeping itself informed of each of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks any Guarantor assumes and incurs hereunder, and agrees that no Guaranteed Party shall have an obligation to disclose or discuss with any Guarantor its assessment of the financial condition of any Borrower.

5. Subrogation. Until Payment In Full, no Guarantor shall have any right of subrogation with respect to the Guaranteed Obligations, and each Guarantor hereby waives, until Payment In Full, (a) any right to enforce any remedy which any Guaranteed Party now has or may hereafter have against the Foreign Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and (b) any benefit of, and any right to participate in, any security or collateral given to the Guaranteed Parties to secure payment of the Guaranteed Obligations or any part thereof or any other liability of the Foreign Borrower to the Guaranteed Parties.

6. Bankruptcy; Reinstatement. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, administration or reorganization of any Borrower, or otherwise, all such amounts shall nonetheless be payable by the Guarantors forthwith upon demand by the Guaranteed Parties. Each Guarantor further agrees that, to the extent that any Borrower makes a payment or payments to any of the Guaranteed Parties on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to such Borrower, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, such Guarantor, under any insolvency or bankruptcy law, state, federal, or foreign law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be automatically reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred, all as though such payment, reduction or satisfaction had not been made. Each Guarantor agrees that it will indemnify any and all of the Guaranteed Parties on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by any such Guaranteed Party in connection with such rescission and/or restoration other than any costs or expenses resulting from the gross negligence, willful misconduct or unlawful act of such Guaranteed Party demanding such indemnity, or the material breach by any such Guaranteed Party of the Loan Documents, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment.

7. Actions by Guaranteed Parties. No delay on the part of any Guaranteed Party in the exercise of any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise by the Guaranteed Parties of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon the Guaranteed Parties, except as expressly set

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forth in a writing duly signed and delivered by the Guaranteed Parties or on the Guaranteed Parties’ behalf by the Administrative Agent. The failure by the Guaranteed Parties at any time or times hereafter to require strict performance by any Borrower or any Guarantor of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection with, the Credit Agreement by any Borrower or any Guarantor and delivered to the Guaranteed Parties shall not waive, affect or diminish any right of the Guaranteed Parties at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Guaranteed Parties, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered by the Guaranteed Parties or on the Guaranteed Parties’ behalf by the Administrative Agent. No waiver by the Guaranteed Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Guaranteed Parties permitted hereunder shall in any way affect or impair the Guaranteed Parties’ rights or powers, or the obligations of any Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Obligations owing by the Foreign Borrower to the Guaranteed Parties shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

8. Guarantors Bound by Representations, Warranties and Covenants in Credit Agreement. Each Guarantor hereby represents and warrants that each of the representations and warranties in Article III of the Credit Agreement is, to the extent relating to it, true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of this Guaranty, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date. Without limiting the generality of the Guarantors’ obligations under this Guaranty or any other Loan Document, each Guarantor further agrees to be bound by each of the covenants, to the extent relating to it, in Article IV or Article V of the Credit Agreement.

9. Representations and Warranties. Each Guarantor represents and warrants that: (i) such Guarantor is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation, (ii) such Guarantor has all requisite power and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent the failure to have such governmental licenses, authorizations, consents and approvals, could not reasonably be expected to have a Material Adverse Effect, and to enter into and perform its obligations under this Guaranty, (iii) the execution, delivery and performance by such Guarantor of this Guaranty are within its corporate or similar power, have been duly authorized by all necessary corporate or similar action of such Guarantor, and do not contravene, or constitute a default under (a) its Bylaws, Memorandum and Articles of Association, Articles of Incorporation, or other organizational or governing documents or (b) in any material respect, (x) any provision of law or regulation applicable to such Guarantor, (y) any judgment, injunction, order, decree or

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agreement binding upon such Guarantor, or (z) Regulation T, U or X issued by the Federal Reserve Board, and do not result in the creation or imposition of any Lien (other than any Permitted Encumbrance or Lien created in connection with this Guaranty or the Loan Documents) on any asset of such Guarantor, (iv) no action by or in respect of, or filing with, any governmental body, agency or official is required for the due execution, delivery and performance by such Guarantor of this Guaranty, except such as have been obtained or made and are in full force and effect, or any filings that any Loan Party or any of their Affiliates may be required to make with the Securities and Exchange Commission in the ordinary course of its business, and (v) this Guaranty has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against such Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

10. Set-Off. In addition to and without limitation of any rights, powers or remedies of the Guaranteed Parties under applicable law, at any time after maturity of the Guaranteed Obligations, whether by acceleration or otherwise, the Guaranteed Parties may, in their sole discretion, with notice after the fact of such set-off and application to the Parent or the applicable Guarantor and, regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Obligations (a) any indebtedness due or to become due from any of the Guaranteed Parties to any Guarantor, and (b) any moneys, credits or other property belonging to any Guarantor (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Guaranteed Parties whether for deposit or otherwise.

11. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Guarantors in respect of any sum due to any Guaranteed Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Guaranteed Party of any sum adjudged to be so due in such other currency such Guaranteed Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Guaranteed Party in the specified currency, each of the Guarantors agrees, subject to Section 9.22 of the Credit Agreement, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Guaranteed Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Guaranteed Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18(c) of the Credit Agreement, each Guaranteed Party agrees to promptly remit such excess to the applicable Guarantor.

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12. Costs and Expenses. Each Guarantor agrees to pay, promptly upon demand, all out-of-pocket costs, fees and expenses (including attorneys’ fees of the Guaranteed Parties) incurred by the Guaranteed Parties in collecting or enforcing the obligations of the Guarantors under this Guaranty.

13. Successors and Assigns. This Guaranty shall bind each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Parties and their successors and assigns. All references herein to the Lenders shall for all purposes also include all Participants, subject to the provisions of Section 9.04(d) of the Credit Agreement. All references herein to a Borrower or Guarantor shall be deemed to include its respective successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for such Borrower or Guarantor.

14. GOVERNING LAW. THIS GUARANTY SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. SUBMISSION TO JURISDICTION, ETC. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY RELATED PARTY OF ANY OF THE FOREGOING IN ANY WAY RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

16. WAIVER OF VENUE. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 15. EACH GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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17. SERVICE OF PROCESS; APPOINTMENT OF PROCESS AGENT. (A) EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21 AND IN THE MANNER PROVIDED IN CLAUSE (B) BELOW. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. (B) WITHOUT LIMITING THE GENERALITY OF CLAUSE (A) ABOVE, EACH GUARANTOR THAT IS A FOREIGN LOAN PARTY HEREBY APPOINTS, AND SHALL MAINTAIN THE APPOINTMENT OF, THE PROCESS AGENT AS ITS AGENT TO RECEIVE ON BEHALF OF IT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO ANY SUCH GUARANTOR, IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ADDRESS AS PROVIDED IN THE CREDIT AGREEMENT, WITH A COPY TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN SECTION 21. EACH GUARANTOR THAT IS A FOREIGN LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY ANY APPLICABLE LEGAL REQUIREMENT OR AFFECT THE RIGHT OF ANY LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY GUARANTOR THAT IS A FOREIGN LOAN PARTY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

18. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

19. Amendments. No term or provision of this Guaranty may be waived, amended, supplemented or otherwise modified without the written consent of the applicable Guarantors and the Administrative Agent, except as set forth in Section 23 of this Guaranty or any waiver or release in accordance with Section 9.02 of the Credit Agreement.

20. Severability. Any provision in this Guaranty that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of the Guaranty are declared to be severable.

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21. Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered to any party hereto under this Guaranty shall be made in accordance with, and at the address provided pursuant to, Section 9.01 of the Credit Agreement.

22. Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of any Guarantor in respect of indemnity, contribution or subrogation under applicable law or otherwise, shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

23. Additional Guarantors. The Parent may cause any of its Subsidiaries to become Guarantors hereunder, including, without limitation, as required by Section 5.11 of the Credit Agreement, (each a “New Guarantor”). Upon execution and delivery after the date hereof by the Agent and a New Guarantor of an instrument in the form of Annex 1, such New Guarantor shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

24. Keepwell. Each Guarantor that is a Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of obligations under Swap Agreements constituting Guaranteed Obligations hereunder (provided, however, that each such Guarantor shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each such Guarantor under this Section 24 shall remain in full force and effect until Payment In Full. Each such Guarantor intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the purposes of this Section 24, “Qualified ECP Guarantor” means, in respect of any such Swap Agreement, each Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25. Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty shall become effective when the Administrative Agent shall have received counterparts of this Guaranty that, when taken together, bear the signatures of each Guarantor. Delivery of an executed signature page to this Guaranty by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Guaranty.

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26. Release of Guarantees. Notwithstanding anything herein or in any other Loan Document to the contrary, this Guaranty shall be immediately, automatically released with respect to any particular Guarantor that is released from this Guaranty pursuant to Section 5.11 or Section 9.02(a)(vii) of the Credit Agreement, and all obligations of such Guarantor will terminate and be automatically released without any further action of any Person. The Administrative Agent shall execute and deliver any instrument or document, make any filing or take any action reasonably requested by the Parent or such Subsidiary to effect or evidence any such release at the Parent’s sole cost and expense.

[Signature page follows.]

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IN WITNESS WHEREOF, each Guarantor has entered into this Guaranty as of the date first set forth above.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Signature Page to Guaranty

(Foreign Borrower Obligations)

Annex 1 to Guaranty (Foreign Borrower Obligations)

GUARANTY SUPPLEMENT, dated as of                  (this “Supplement”), to the Guaranty (Foreign Borrower Obligations) dated as of [            ] (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”), by [        ] and [        ] (each, a “Guarantor” and collectively, the “Guarantors”) in favor of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

A. Reference is made to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, modified, extended or supplemented from time to time, the “Credit Agreement”) among Diamond Offshore Drilling, Inc. (the “US Borrower”), Diamond Foreign Asset Company (the “Foreign Borrower”, and together with the US Borrower, the “Borrowers”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Banks to make Loans to the Foreign Borrower under the Credit Agreement and the Issuing Banks to issue Letters of Credit for the account of the Foreign Borrower. Pursuant to Section 5.11 of the Credit Agreement, certain Subsidiaries of the Parent may be required to enter into the Guaranty as a Guarantor. Section 23 of the Guaranty provides that any Subsidiary of the Parent may become a Guarantor under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary or Subsidiaries (the “New Guarantors” and each, a “New Guarantor”) are executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to extend credit to the Foreign Borrower as set forth in the Credit Agreement and as consideration for extensions of credit previously made under the Credit Agreement.

Accordingly, the Administrative Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 23 of the Guaranty, each New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder, including without limitation, the indemnification obligations and waiver of jury trial set forth therein, and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder (to the extent relating to it) are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include each New Guarantor. The Guaranty is hereby incorporated herein by reference.

Annex I to Guaranty (Foreign Borrower Obligations)

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of each New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. SUBMISSION TO JURISDICTION, ETC. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY RELATED PARTY OF ANY OF THE FOREGOING IN ANY WAY RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular

Annex I to Guaranty (Foreign Borrower Obligations)

provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 21 of the Guaranty. All communications and notices hereunder to each New Guarantor shall be given to it at the address set forth under its signature below.

SECTION 8. Each New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

SECTION 9. THIS SUPPLEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows.]

Annex I to Guaranty (Foreign Borrower Obligations)

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address:

[NEW GUARANTOR]

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Annex I to Guaranty (Foreign Borrower Obligations)

EXHIBIT H-2

FORM OF GUARANTY

(US BORROWER OBLIGATIONS)

[SEE ATTACHED.]

Execution Version

EXHIBIT H-2

[FORM OF] 1 GUARANTY

(US BORROWER OBLIGATIONS)

This Guaranty is made as of [        ], 2018 (“Guaranty”), by [    ], a [        ] (“[    ]”) and [    ], a [        ] (together with [    ], and any Subsidiary of the Parent (each as defined in the Credit Agreement (as hereinafter defined)) that may become party hereto pursuant to Section 23 below, collectively, the “Guarantors”, and each individually, a “Guarantor”), in favor of the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders, and the other holders of Obligations (each as defined in the Credit Agreement) (collectively, the “Guaranteed Parties”).

R E C I T A L S:

A. Diamond Offshore Drilling, Inc., as a borrower (the “US Borrower”), Diamond Foreign Asset Company, as a borrower (the “Foreign Borrower” and together with the US Borrower, the “Borrowers”), the Lenders party thereto, the Issuing Banks, the Swingline Lender, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), have entered into that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, modified, extended or supplemented from time to time, the “Credit Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term by the Credit Agreement.

B. Each Guarantor is an Affiliate of the Borrowers and will receive substantial direct and indirect benefits from all extensions of credit contemplated by the Credit Agreement and is entering into this Guaranty to induce the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders to enter into the Credit Agreement and extend credit to the US Borrower under the Credit Agreement.

C. The execution and delivery of this Guaranty is a condition precedent to the obligation of the Lenders, the Issuing Banks and the Swingline Lender to extend credit to the US Borrower pursuant to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration and as an inducement to the Lenders to enter into the Credit Agreement and extend credit to the US Borrower as set forth in the Credit Agreement, each Guarantor hereby agrees as follows:

1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all Obligations of the US Borrower (collectively, the “Guaranteed Obligations”). Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not merely of collection, and waives any right to require that any resort be had by any of the Guaranteed Parties to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on

[1]	See exhibit H-1 for Form of Guaranty (Foreign Borrower Obligations).

the books of any of the Guaranteed Parties in favor of any Borrower or any other Person. Notwithstanding anything herein to the contrary, (a) the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar United States federal or state law, or applicable foreign law, (b) the Guaranteed Obligations shall not include any Excluded Swap Obligations and (c) this Guaranty may not be enforced against any director, officer or employee of any of the Guarantors.

This is a continuing guaranty and applies to all Guaranteed Obligations whenever arising. Subject to the provisions of Section 6 and Section 26 hereof, this Guaranty shall continue in full force effect until Payment In Full. Upon Payment In Full, this Guaranty shall immediately, automatically terminate without any further action whatsoever. The Administrative Agent shall execute and deliver any instrument or document, make any filing, or take any action reasonably requested by the Parent or any Subsidiary to effect or evidence any such termination and release at the Parent’s sole cost and expense.

2. Waiver. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or incurrence of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Borrower, demand or action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require any Guaranteed Party to sue any Borrower, any other guarantor or any other person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof.

3. Guaranty Absolute. Each Guarantor hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than Payment In Full, subject however to Section 6 hereof), reduction by setoff or counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. The validity and enforceability of this Guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligations of any person thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement

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relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guaranty even though the Guaranteed Parties might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guaranty; (g) any change of ownership of any Borrower or the insolvency, bankruptcy or any other change in legal status of any Borrower; (h) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of any Borrower to take any other action, or maintain any other approvals, licenses or consents, required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guaranty; (j) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower or any other guarantor in connection herewith or with any unrelated transaction; (k) the Guaranteed Parties’ election, in any case or proceeding instituted under Chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by any Borrower, as debtor in possession, under Section 363 of the Bankruptcy Code; (m) the disallowance of all or any portion of any of the Guaranteed Parties’ claims for repayment of the Guaranteed Obligations under Section 502 or 506 of the Bankruptcy Code; or (n) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of any Guarantor from its obligations hereunder (other than Payment In Full, subject however to Section 6 hereof), all whether or not such Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that each Guarantor’s liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrower of the Guaranteed Obligations in the manner agreed upon among the Guaranteed Parties and the Borrowers.

Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor guarantees that it shall pay the Administrative Agent strictly in accordance with the express terms of any document or agreement evidencing any Guaranteed Obligations, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where any Borrower or Guarantor is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where any Borrower or Guarantor is principally located.

In furtherance of the foregoing and not in limitation of any other right that the Guaranteed Parties have at law or in equity against any Guarantor by virtue hereof, upon the failure of the US Borrower to pay any Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash the amount of such unpaid Guaranteed Obligations upon demand by the Administrative Agent. Upon payment by any Guarantor of any sums to the Administrative Agent as provided in this Section 3, all rights of such Guarantor against the US Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 5 and Section 22 hereof.

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4. Guarantors’ Credit Decision, Etc. Loans and other extensions of credit (including Letters of Credit) may be granted or continued from time to time by the Guaranteed Parties to any Borrower without notice to or authorization from any Guarantor regardless of such Borrower’s financial or other condition at the time of any such grant or continuation. Each Guarantor assumes, independently, all responsibility for being and keeping itself informed of each of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks any Guarantor assumes and incurs hereunder, and agrees that no Guaranteed Party shall have an obligation to disclose or discuss with any Guarantor its assessment of the financial condition of any Borrower.

5. Subrogation. Until Payment In Full, no Guarantor shall have any right of subrogation with respect to the Guaranteed Obligations, and each Guarantor hereby waives, until Payment In Full, (a) any right to enforce any remedy which any Guaranteed Party now has or may hereafter have against the US Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and (b) any benefit of, and any right to participate in, any security or collateral given to the Guaranteed Parties to secure payment of the Guaranteed Obligations or any part thereof or any other liability of the US Borrower to the Guaranteed Parties.

6. Bankruptcy; Reinstatement. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, administration or reorganization of any Borrower, or otherwise, all such amounts shall nonetheless be payable by the Guarantors forthwith upon demand by the Guaranteed Parties. Each Guarantor further agrees that, to the extent that any Borrower makes a payment or payments to any of the Guaranteed Parties on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to such Borrower, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, such Guarantor, under any insolvency or bankruptcy law, state, federal, or foreign law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be automatically reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred, all as though such payment, reduction or satisfaction had not been made. Each Guarantor agrees that it will indemnify any and all of the Guaranteed Parties on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by any such Guaranteed Party in connection with such rescission and/or restoration other than any costs or expenses resulting from the gross negligence, willful misconduct or unlawful act of such Guaranteed Party demanding such indemnity, or the material breach by any such Guaranteed Party of the Loan Documents, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment.

7. Actions by Guaranteed Parties. No delay on the part of any Guaranteed Party in the exercise of any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise by the Guaranteed Parties of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon the Guaranteed Parties, except as expressly set

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forth in a writing duly signed and delivered by the Guaranteed Parties or on the Guaranteed Parties’ behalf by the Administrative Agent. The failure by the Guaranteed Parties at any time or times hereafter to require strict performance by any Borrower or any Guarantor of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection with, the Credit Agreement by any Borrower or any Guarantor and delivered to the Guaranteed Parties shall not waive, affect or diminish any right of the Guaranteed Parties at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Guaranteed Parties, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered by the Guaranteed Parties or on the Guaranteed Parties’ behalf by the Administrative Agent. No waiver by the Guaranteed Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Guaranteed Parties permitted hereunder shall in any way affect or impair the Guaranteed Parties’ rights or powers, or the obligations of any Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Obligations owing by the US Borrower to the Guaranteed Parties shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

8. Guarantors Bound by Representations, Warranties and Covenants in Credit Agreement. Each Guarantor hereby represents and warrants that each of the representations and warranties in Article III of the Credit Agreement is, to the extent relating to it, true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of this Guaranty, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date. Without limiting the generality of the Guarantors’ obligations under this Guaranty or any other Loan Document, each Guarantor further agrees to be bound by each of the covenants, to the extent relating to it, in Article IV or Article V of the Credit Agreement.

9. Representations and Warranties. Each Guarantor represents and warrants that: (i) such Guarantor is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation, (ii) such Guarantor has all requisite power and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent the failure to have such governmental licenses, authorizations, consents and approvals, could not reasonably be expected to have a Material Adverse Effect, and to enter into and perform its obligations under this Guaranty, (iii) the execution, delivery and performance by such Guarantor of this Guaranty are within its corporate or similar power, have been duly authorized by all necessary corporate or similar action of such Guarantor, and do not contravene, or constitute a default under (a) its Bylaws, Memorandum and Articles of Association, Articles of Incorporation, or other organizational or governing documents or (b) in any material respect, (x) any provision of law or regulation applicable to such Guarantor, (y) any judgment, injunction, order, decree or agreement binding upon such Guarantor, or (z) Regulation T, U or X issued by the Federal Reserve

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Board, and do not result in the creation or imposition of any Lien (other than any Permitted Encumbrance or Lien created in connection with this Guaranty or the Loan Documents) on any asset of such Guarantor, (iv) no action by or in respect of, or filing with, any governmental body, agency or official is required for the due execution, delivery and performance by such Guarantor of this Guaranty, except such as have been obtained or made and are in full force and effect, or any filings that any Loan Party or any of their Affiliates may be required to make with the Securities and Exchange Commission in the ordinary course of its business, and (v) this Guaranty has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against such Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

10. Set-Off. In addition to and without limitation of any rights, powers or remedies of the Guaranteed Parties under applicable law, at any time after maturity of the Guaranteed Obligations, whether by acceleration or otherwise, the Guaranteed Parties may, in their sole discretion, with notice after the fact of such set-off and application to the Parent or the applicable Guarantor and, regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Obligations (a) any indebtedness due or to become due from any of the Guaranteed Parties to any Guarantor, and (b) any moneys, credits or other property belonging to any Guarantor (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Guaranteed Parties whether for deposit or otherwise.

11. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Guarantors in respect of any sum due to any Guaranteed Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Guaranteed Party of any sum adjudged to be so due in such other currency such Guaranteed Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Guaranteed Party in the specified currency, each of the Guarantors agrees, subject to Section 9.22 of the Credit Agreement, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Guaranteed Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Guaranteed Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18(c) of the Credit Agreement, each Guaranteed Party agrees to promptly remit such excess to the applicable Guarantor.

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12. Costs and Expenses. Each Guarantor agrees to pay, promptly upon demand, all out-of-pocket costs, fees and expenses (including attorneys’ fees of the Guaranteed Parties) incurred by the Guaranteed Parties in collecting or enforcing the obligations of the Guarantors under this Guaranty.

13. Successors and Assigns. This Guaranty shall bind each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Parties and their successors and assigns. All references herein to the Lenders shall for all purposes also include all Participants, subject to the provisions of Section 9.04(d) of the Credit Agreement. All references herein to a Borrower or Guarantor shall be deemed to include its respective successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for such Borrower or Guarantor.

14. GOVERNING LAW. THIS GUARANTY SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. SUBMISSION TO JURISDICTION, ETC. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY RELATED PARTY OF ANY OF THE FOREGOING IN ANY WAY RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

16. WAIVER OF VENUE. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 15. EACH GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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17. SERVICE OF PROCESS; APPOINTMENT OF PROCESS AGENT. (A) EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21 AND IN THE MANNER PROVIDED IN CLAUSE (B) BELOW. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. (B) WITHOUT LIMITING THE GENERALITY OF CLAUSE (A) ABOVE, EACH GUARANTOR THAT IS A FOREIGN LOAN PARTY HEREBY APPOINTS, AND SHALL MAINTAIN THE APPOINTMENT OF, THE PROCESS AGENT AS ITS AGENT TO RECEIVE ON BEHALF OF IT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO ANY SUCH GUARANTOR, IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ADDRESS AS PROVIDED IN THE CREDIT AGREEMENT, WITH A COPY TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN SECTION 21. EACH GUARANTOR THAT IS A FOREIGN LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY ANY APPLICABLE LEGAL REQUIREMENT OR AFFECT THE RIGHT OF ANY LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY GUARANTOR THAT IS A FOREIGN LOAN PARTY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

18. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

19. Amendments. No term or provision of this Guaranty may be waived, amended, supplemented or otherwise modified without the written consent of the applicable Guarantors and the Administrative Agent, except as set forth in Section 23 of this Guaranty or any waiver or release in accordance with Section 9.02 of the Credit Agreement.

20. Severability. Any provision in this Guaranty that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of the Guaranty are declared to be severable.

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21. Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered to any party hereto under this Guaranty shall be made in accordance with, and at the address provided pursuant to, Section 9.01 of the Credit Agreement.

22. Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of any Guarantor in respect of indemnity, contribution or subrogation under applicable law or otherwise, shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

23. Additional Guarantors. The Parent may cause any of its Subsidiaries to become Guarantors hereunder, including, without limitation, as required by Section 5.11 of the Credit Agreement, (each a “New Guarantor”). Upon execution and delivery after the date hereof by the Agent and a New Guarantor of an instrument in the form of Annex 1, such New Guarantor shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

24. Keepwell. Each Guarantor that is a Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of obligations under Swap Agreements constituting Guaranteed Obligations hereunder (provided, however, that each such Guarantor shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each such Guarantor under this Section 24 shall remain in full force and effect until Payment In Full. Each such Guarantor intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the purposes of this Section 24, “Qualified ECP Guarantor” means, in respect of any such Swap Agreement, each Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25. Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty shall become effective when the Administrative Agent shall have received counterparts of this Guaranty that, when taken together, bear the signatures of each Guarantor. Delivery of an executed signature page to this Guaranty by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Guaranty.

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26. Release of Guarantees. Notwithstanding anything herein or in any other Loan Document to the contrary, this Guaranty shall be immediately, automatically released with respect to any particular Guarantor that is released from this Guaranty pursuant to Section 5.11 or Section 9.02(a)(vii) of the Credit Agreement, and all obligations of such Guarantor will terminate and be automatically released without any further action of any Person. The Administrative Agent shall execute and deliver any instrument or document, make any filing or take any action reasonably requested by the Parent or such Subsidiary to effect or evidence any such release at the Parent’s sole cost and expense.

[Signature page follows.]

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IN WITNESS WHEREOF, each Guarantor has entered into this Guaranty as of the date first set forth above.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Signature Page to Guaranty

(US Borrower Obligations)

Annex 1 to Guaranty (US Borrower Obligations)

GUARANTY SUPPLEMENT, dated as of                              (this “Supplement”), to the Guaranty (US Borrower Obligations) dated as of [                ] (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”), by [            ] and [            ] (each, a “Guarantor” and collectively, the “Guarantors”) in favor of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

A. Reference is made to the 5-Year Revolving Credit Agreement dated as of October 2, 2018 (as amended, restated, modified, extended or supplemented from time to time, the “Credit Agreement”) among Diamond Offshore Drilling, Inc. (the “US Borrower”), Diamond Foreign Asset Company (the “Foreign Borrower”, and together with the US Borrower, the “Borrowers”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Banks to make Loans to the US Borrower under the Credit Agreement and the Issuing Banks to issue Letters of Credit for the account of the US Borrower. Pursuant to Section 5.11 of the Credit Agreement, certain Subsidiaries of the Parent may be required to enter into the Guaranty as a Guarantor. Section 23 of the Guaranty provides that any Subsidiary of the Parent may become a Guarantor under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary or Subsidiaries (the “New Guarantors” and each, a “New Guarantor”) are executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to extend credit to the US Borrower as set forth in the Credit Agreement and as consideration for extensions of credit previously made under the Credit Agreement.

Accordingly, the Administrative Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 23 of the Guaranty, each New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder, including without limitation, the indemnification obligations and waiver of jury trial set forth therein, and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder (to the extent relating to it) are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include each New Guarantor. The Guaranty is hereby incorporated herein by reference.

Annex I to Guaranty (US Borrower Obligations)

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of each New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. SUBMISSION TO JURISDICTION, ETC. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY RELATED PARTY OF ANY OF THE FOREGOING IN ANY WAY RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular

Annex I to Guaranty (US Borrower Obligations)

provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 21 of the Guaranty. All communications and notices hereunder to each New Guarantor shall be given to it at the address set forth under its signature below.

SECTION 8. Each New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

SECTION 9. THIS SUPPLEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows.]

Annex I to Guaranty (US Borrower Obligations)

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address:

[NEW GUARANTOR]

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Annex I to Guaranty (US Borrower Obligations)

EXHIBIT I-1

FORM OF SHARE MORTGAGE AGREEMENT

[SEE ATTACHED.]

Execution Version

EXHIBIT I-1

[FORM OF] SHARE MORTGAGE AGREEMENT

DIAMOND OFFSHORE SERVICES COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

in its capacity as administrative agent for the benefit of each of the

Secured Parties (as defined herein)

FIRST LIEN SHARE MORTGAGE

Dated October __, 2018

This First Lien Share Mortgage (this “Mortgage”) is dated with effect from October __, 2018 by and between:

DIAMOND OFFSHORE SERVICES COMPANY, a Delaware corporation with a principal place of business at 15415 Katy Freeway, Houston, Texas 77094 (the “Mortgagor”)

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (together with any successor thereto) acting for the benefit of each of the Secured Parties (as defined herein) (the “Mortgagee”).

WHEREAS:

A.

This Mortgage is entered into in connection with that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diamond Offshore Drilling, Inc., a Delaware corporation (the “Parent” or the “US Borrower”), Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Foreign Borrower”, and together with the US Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time (each individually, a “Lender” and collectively, the “Lenders”), the Issuing Banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

B.

The Mortgagor is an Affiliate of the Borrowers and will derive substantial direct and indirect benefit from (i) the Transactions, (ii) any Swap Agreement with a Swap Counterparty that is a Lender under the Credit Agreement, and (iii) Cash Management Bank Obligations.

C.

It is a requirement under the Credit Agreement that the Mortgagor shall secure the due payment and performance of all Obligations, up to an aggregate amount equal to the CNTA Threshold, by entering into this Mortgage.

D.

As of the date hereof, the Mortgagor is the registered beneficial and legal owner of the number and class of shares in the relevant Foreign Borrower as more particularly described in the attached Schedule 2.

E.	In order to secure the payment of the Obligations, the Mortgagor has agreed to enter into this Mortgage.

NOW THIS DEED WITNESSETH and it is hereby agreed as follows:

1	Definitions and Interpretations

1.1	The following terms have the meanings set out below, unless the context otherwise requires:

“Credit Agreement”	has the meaning set forth in the recitals.

“Default”	means an Event of Default as defined in the Credit Agreement;

“Mortgaged Cayman Subsidiary”	means Diamond Foreign Asset Company, an exempted company incorporated under the laws of the Cayman Islands;

Exhibit I-1 – Form of Share Mortgage

“Mortgaged Shares”	means such relevant shares in the Mortgaged Cayman Subsidiary as identified as such in Schedule 2 hereof, together with sixty-five percent (65%) of any future shares issued by the Mortgaged Cayman Subsidiary to the Mortgagor after the date hereof as provided in Clause 4.2 below, other than shares in the Mortgaged Cayman Subsidiary which have been released pursuant to Clause 8 hereunder;

“Registered Office”	means the registered office in the Cayman Islands of the Mortgaged Cayman Subsidiary at the relevant time;

“Security Period”	means the period commencing on the date of execution of this Mortgage and terminating upon the Termination Date;

“Stop Notice”	means a notice in the form set out in Schedule 11 hereto filed by or on behalf of the Mortgagee in the Grand Court of the Cayman Islands with respect to the Mortgaged Cayman Subsidiary in relation to the Mortgaged Shares (as set forth therein) with the object of prohibiting such Mortgaged Cayman Subsidiary from registering a transfer of such Mortgaged Shares within the period set forth in such notice, which instruction shall be binding on the Mortgagor absent manifest error; and

“Termination Date”	means the date when each of the following has occurred: (a) the expiration or termination in full of the Commitments, (b) the indefeasible payment in full of all principal, interest, fees, expenses, LC Disbursement reimbursement obligations, and other amounts owing under the Loan Documents (other than, for the avoidance of doubt, any contingent indemnity obligations that, by their express terms, survive the termination of this Agreement or any other Loan Document), and (c) the expiration or termination of (or the making of other arrangements satisfactory to the applicable Issuing Bank with respect to) all Letters of Credit.

1.2	Capitalised terms used but not otherwise defined in this Mortgage shall have the meanings ascribed to them in the Credit Agreement

1.3

Unless the context otherwise requires, words used herein importing the singular number shall include the plural number and vice-versa, words importing the masculine gender only shall include the feminine gender and words importing persons only shall include companies or associations or bodies of persons whether incorporated or not.

1.4	The headings to clauses are for convenience only and have no legal effect.

2	Mortgage of Shares

2.1

The Mortgagor, as legal and beneficial owner, hereby mortgages by way of a first equitable mortgage, charges, assigns, pledges, transfers, deposits, sets over and confirms to the Mortgagee, for the benefit of the Mortgagee in its capacity as Administrative Agent on behalf of the Secured Parties, (a) the Mortgaged Shares and all of its right, title and interest therein, including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Shares,

Exhibit I-1 – Form of Share Mortgage

(b) Mortgagor’s rights and interests in all registrations, certificates, articles, by laws, regulations, limited liability company agreements or constitutive agreements representing such the Mortgaged Shares, and (c) all options and other rights, contractual or otherwise (including all voting rights and books and records relating to any of the foregoing), at any time with respect to such the Mortgaged Shares, in each case as such interests are amended, modified, or supplemented from time to time, and together with any interests taken in extension or renewal thereof or substitution therefor, as collateral and continuing security for the due and punctual payment by the Mortgagor to the Mortgagee of the Obligations, whether due actually or contingently, presently or in the future, up to an aggregate amount equal to the CNTA Threshold. Notwithstanding anything to the contrary in the preceding sentence, in no event shall the voting power of all classes of stock of the Mortgaged Cayman Subsidiary included in the Mortgaged Shares exceed at any time 65% of the total combined voting power of all classes of stock of the Mortgaged Cayman Subsidiary entitled to vote.

2.2

The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Shares, and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

3	Representations

The Mortgagor hereby represents and warrants to the Mortgagee as follows:

3.1	the Mortgagor has full power and authority to enter into and perform its obligations under and to grant to the Mortgagee the rights created by this Mortgage;

3.2	Schedule 1 sets forth the authorised share capital of the Mortgaged Cayman Subsidiary as of the date hereof;

3.3

as of the date hereof, Schedule 2 sets forth all of the Mortgaged Shares owned by the Mortgagor in the Mortgaged Cayman Subsidiary and such Mortgaged Shares constitute the relevant percentage of issued and outstanding shares of the Mortgaged Cayman Subsidiary as set forth on such Schedule 2;

3.4

as at the date hereof, the Mortgagor is the legal and beneficial owner of and has good and valid title to the Mortgaged Shares in the Mortgaged Cayman Subsidiary listed against its name in Schedule 2 and has full right and title to the same and the same are free from any charge, lien or encumbrance of any kind, save (a) as created pursuant to the Security Documents (including this Mortgage), (b) subject to any the security interests permitted by the Credit Agreement, and (c) any permitted liens that arise by operation of applicable Legal Requirements and are not voluntarily granted;

3.5

as of the date hereof, there are no outstanding warrants, options, or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Mortgaged Shares or any other shares in the Mortgaged Cayman Subsidiary, and all such Mortgaged Shares are fully paid up;

3.6

there are no certificates or instruments (other than the Register of Members for the Mortgaged Cayman Subsidiary held and maintained by the registered office provider for the Mortgaged Cayman Subsidiary) representing or evidencing any of the Mortgaged Shares;

3.7	the Mortgagor has duly executed and delivered this Mortgage;

Exhibit I-1 – Form of Share Mortgage

3.8

this Mortgage constitutes a valid and legally binding obligation of the Mortgagor enforceable against the Mortgagor in accordance with its terms, except, as regards enforceability, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratoriums or similar laws relating to or limiting creditors’ rights or general equitable principles;

3.9

the entry into and performance by the Mortgagor of this Mortgage does not: (i) violate in any respect any law or regulation of any governmental or official authority or body (except for violations that could not reasonably be expected to result in a Material Adverse Effect), (ii) violate in any respect any provision of its organisational documents or any governmental authorisation or approval applicable thereto, (iii) result in a breach of or constitute a default under any agreement, contract or other undertaking to which the Mortgagor is a party or which is binding upon the Mortgagor or any of its assets (except for breaches or defaults that could not reasonably be expected to result in a Material Adverse Effect), or (iv) except as contemplated by this Mortgage or other Security Document, result in the creation or imposition of any lien upon or with respect to any of the Mortgaged Shares now owned or hereafter acquired by the Mortgagor;

3.10

all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Mortgage have been obtained and are in full force and effect and will be so maintained, except consents, licences, approvals and authorisations the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect;

3.11

the Mortgagor is a company duly incorporated and established and validly existing under the laws of its country of incorporation or establishment, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby;

3.12

this Mortgage is effective to create a valid and enforceable (except, as regards enforceability, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratoriums or similar laws relating to or limiting creditors’ rights or general equitable principles) first priority equitable mortgage upon the Mortgaged Shares in favour of the Mortgagee as Administrative Agent on behalf of the Secured Parties, subject to any permitted liens that arise by operation of applicable Legal Requirements and are not voluntarily granted and to security interests permitted by the Credit Agreement;

3.13

it and, to the best of its knowledge and belief, the Mortgaged Cayman Subsidiary, is able to pay its debts as they fall due and has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened in writing against it or any relevant Mortgaged Cayman Subsidiary for: (i) winding up, dissolution or reorganisation; (ii) the enforcement of any encumbrance over its assets or the assets of the Mortgaged Cayman Subsidiary; or (iii) for the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets or the assets of the Mortgaged Cayman Subsidiary;

3.14

it is in the best interests of the Mortgagor to execute this Mortgage in as much as it will, as a result of being affiliated with the Borrowers, derive substantial direct and indirect beenfits from the Loans and other extensions of credit (including Letters of Credit) and the other Transactions made from time to time to or on behalf of, or entered into with, the Borrowers and the relevant Secured Parties pursuant to the Credit Agreement and it agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit (including Letters of Credit) and to enter into such Transactions pursuant to the Credit Agreement; and

Exhibit I-1 – Form of Share Mortgage

3.15	the Mortgagor has taken all necessary action to authorise the execution and delivery of this Mortgage in accordance with its terms.

4	Covenants Concerning the Shares

The Mortgagor covenants and agrees with the Mortgagee that during the Security Period, in each case except as permitted by the Credit Agreement:

4.1

the Mortgagor will not sell, assign, transfer, mortgage, charge, pledge or encumber in any manner its respective Mortgaged Shares, or permit any person other than the Mortgagor to be registered as holder of the Mortgaged Shares or any part thereof or suffer to exist any mortgage, charge, lien or encumbrance on its respective Mortgaged Shares save as created pursuant to this Mortgage;

4.2

sixty-five percent (65%) of any further shares of the Mortgaged Cayman Subsidiary issued to the Mortgagor whether by way of capitalisation of profits, new issue or otherwise shall automatically become part of and shall be included in the definition of Mortgaged Shares for all purposes hereunder, and the Mortgagor will promptly deliver a supplement to Schedule 2 to the Mortgagee identifying such new shares as Mortgaged Shares;

4.3

the Mortgagor (a) shall warrant and defend the right and title herein granted unto the Mortgagee in and to the Mortgaged Shares (and all right, title, and interest represented by the Mortgaged Shares) against claims and demands of all Persons, whomsoever and (b) shall, from time to time at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Mortgagee may reasonably request, in order to perfect, preserve, and protect any security interest granted or purported to be granted hereby or to enable the Mortgagee to exercise and enforce its rights and remedies hereunder with respect to any Mortgaged Shares subject to the terms hereof;

4.4

the Mortgagor will not exercise its votes as holder of its respective Mortgaged Shares or take any action with respect to the Mortgaged Cayman Subsidiary that is reasonably likely to prejudice the security of the Mortgagee under this Mortgage; and

4.5	the Mortgagor shall cause the Mortgaged Cayman Subsidiary to record in their register of members the grant of this Mortgage in respect of the relevant Mortgaged Shares.

5	Rights in respect of Shares

The Mortgagor further agrees with the Mortgagee as follows:

5.1

unless and until a Default has occurred and is continuing and the Mortgagee has notified the Mortgagor in writing of its intent to exercise its remedies under Clause 5.2.1 or Clause 5.2.2, as applicable:

5.1.1

the Mortgagor shall be entitled to exercise all voting and/or consensual powers pertaining to its Mortgaged Shares or any part thereof for all purposes not inconsistent with the terms of this Mortgage; and

5.1.2	the Mortgagor shall be entitled to receive and retain any dividends, interest or other moneys accruing on or paid in respect of its Mortgaged Shares or any part thereof;

Exhibit I-1 – Form of Share Mortgage

5.2

if a Default has occurred and is continuing and the Mortgagee has notified the Mortgagor of its intent to exercise its remedies under Clause 5.2.1 or Clause 5.2.2, as applicable, the Mortgagee shall have the sole and exclusive right:

5.2.1

to exercise all voting and consensual powers pertaining to all Mortgaged Shares or any part thereof and the Mortgagee shall exercise such powers in such manner as the Mortgagee may elect as if it were the absolute beneficial owner of the Mortgaged Shares; provided, that to the extent that the Mortgagee elects to exercise remedies described in Clause 5.3.1 hereof, it shall provide the requisite notice as set out therein; and

5.2.2	to receive any dividends, interest or other distributions paid or to be made in respect of all Mortgaged Shares;

5.3	if a Default has occurred and is continuing, the Mortgagee may without any notice (except as otherwise provided in the Security Documents):

5.3.1

sell all Mortgaged Shares or any part thereof to an unrelated third-party through a public or private sale for cash, upon credit or for future delivery and at such price or prices as the Mortgagee may deem best. Upon any such sale, the Mortgagee shall have the right to deliver, assign and transfer to each purchaser thereof the Mortgaged Shares so sold. Each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right of whatsoever kind including any equity or right of redemption of the Mortgagor who hereby specifically waives all rights of redemption, stay or appraisal which the Mortgagor has or may have under any rule or law or statute now existing or hereinafter adopted. To the extent that notice is required by law, the Mortgagee shall give to the Mortgagor ten days’ prior written notice of its intention to make any such public or private sale and such notice shall be deemed to be reasonable notification. Such notice in case of public sale shall state the time and place fixed for such sale and in case of private sale the day on which the Mortgaged Shares or that portion thereof so being sold will first be offered for sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place as the Mortgagee may fix in the notice of such sale. At such sale, the Mortgaged Shares may be sold in one lot as an entirety or in separate parcels as the Mortgagee may determine. The Mortgagee shall not be obliged to make any public or private sale and may cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Mortgaged Shares on credit or for future delivery the Mortgaged Shares so sold may be retained by the Mortgagee until the selling price is paid by each purchaser thereof but the Mortgagee shall incur no liability in the case of the failure of such purchaser to take up and pay for the Mortgaged Shares so sold and in case of any such failing such Mortgaged Shares may again be sold upon like notice. The Mortgagee may sell the Mortgaged Shares without giving any warranties or representations as to the Mortgaged Shares or may disclaim any warranties of title or the like and, in each case, the Mortgagor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Mortgaged Collateral. The Mortgagee, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose this Mortgage and sell the Mortgaged Shares or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, with the Mortgagor having been given due notice of all such action;

Exhibit I-1 – Form of Share Mortgage

5.3.2

do all other acts and things which the Mortgagee may consider desirable or necessary for realising any security relating to the Mortgaged Shares or incidental or conducive to any of the rights, powers or discretions conferred under or by virtue of this Mortgage or law; provided, that to the extent that the Mortgagee elects to exercise remedies described in Clause 5.3.1 hereof, it shall provide the requisite notice as set out therein; and

5.3.3

commence, take over or defend (if necessary using the name of the Mortgagor) any claims or proceedings relating to, or affecting, any Mortgaged Shares which the Mortgagee may think fit and to abandon, release or settle in any way such claims or proceedings;

5.4	the proceeds of any sale or other enforcement in respect of all or any part of the Mortgaged Shares shall be applied by the Mortgagee in accordance with the terms of the Security Documents; and

5.5

if a Default has occurred and is continuing, the Mortgagee shall be entitled to date and implement the documents delivered to it pursuant to Clause 9 hereof (as appropriate) and to take all steps to register the Mortgaged Shares in its name or that of its nominees and to assume control as registered owner of such Mortgaged Shares; provided that in all cases:

5.5.1

the Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Shares and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Mortgagor to perform its obligations in respect thereof;

5.5.2

the Mortgagor shall pay all calls or other payments, and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Shares failing which the Mortgagee may, if it thinks fit (but shall not be required to do so), make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be payable by the Mortgagor to the Mortgagee on demand and pending such repayment shall constitute part of the Obligations;

5.5.3

the Mortgagee shall not have any duty (whether registered as the legal mortgagee of the Mortgaged Shares or not) to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Shares are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Shares or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference or otherwise on, or in respect of, any of the Mortgaged Shares; and

Exhibit I-1 – Form of Share Mortgage

5.5.4

save as otherwise provided in this Mortgage, the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder;

5.6

Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder unless caused by its or their gross negligence or wilful misconduct.

5.7

The Mortgagee shall not by reason of the taking of possession of the whole or any part of the Mortgaged Shares or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

5.8	The Mortgagee may on, or at any time after the execution of this Mortgage, serve a Stop Notice with respect to the Mortgaged Shares on the Mortgaged Cayman Subsidiary.

5.9

The Mortgagee shall not be required to enforce any other security before enforcing the security created under this Mortgage and the Mortgagor hereby waives all rights it may have of first requiring the Mortgagee to enforce any such security or to proceed against or claim payment from the Mortgagor.

6	Power of Attorney

6.1

In order to secure the obligations of the Mortgagor hereunder and a proprietary interest of the Mortgagee, the Mortgagee is hereby irrevocably appointed the attorney-in-fact of the Mortgagor for the purpose of carrying out the provisions of this Mortgage and taking any action and executing any instruments which the Mortgagee may deem necessary or advisable to accomplish the full benefit of this Mortgage.

6.2	Notwithstanding any other provision of Clause 6.1, such power shall not be exercisable by or on behalf of the Mortgagee as the case may be until a Default has occurred and is continuing.

7	Remedies are Cumulative

No failure on the part of the Mortgagee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

8	Release of Mortgage

On the Termination Date, this Mortgage shall terminate (provided that all indemnities in Clause 12.1 hereof shall survive such termination) and the Mortgagee shall, at the request and cost and expense of the Mortgagor (including attorney fees and expenses), forthwith execute such documents and do all such reasonable acts as may be necessary to release the Mortgaged Shares from the security constituted by this Mortgage and otherwise assign, transfer and deliver to the Mortgagor (without recourse and without any representation or warranty) such Mortgaged Shares as may be in possession of the Mortgagee and which have not theretofore been sold, assigned, transferred or otherwise applied or released pursuant to and in accordance with this Mortgage.

Exhibit I-1 – Form of Share Mortgage

9	Share Mortgage Support Documents

9.1

The Mortgagor hereby undertakes to deliver to the Mortgagee on the date hereof, as security in accordance with the terms of this Mortgage, the following in form and substance acceptable to the Mortgagee, in each case in respect of the Mortgaged Cayman Subsidiary and the Mortgaged Shares in the capital of such Mortgaged Cayman Subsidiary:

9.1.1	all original share certificates (if any) in respect of such Mortgaged Shares;

9.1.2	the executed acknowledgement and agreement of the Mortgaged Cayman Subsidiary and its directors to the terms of this Mortgage in the form attached hereto as Schedule 3;

9.1.3	blank and undated signed transfers in respect of the Mortgaged Shares in the form attached hereto as Schedule 7;

9.1.4

executed and undated letters of resignation of and release by all directors of such Mortgaged Cayman Subsidiary, in the form attached hereto as Schedule 4, together with executed letters of authorization to date the same from each director of such Mortgaged Cayman Subsidiary in the form attached hereto as Schedule 5;

9.1.5	an executed irrevocable proxy (coupled with the Mortgagee’s interest hereunder) in favour of the Mortgagee in the form attached hereto as Schedule 6;

9.1.6

a memorandum and undertaking signed by a director or secretary of such Mortgaged Cayman Subsidiary concerning the endorsement of a note of this Mortgage on the Register of Members of such Mortgaged Cayman Subsidiary, in the form attached hereto as Schedule 8;

9.1.7	a notice of mortgage addressed to the Mortgaged Cayman Subsidiary and the Registered Office and signed on behalf of the Mortgagor, in the form attached hereto as Schedule 9; and

9.1.8	a letter of undertaking signed on behalf of the Registered Office, in the form attached hereto as Schedule 10.

9.2

In the event that further shares of any Mortgaged Cayman Subsidiary are issued to the Mortgagor that shall automatically become Mortgaged Shares in accordance with the terms of this Mortgage, the Mortgagor shall deliver the items listed in Clauses 9.1.1, 9.1.3, 9.1.5, 9.1.6, and 9.1.7 in respect of all such further shares.

9.3

In the event of the appointment of any further director or officer to the Mortgaged Cayman Subsidiary, such director or officer shall deliver to the Mortgagee an executed but undated letter of resignation and release together with a letter of authorisation to date the same.

10	Variation of Indebtedness

The Mortgagee may at all times, without discharging or in any way affecting this security, determine, vary, extend, or increase any credit to the Mortgagor, grant to the Mortgagor or to any other person any time or indulgence, deal with, exchange, release, modify or abstain from perfecting or enforcing any security, guarantee or other right which the Mortgagee may now or hereafter have regarding the Obligations, compound with the Mortgagor or any guarantor, or agree to any amendment or supplement to the Credit Agreement or any other Loan Document provided to the Mortgagee thereunder.

Exhibit I-1 – Form of Share Mortgage

11	Notices

Any notice or other communication hereunder shall be in writing and may be sent by telefax or by mail or by personal or courier delivery to the following address (or to such other address as shall be notified by one party to the other from time to time) and shall be deemed to be duly given or made (in the case of personal or courier or mail delivery) when delivered and (in the case of telefax delivery) when despatched (or the first business day thereafter in the place of the recipient if despatched on a non-business day or after working hours in the place of the recipient) to the Mortgagor at:

Diamond Offshore Services Company

15415 Katy Freeway

Houston, Texas 77094

Attn: General Counsel

Facsimile No. 1-281- 647-2223

With a copy to (which will not constitute notice):

Duane Morris LLP

1330 Post Oak Boulevard

Suite 800

Houston, Texas 77056

Attn: Shelton M. Vaughan

Facsimile No. 1-713- 583-9179

to the Mortgagee at:

Wells Fargo Bank, National Association

1525 West W.T. Harris Boulevard, Mail Code: D1109-019

Charlotte, NC 28262

Attn: Syndication Agency Services

Telephone No. 704-590-2706

Facsimile No. 704-590-2790)

Email: agencyservices.requests@wellsfargo.com

12	Indemnity and Expenses

12.1     THE MORTGAGOR SHALL DEFEND AND INDEMNIFY THE MORTGAGEE AND EACH OTHER SECURED PARTY AS AND TO THE EXTENT SET FORTH IN SECTION 9.03(b) OF THE CREDIT AGREEMENT. THE LIABILITIES OF THE MORTGAGOR AS SET FORTH IN THIS SECTION 12.1 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

12.2    The Mortgagor will upon demand pay to the Administrative Agent, without duplication (a) all costs and expenses required by Section 9.03 of the Credit Agreement, and (b) the amount of any out-of-pocket expenses, including the fees and disbursements of its counsel, which the Administrative Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale, collection or other realization of, any of the Mortgaged Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent hereunder and (iii) the failure by the Mortgagor to perform or observe any of the provisions hereof.

Exhibit I-1 – Form of Share Mortgage

13	Further Assurance

13.1	The Mortgagor shall execute and do all such assurances, acts and things as the Mortgagee in its absolute discretion may require for:

13.1.1	perfecting, protecting or ensuring the priority of the security hereby created (or intended to be created);

13.1.2	preserving or protecting any of the rights of the Mortgagee under this Mortgage;

13.1.3	ensuring that the security constituted by this Mortgage and the covenants and obligations of the Mortgagor under this Mortgage shall enure to the benefit of any assignee of the Mortgagee;

13.1.4	facilitating the appropriation or realisation of the Mortgaged Shares or any part thereof; or

13.1.5	the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Mortgagor. The Mortgagee shall not be responsible for taking any such action.

14	Reinstatement

If, at any time after payment in full of the Obligations and termination of the Mortgagee’s security interest, any payments on the Obligations previously made must be disgorged by any Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Mortgagor, any Borrower or any other Person, this Mortgage and the Mortgagee’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and the Mortgagor shall sign and deliver to the Mortgagee all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Mortgagee’s security interest.

15	Subordination

The Mortgagor hereby subordinates any and all present and future indebtedness, liabilities or other obligations owed to it by any Borrower or any of its respective Subsidiaries (the “Subordinated Obligations”) to the payment and performance of the Obligations to the extent and in the manner hereinafter set forth in this Section:

15.1.1

If no Default shall have occurred and be continuing, the Mortgagor may receive payments from any Borrower or any of each of the Borrowers’ respective Subsidiaries on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless required pursuant to Section 9.23 of the Credit Agreement or unless the Mortgagee otherwise agrees in writing, the Mortgagor shall not receive, demand or accept, or take any action to collect, any payment on account of the Subordinated Obligations.

15.1.2

In any proceeding under Debtor Relief Laws relating to the Borrowers or any of their respective Subsidiaries, the Mortgagor agrees that the Secured Parties shall be entitled to receive payment in full of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before it receives payment of any Subordinated Obligations.

Exhibit I-1 – Form of Share Mortgage

15.1.3

If any Default shall have occurred and be continuing, the Mortgagor shall, if the Mortgagee so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Mortgagee on account of the Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of it under the other provisions of this Mortgage.

15.1.4

If any Default shall have occurred and be continuing, the Mortgagee is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Mortgagor, to collect, enforce and vote, and to submit and file proofs of claim in respect of, Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all Post Petition Interest), and (ii) to require the Mortgagor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Mortgagee for application to the Obligations (including any and all Post Petition Interest).

16	Severability

If any term or provision in this Mortgage shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law in any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Mortgage but the enforceability of the remainder of this Mortgage and the validity and enforceability of any term and provision of this Mortgage in any other jurisdiction shall not be affected.

17	Counterparts

This Mortgage may be executed in one or more counterparts, each of which shall be deemed originals, all of which together shall constitute one and the same instrument.

18	Governing Law; Jurisdiction

This Mortgage shall be governed by and construed in accordance with the laws of the Cayman Islands and the Mortgagor hereby submits to the non-exclusive jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof the parties hereto have caused this Mortgage to be duly executed as a Deed the day and year first above written.

[Remainder of page intentionally left blank]

Exhibit I-1 – Form of Share Mortgage

[Signature Page to Mortgage Between Diamond Offshore Services Company and Wells Fargo Bank,

National Association, as administrative agent for the benefit of each of the Secured Parties]

EXECUTED as a DEED on behalf of	)

DIAMOND OFFSHORE SERVICES COMPANY	)

)

in the presence of:	)	Signature:

	)	Print Name:

Witness Signature:

Print Name:

EXECUTED as a DEED on behalf of	)

WELLS FARGO BANK,	)

NATIONAL ASSOCIATION	)

)

in the presence of:	)	Signature:

	)	Print Name:

Witness Signature:

Print Name:

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 1

Name of Mortgaged Cayman Subsidiary	Description of Authorised Share Capital
Diamond Foreign Asset Company	US$50,000.00 divided into 50,000 shares each of a par value of US$1.00

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 2

Mortgaged Interests
Name of Mortgaged Cayman Subsidiary	Shareholder(s)	Number, class and % of Shares Owned	Number, class and % of Mortgaged Shares	Type of Shares Mortgaged	Share Certificate Numbers, if any
Diamond Foreign Asset Company	Diamond Offshore Services Company	100 Ordinary Shares 100% of the currently issued and outstanding shares of Diamond Foreign Asset Company	65 Ordinary Shares 65% of the 100 Ordinary Shares of Diamond Foreign Asset Company currently held by Diamond Offshore Services Company (the “Mortgaged Shares”)	Ordinary Shares	No share certificates have been issued

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 3

Acknowledgement and Agreement of Diamond Foreign Asset Company (the “Company”)

and its Directors

We, the undersigned, on behalf of the Company and in our personal capacities as all of the Directors of the Company, hereby acknowledge and agree to the above Mortgage and we agree to approve any transfer of the Mortgaged Shares to the Mortgagee or its nominee pursuant to Clause 5.5 of the Mortgage and to enter the particulars (or procure the entering of the particulars) of such transfer in the Register of Members of the Company.

Dated __________________________, 2018

Print Name:	Print Name:
in [his/her] capacity as Director	in [his/her] capacity as Director

Print Name:
in [his/her] capacity as Director

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 4

DIAMOND FOREIGN ASSET COMPANY

Resignation of Director

Dated __________________________________

Diamond Foreign Asset Company

One Capital Place, 3rd Floor

PO Box 1564, Grand Cayman

Cayman Islands, KY1-1110

Dear Shareholders and Other Directors of Diamond Foreign Asset Company,

Letter of Resignation

I, the undersigned, being [                ], hereby resign as a director and as a member of any applicable committees of Diamond Foreign Asset Company (the “Company”) with immediate effect from the close of business on the date of this letter, without claim or compensation for loss of office or otherwise.

This resignation is issued and delivered pursuant to the First Lien Share Mortgage dated [                 ], 2018 between Diamond Offshore Services Company, as Mortgagor, and Wells Fargo Bank, National Association, as Mortgagee.

[Name]

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 5

LETTER OF AUTHORISATION

Wells Fargo Bank, National Association

1525 West W.T. Harris Boulevard, Mail Code: D1109-019

Charlotte, NC 28262

Attn: Syndication Agency Services

Telephone No. 704-590-2706

Facsimile No. 704-590-2790

Date: ___________________________

Dear Sirs,

RE: FIRST LIEN SHARE MORTGAGE DATED [                ], 2018 BETWEEN DIAMOND OFFSHORE SERVICES COMPANY, AS MORTGAGOR, AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS MORTGAGEE (THE “FIRST LIEN SHARE MORTGAGE”)

I refer to my executed but undated letter of resignation as a Director of Diamond Foreign Asset Company (the “Company”) provided in accordance with the First Lien Share Mortgage and I hereby authorise you to date such letter of resignation, in the event a Default (as defined in the First Lien Share Mortgage) has occurred and is continuing under the First Lien Share Mortgage and to carry out all or authorize all acts required to remove me as a director of the Company from the Company’s registers.

Yours faithfully

[Name]

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 6

DIAMOND FOREIGN ASSET COMPANY

IRREVOCABLE PROXY

The undersigned, being the owner of one hundred (100) ordinary shares (the “Shares”, which expression shall be deemed to include sixty-five percent (65%) any further shares issued to the undersigned) of Diamond Foreign Asset Company (the “Company”), a Cayman Islands company, hereby irrevocably makes, constitutes and appoints [                ] of the Administrative Agent (as defined below) as proxy and attorney-in-fact of the undersigned with full power to appoint a representative or nominee or substitute to act hereunder from time to time to, among other things, vote all or any of the Mortgaged Shares (as defined in the First Lien Share Mortgage described below) at all annual and extraordinary general meetings of the shareholders of the Company and to sign any unanimous written resolutions of the shareholders of the Company with the same force and effect as the undersigned might or could do and the undersigned hereby ratifies and confirms all that the said proxy and attorney-in-fact or its representative or nominee or substitute shall do or cause to be done by virtue hereof.

The Shares have been mortgaged to Wells Fargo Bank, National Association (the “Administrative Agent”) pursuant to a First Lien Share Mortgage (the “First Lien Share Mortgage”) dated October [    ], 2018 between, the undersigned and the Administrative Agent. This Proxy is coupled with an interest and is irrevocable and shall remain irrevocable as long as the First Lien Share Mortgage remains in effect.

IN WITNESS whereof this instrument has been duly executed as a Deed this ____ day of ______________, 2018.

EXECUTED as a DEED on behalf of	)
DIAMOND OFFSHORE SERVICES COMPANY	)
)
in the presence of:	)	Signature: _______________________
	)	Print Name:
Witness Signature: __________________________
Print Name:

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 7

DIAMOND FOREIGN ASSET COMPANY

(the “Company”)

SHARE TRANSFER FORM

The undersigned, for and on behalf of Diamond Offshore Services Company (the “Transferor”), in consideration of the sum of US$1.00 and other good and valuable consideration paid to the Transferor by Wells Fargo Bank, National Association (hereinafter called the “Transferee”) do hereby transfer to the Transferee ________ (____) ordinary shares in the Company (which shall be equal to sixty-five percent (65%) of the shares then held by the Transferor in the Company) unto the Transferee and/or assigns, subject to conditions set out in the First Lien Share Mortgage dated October [ ], 2018 between the Transferor and the Transferee (the “Mortgage”).

This Transfer of Shares is issued pursuant to the Mortgage in favour of the Transferee who is authorized to complete this Transfer under the terms thereof.

Dated: ____________________________

Transferor:	Transferee:

Print Name:	Print Name:
For and on behalf of	For and on behalf of
Diamond Offshore Services Company	Wells Fargo Bank, National Association

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 8

DIAMOND FOREIGN ASSET COMPANY

MEMORANDUM

It is hereby certified that a Memorandum has been made in the Register of Members of Diamond Foreign Asset Company (the “Company”) to the effect that the shares described in the Schedule hereunder (the “Shares”, which expression shall be deemed to include sixty-five percent (65%) of any further shares issued to such shareholder described in the Schedule) have been mortgaged to Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, Mail Code: D1109-019, Charlotte, NC 28262, Attn: Syndication Agency Services, Telephone No. 704-590-2706 (the “Mortgagee”) pursuant to a First Lien Share Mortgage dated October ____, 2018 having been given by the Mortgagee to the Company and we, being all of the duly appointed Directors of the Company, do hereby undertake not to register any transfer of any of the Shares or other ownership rights entitling the holder thereof to participate in the profits of the Company other than as directed by the Mortgagee or with the prior written authorization of the Mortgagee so to do or as permitted by the Credit Agreement (as defined in the First Lien Share Mortgage).

It is further certified that we have not heretofore received any notice of any mortgage or other encumbrance in relation to the Shares except for mortgages and such other encumbrances as are permitted by the Credit Agreement (as defined in the First Lien Share Mortgage).

SCHEDULE

Sixty-five (65) ordinary shares of US$1.00 (uncertificated) in the share capital of Diamond Foreign Asset Company held by Diamond Offshore Services Company

Dated _______________________ 2018

Print Name:	Print Name:
in [his/her] capacity as Director	in [his/her] capacity as Director

Print Name:
in [his/her] capacity as Director

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 9

NOTICE OF MORTGAGE

To: Diamond Foreign Asset Company (the “Company”)

And to:     Centralis Cayman Limited, as registered office for the Company

_____________________________, 2018

Dear Sirs

Re: First Lien Share Mortgage

We hereby notify you that pursuant to a First Lien Share Mortgage dated October [__], 2018 between Diamond Offshore Services Company, as Mortgagor, and Wells Fargo Bank, National Association, as Mortgagee (the “First Lien Share Mortgage”), the Mortgagor has granted a security interest over sixty five percent (65%) of the shares (uncertificated) (the “Shares”) standing in its name in the Company and at any time after the Mortgagee notifies you in writing that a Default (as defined in the First Lien Share Mortgage) has occurred and is continuing you shall take such steps to register the Mortgagee or its nominee as the registered holder of the Shares pursuant to the terms of the First Lien Share Mortgage (as the Mortgagee may instruct you in writing).

We hereby instruct you to make no other transfer of shares in the Company, in accordance with the First Lien Share Mortgage until said time as (a) the Mortgagee has confirmed that the Security Period (as defined in the First Lien Share Mortgage) has terminated, or (b) you receive a certification from the Mortgagee that such transfer is permitted by the Credit Agreement (as defined in the First Lien Share Mortgage), which certification will not be unreasonably withheld or delayed.

Yours faithfully

Print Name:
For and on behalf of
Wells Fargo Bank, National Association

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 10

UNDERTAKING

To: Wells Fargo Bank, National Association, as Mortgagee

Date: ___________________________________

Dear Sirs,

We irrevocably and unconditionally undertake, on receipt of notice in writing from you that a Default (as defined in the First Lien Share Mortgage dated October [ ] between Diamond Offshore Services Company, as Mortgagor, and Wells Fargo Bank, National Association, as Mortgagee, (the “Mortgage”)) has occurred and is continuing: (a) to register you or your nominee as owner of the Mortgaged Shares (as defined in the Mortgage) in Diamond Foreign Asset Company which have been charged to you by Diamond Offshore Services Company, and (b) to register any further transfer of all or any part of such Mortgaged Shares (as defined in the Mortgage) in Diamond Foreign Asset Company which have been charged to you by Diamond Offshore Services Company on presentation by you or on your behalf of any such further transfer.

Signed for and on behalf of Centralis Cayman Limited, as registered office provider for Diamond Foreign Asset Company.

Print Name:
Authorised Signatory

Exhibit I-1 – Form of Share Mortgage

SCHEDULE 11

(Stop Notice)

IN THE GRAND COURT OF THE CAYMAN ISLANDS

IN THE MATTER OF A CHARGE OVER SHARES DATED OCTOBER [    ] 2018

AND IN THE MATTER OF GCR ORDER 50, RULE 11

CAUSE NO:                OF 2018

STOP NOTICE

TO:	Diamond Foreign Asset Company, the registered office of which is at Centralis Cayman Limited, One Capital Place, 3rd Floor, Grand Cayman, Cayman Islands, PO Box 1564, KY1-1110.

TAKE NOTICE that the shares (the “Shares”) referred to in the affidavit to which this notice is annexed consists of the following:

Sixty-five (65) ordinary shares of US$1.00 par value each (uncertificated) registered in the name of Diamond Offshore Services Company in the issued share capital of Diamond Foreign Asset Company held subject to a charge and other interest in favour of Wells Fargo Bank, National Association, as administrative agent pursuant to a first lien share mortgage dated October [__], 2018 (the “First Lien Share Mortgage”).

This notice is intended to stop:

1. the transfer of the said Shares; and

2. the payment of any dividend or interest or other income due in respect of the Shares.

Print Name:

Authorised Signatory

For and on behalf of Wells Fargo Bank, National Association

NOTE: No transfer of the Shares referred to above shall be registered nor shall any such payment as is referred to above be made until fourteen (14) days after sending notice thereof to the following person (on whose behalf the above stop notice has been filed):

Wells Fargo Bank, National Association

1525 West W.T. Harris Boulevard, Mail Code: D1109-019

Charlotte, NC 28262

Attn: Syndication Agency Services

Telephone No. 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Exhibit I-1 – Form of Share Mortgage

IN THE GRAND COURT OF THE CAYMAN ISLANDS

IN THE MATTER OF A CHARGE OVER SHARES DATED OCTOBER [ ] 2018

AND IN THE MATTER OF GCR ORDER 50, RULE 11

CAUSE NO:            OF 2018

AFFIDAVIT OF [NAME]

I, [                 ], of Wells Fargo Bank, National Association, MAKE OATH and say as follows:

I am the [Title] of Wells Fargo Bank, National Association, and a duly authorised signatory of Wells Fargo Bank, National Association (the “Mortgagee”), whose address for service is 1525 West W.T. Harris Boulevard, Mail Code: D1109-019, Charlotte, NC 28262, Attn: Syndication Agency Services.

Pursuant to a First Lien Share Mortgage dated October [__], 2018 between, among others, Diamond Offshore Services Company, as Mortgagor, and Wells Fargo Bank, National Association, as Mortgagee (the “First Lien Share Mortgage”), Diamond Offshore Services Company (the “Mortgagor”), as legal and beneficial owner, has charged or provided other interest to all rights, title and interest to sixty five percent (65%) of the ordinary shares of US$1.00 par value (uncertificated) registered in its name in the capital of Diamond Foreign Asset Company (the “Company”) in favour of Wells Fargo Bank, National Association.

To the best of my knowledge, the Company is an exempted company incorporated under the Companies Law of the Cayman Islands and its registered office is at the offices of Centralis Cayman Limited, One Capital Place, 3rd Floor, Grand Cayman, PO Box 1564, KYI-1110, Cayman Islands.

SWORN at [ ]		)
)
		)	Signature: _________________________
		)	Print Name:
)
This ___ day of ________, 2018		)
before me		)
)
)
______________________	)
Notary Public	)

NOTE: The address to which a notice, pursuant to Order 50, Rule 12 Grand Court Rules, must be sent, shall for the purposes of that rule, be the address for service stated below.

Filed by: [                ], whose address for service is [                 ].

Exhibit I-1 – Form of Share Mortgage

EXHIBIT I-2

FORM OF PLEDGE AGREEMENT

[SEE ATTACHED.]

Execution Version

EXHIBIT I-2

[FORM OF] PLEDGE AGREEMENT

This PLEDGE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), dated as of [            ], 2018, is by and among DIAMOND OFFSHORE SERVICES COMPANY, a Delaware corporation (the “Pledgor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of each of the Secured Parties (as defined in the Credit Agreement described below).

RECITALS

A. This Pledge Agreement is entered into in connection with that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used herein unless otherwise defined herein), among Diamond Offshore Drilling, Inc., a Delaware corporation (the “Parent” or the “US Borrower”), Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Foreign Borrower”, and together with the US Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time (each individually, a “Lender” and collectively, the “Lenders”), the Issuing Banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

B. The Pledgor is an Affiliate of the Borrowers and will derive substantial direct and indirect benefit from (i) the Transactions, (ii) any Swap Agreement with a Swap Counterparty that is a Lender under the Credit Agreement, and (iii) Cash Management Bank Obligations.

C. It is a requirement under the Credit Agreement that the Pledgor shall secure the due payment and performance of all Obligations, up to an aggregate amount equal to the CNTA Threshold, by entering into this Pledge Agreement.

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms.

Any capitalized term used herein (including in the preamble and recitals hereto) that is not otherwise defined herein and is not defined in the Credit Agreement, has the meaning provided for by the UCC (as hereinafter defined) to the extent the same is used or defined therein. Notwithstanding the foregoing, the following terms (whether or not underscored) when used in this Pledge Agreement, including in its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

Exhibit I-2 – Form of Pledge Agreement

“Borrowers” has the meaning set forth in the recitals.

“Credit Agreement” has the meaning set forth in the recitals.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Interests or other rights or interests constituting Pledged Collateral.

“Equity Interests” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“Lenders” has the meaning set forth in the recitals.

“Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification or otherwise, including any post-petition interest in the event of a bankruptcy, to the extent such interest is enforceable by law. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“Organizational Documents” means (a) with respect to the Foreign Borrower, its memorandum and articles of association, (b) with respect to any corporation other than the Foreign Borrower, the certificate or articles of incorporation and the bylaws; (c) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Pledged Collateral” has the meaning set forth in Section 2.1.

“Pledged Entity” has the meaning set forth in the definition of “Pledged Interests”.

“Pledged Interests” means (a) 65% of the membership interests of Diamond Foreign Asset Company, a Cayman Islands exempted company (the “Pledged Entity”), as described in Schedule I hereto; (b) 65% of all other Equity Interests of such Pledged Entity owned by Pledgor; (c) all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing such interests; and (d) all options and other rights, contractual or otherwise (including all voting rights and books and records relating to any of the forgoing), at any time existing with respect to such interests, in each case as such interests are amended, modified, or supplemented from time to time, and together with any interests taken in extension or renewal thereof or substitution therefor. Notwithstanding anything to the contrary in the preceding sentence, in no event shall the voting power of all classes of stock of the Pledged Entity included in Pledged Interests exceed at any time 65% of the total combined voting power of all classes of stock of the Pledged Entity entitled to vote.

Exhibit I-2 – Form of Pledge Agreement

“Pledge Agreement” has the meaning set forth in the preamble.

“Pledgor” has the meaning set forth in the preamble.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Pledged Collateral, collections thereon or distributions or payments with respect thereto.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York from time to time.

Miscellaneous. Unless otherwise specified herein: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include, includes and including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns; provided such successors and assigns are permitted by the Credit Agreement, (f) the words “herein, hereof and hereunder”, and words of similar import, shall be construed to refer to this Pledge Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Pledge Agreement, unless otherwise specified, (h) the words asset and property shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term documents includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to and until” each mean “to but excluding”; and the word “through” means “to and including”. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any article of the UCC. Paragraph headings have been inserted in this Pledge Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Pledge Agreement and shall not be used in the interpretation of any provision of this Pledge Agreement.

Exhibit I-2 – Form of Pledge Agreement

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. To secure the prompt payment and performance in full of all of the Obligations, up to an aggregate amount equal to the CNTA Threshold, the Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of its right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by it, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Pledged Collateral”):

(a) all Pledged Interests;

(b) the certificates representing the Pledged Interests, if any;

(c) all Distributions; and

(d) all Proceeds from the Pledged Collateral described in clauses (a) through (c) of this Section 2.1.

SECTION 2.2. Security for Obligations.

(a) This Pledge Agreement, and the Pledged Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Pledgor, secures the prompt and indefeasible payment in full and performance of all Obligations now or hereafter existing.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of the Pledgor, the Administrative Agent and the other Secured Parties that the aggregate amount of the Obligations secured by the Pledgor’s interests in any of its Property shall be up to, but not in excess of, (i) the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to it and (ii) the CNTA Threshold. Accordingly, notwithstanding anything to the contrary contained in this Pledge Agreement or in any other agreement or instrument executed in connection with the payment of any of the Obligations, the aggregate amount of the Obligations secured by the Pledgor’s interests in any of its Property pursuant to this Pledge Agreement shall be limited to an aggregate amount equal to the lesser of (A) the largest amount that would not render its obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law and (B) the CNTA Threshold.

SECTION 2.3. Continuing Security Interest; Transfer of Loans. This Pledge Agreement shall create continuing security interests in the Pledged Collateral and shall (a) remain in full force and effect until Payment in Full (such time being referred to herein as the “Security Termination”), (b) be binding upon the Pledgor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, transferees and assigns, subject to the limitations as set forth in the relevant Loan Documents. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer (in whole or in part) all or a portion of its rights and obligations under the Credit Agreement held by it as provided in Section 9.04 of the Credit Agreement and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Pledge Agreement), as applicable, or otherwise, subject, however, to any contrary provisions in such assignment or transfer.

Exhibit I-2 – Form of Pledge Agreement

SECTION 2.4. Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Pledgor shall remain liable under the contracts and agreements included in the Pledged Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Pledge Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under any such contracts or agreements included in the Pledged Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Pledged Collateral by reason of this Pledge Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Collateral. To the extent that any of the Pledged Collateral is certificated, all certificates or instruments representing or evidencing any Pledged Collateral shall be in suitable form for transfer by delivery and shall be delivered to the Administrative Agent, and shall be accompanied by all necessary instruments of transfer and stock powers endorsed in blank.

SECTION 2.6. Distributions on Pledged Interests. Except as provided in Section 4.1(c), in the event that any Distribution with respect to any Pledged Interests pledged hereunder is permitted to be paid to the Pledgor (subject to the terms of the Credit Agreement, to the extent applicable), such Distribution may be paid directly to it. If any Distribution to the Pledgor is made in contravention of any Loan Document, it shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(c).

SECTION 2.7. Security Interest Absolute, etc. This Pledge Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until Security Termination. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Pledgor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Loan Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Pledgor or any other Person under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations, (d) any reduction, limitation, impairment or termination of any Obligations (except in the case of the occurrence of Security Termination) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise,

Exhibit I-2 – Form of Pledge Agreement

unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document, (f) any addition, exchange or release of any Pledged Collateral of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Pledgor or any other obligor, any surety or any guarantor.

SECTION 2.8. Waiver of Subrogation. Until the occurrence of Security Termination, the Pledgor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against any Borrower or any other obligor that arise from the existence, payment, performance or enforcement of its obligations under this Pledge Agreement or any other Loan Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any other obligor or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Pledgor or any other obligor, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Pledgor in violation of the preceding sentence and Security Termination shall not have occurred, then such amount shall be deemed to have been paid to it for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Obligations, whether matured or unmatured. The Pledgor acknowledges that it will receive direct and indirect benefits from the financing and other arrangements contemplated by the Loan Documents and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

SECTION 2.9. Election of Remedies. The Administrative Agent may, under applicable law, proceed to realize its benefits under any of this Pledge Agreement or the other Security Documents giving the Administrative Agent a Lien upon any Pledged Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, and may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Pledge Agreement. If, in the exercise of any of its rights and remedies, the Administrative Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Pledgor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, the Pledgor hereby consents to such action by the Administrative Agent and waives any claim based upon such action, even if such action by the Administrative Agent shall result in a full or partial loss of any rights of subrogation that it might otherwise have had but for such action by the Administrative Agent.

Exhibit I-2 – Form of Pledge Agreement

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants unto each Secured Party as set forth in this Article.

SECTION 3.1. Organization; Power; Qualification. The Pledgor (a) is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby, and (b) is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein any Pledged Collateral or a principal office of a Loan Party or such Person is located, except to the extent that failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.2. Authorization; Enforceability. The Pledgor has duly taken all action necessary to authorize the execution and delivery by it of this Pledge Agreement and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder. This Pledge Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms except as such enforcement may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3.3. Compliance of Pledge Agreement with Laws, Etc. The execution, delivery and performance by the Pledgor of this Pledge Agreement, the performance by the Pledgor of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) the Organizational Documents of it or any Pledged Entity, or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, (A) any Legal Requirement or (B) any material agreement, judgment, license, order or permit applicable to or binding upon it, (b) result in the acceleration of any Indebtedness owed by it, or (c) result in or require the creation of any Lien upon any assets or properties of it (other than the Liens created hereby). Except such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is currently required on the part of or in respect of it in connection with the execution, delivery or performance by it of this Pledge Agreement.

SECTION 3.4. Ownership, No Liens, etc. The Pledgor is the legal and beneficial owner of, and has good and valid title to (and has full right and authority to pledge, grant and assign) the Pledged Collateral, free and clear of all Liens. No effective UCC financing statement or other filing similar in effect covering all or any part of the Pledged Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Pledge Agreement. This Pledge Agreement creates a valid lien on and security interest in the Pledged Collateral, securing the payment of the Obligations in an aggregate amount up to the CNTA Threshold, and, upon the filing of all requisite financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, will be a perfected lien and security interest (to the extent such lien on and security interest in the Pledged Collateral can be perfected by such filing), prior to all other liens and security interests.

SECTION 3.5. Pledged Collateral.

(a) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Interests are securities governed by Article 8 of the UCC, or (iii) are held in a Securities Account.

Exhibit I-2 – Form of Pledge Agreement

(b) The percentage of the issued and outstanding Pledged Interests of the Pledged Entity pledged by the Pledgor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Entity is indicated on Schedule I. All of the Pledged Interests constitute sixty-five percent (65%) of the Pledgor’s interest in the Pledged Entity.

(c) The Pledgor does not have any outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Entity.

(d) There are no certificates or instruments representing or evidencing any Equity Interests in the Pledged Entity.

(e) Schedule I sets forth the ownership by the Pledgor of all Equity Interests in the Pledged Entity. The Pledgor is the legal and beneficial owner of the Pledged Interests in the Pledged Entity free from any charge, lien or encumbrance of any kind, save any liens that arise by operation of Legal Requirement and are not voluntarily granted and as of the date hereof there are no outstanding warrants, options, or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Pledged Interests. The Pledged Interests in the Pledged Entity are duly authorized and validly issued, non-assessable, and, if applicable, fully paid.

SECTION 3.6. Pledgor’s Name, Location, etc.

(a) (i) The jurisdiction in which the Pledgor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of the Pledgor or, if the Pledgor has more than one place of business, the chief executive office of the Pledgor and the office where it keeps its books and records concerning the Pledged Collateral, is set forth in Item A-2 of Schedule II hereto, and (iii) the Pledgor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b) In the five (5) years prior to the Closing Date, the Pledgor has not been known by any legal name different from the one set forth on the signature page hereto, nor has it been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of it.

(d) The Pledgor has not consented to any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-104 of the UCC) over any Pledged Collateral, or any other interest in any of its rights in respect thereof.

Exhibit I-2 – Form of Pledge Agreement

SECTION 3.7. Best Interests. It is in the best interests of the Pledgor to execute this Pledge Agreement in as much as it will, as a result of being affiliated with the Borrowers, derive substantial direct and indirect benefits from the Loans and other extensions of credit (including Letters of Credit) and the other Transactions made from time to time to or on behalf of, or entered into with, the Borrowers and the relevant Secured Parties pursuant to the Credit Agreement, and it agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit (including Letters of Credit) and to enter into such Transactions pursuant to the Credit Agreement. Furthermore, such extensions of credit are (a) in furtherance of its corporate purposes, and (b) necessary or convenient to the conduct, promotion or attainment of its business.

ARTICLE IV

COVENANTS

The Pledgor covenants and agrees that, until Security Termination, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. The Pledgor will not allow or permit the Pledged Entity (i) to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its Organizational Documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Equity Interests in a Securities Account, or (ii) to issue Equity Interests in addition to or in substitution for the Pledged Interests, except for additional Equity Interests issued to it; provided that (A) 65% of such Equity Interests are promptly pledged and, if applicable, delivered to the Administrative Agent and (B) it delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Interests, in each case pursuant to the terms of this Pledge Agreement. It shall not permit any Pledged Entity to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing or that entitle any Person to purchase any of the foregoing, and except for this Pledge Agreement or any other Loan Document, shall not, and shall not permit the Borrower, to enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Interests.

(b) Continuous Pledge. The Pledgor agrees that, promptly (but in any event no later than ten (10) Business Days) following the receipt of all originals of Pledged Interests and any other Pledged Collateral that it acquires following the Effective Date, it shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Interests or other Pledged Collateral and deliver to the Administrative Agent possession thereof if certificated.

(c) Voting Rights; Dividends, etc. The Pledgor agrees to the extent not prohibited by applicable law:

Exhibit I-2 – Form of Pledge Agreement

(i) Promptly, after the occurrence and during the continuation of an Event of Default, and without any request therefor by the Administrative Agent, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions and all Proceeds of the Pledged Collateral, in case thereafter received by it, all of which shall be held by the Administrative Agent as additional Pledged Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified Pledgor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(c)(ii),

(A) the Administrative Agent may exercise (to the exclusion of it) the voting power and all other incidental rights of ownership with respect to any Pledged Interests in accordance with the terms of the Share Mortgage Agreement and other documents and instruments executed in connection therewith; and

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, and Proceeds that may at any time and from time to time be held by the Pledgor but which it is then obligated to deliver to the Administrative Agent pursuant to this Section 4.1(c) shall, until delivery to the Administrative Agent, be held by it separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that, notwithstanding anything to the contrary contained herein, unless an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power with respect to the Pledged Interests.

SECTION 4.2. As to Pledgor’s Use of Pledged Collateral.

(a) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) notify any parties obligated on any of the Pledged Collateral to make payment to the Administrative Agent of any amounts due or to become due under the Obligations, and (ii) enforce collection of any of the Pledged Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(b) At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may endorse, in the name of the Pledgor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Pledged Collateral.

Exhibit I-2 – Form of Pledge Agreement

SECTION 4.3. Further Assurances, etc. The Pledgor (i) shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Pledged Collateral (and all right, title and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever, and (ii) shall, from time to time at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral subject to the terms hereof. Without limiting the generality of the foregoing, the Pledgor will:

(a) from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Pledged Collateral as the Administrative Agent may reasonably request and will, from time to time upon the reasonable request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, promptly transfer any securities constituting Pledged Collateral into the name of any nominee designated by the Administrative Agent;

(b) file (and hereby authorize the Administrative Agent to file) such filing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained in this Section 4.3b) shall be irrevocable and continuing until Security Termination;

(c) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

(d) do all things reasonably requested by the Administrative Agent in accordance with this Pledge Agreement in order to enable the Administrative Agent to have and maintain control over the Pledged Collateral.

The Pledgor agrees that a carbon, photographic or other reproduction of this Pledge Agreement or any UCC financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. The Pledgor hereby authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of the Pledgor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Pledge Agreement.

Exhibit I-2 – Form of Pledge Agreement

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of it and in the name of it or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral, (b) to receive, endorse, and collect any drafts, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Pledged Collateral, and (d) to perform the affirmative obligations of it hereunder. THE PLEDGOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL SECURITY TERMINATION.

SECTION 5.2. Administrative Agent May Perform. If the Pledgor fails to perform any agreement contained herein, following the expiration of any applicable grace or cure period, the Administrative Agent may, after the occurrence and during the continuance of any Event of Default, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Parent pursuant to Section 6.3 hereof and Section 9.03 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Pledged Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Collateral (a) if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own

Exhibit I-2 – Form of Pledge Agreement

personal property, or (b) if the Administrative Agent takes such action for that purpose as the Pledgor reasonably requests in writing at times other than after the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may (and at the written request of the required Secured Parties, shall) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and also may (i) take possession of any Pledged Collateral not already in its possession without demand and without legal process, (ii) require the Pledgor to, and it hereby agrees that it will, at its expense and upon written request of the Administrative Agent forthwith, assemble all or part of the Pledged Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with landlords, enter onto the property where any Pledged Collateral is located and take possession thereof without demand and without legal process, and (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to it of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification. For purposes of this Article VI, notice of any intended sale or disposition of any Pledged Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Pledgor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

Exhibit I-2 – Form of Pledge Agreement

(c) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 7.05 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(d) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Pledged Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Pledged Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Pledged Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) enforce collection of any of the Pledged Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (iv) endorse any checks, drafts, or other writings in the Pledgor’s name to allow collection of the Pledged Collateral, (v) take control of any Proceeds of the Pledged Collateral, or (vi) execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Pledge Pledged Collateral.

SECTION 6.2. Compliance with Restrictions. The Pledgor agrees that in any sale of any of the Pledged Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Pledged Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and it further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to it for any discount allowed by the reason of the fact that such Pledged Collateral is sold in compliance with any such limitation or restriction.

Exhibit I-2 – Form of Pledge Agreement

SECTION 6.3. Waiver of Consequential Damages, Etc; Expenses.

(a) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Pledgor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Pledge Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Pledge Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

(b) Payments. All amounts due under this Section shall be payable within ten (10) days after demand therefor.

(c) Survival. Without prejudice to the survival of any other agreement of the Pledgor hereunder, the agreements and obligations of the Pledgor contained in this Section 6.3 shall survive the termination of this Pledge Agreement and Security Termination.

(d) Expenses. The Pledgor shall cause the Borrowers to pay the expenses incurred by the Administrative Agent and its Affiliates in connection with this Pledge Agreement and the other Loan Documents to the extent the Borrowers would be required to do so under Section 9.03 of the Credit Agreement.

SECTION 6.4. Warranties. The Administrative Agent may sell the Pledged Collateral without giving any warranties or representations as to the Pledged Collateral. The Administrative Agent may disclaim any warranties of title or the like. The Pledgor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral.

SECTION 6.5. Releases of Pledged Collateral. Liens granted to or held by the Administrative Agent will be automatically released from the Pledged Collateral upon Security Termination. Upon any such release, the Administrative Agent will deliver to the Pledgor, at its sole expense, without any representations, warranties or recourse of any kind whatsoever, all Pledged Collateral held by the Administrative Agent hereunder, in respect to it, and execute and deliver to it such documents as the Pledgor shall reasonably request to evidence such termination.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Expenses. The Pledgor will upon demand pay (a) all costs and expenses required by Section 9.03 of each of the Credit Agreement, and (b) to the Administrative Agent for its benefit and the benefit of the Secured Parties the amount of any out-of-pocket expenses, including the fees and disbursements of its counsel, which the Administrative Agent and the other Secured Parties may incur in connection with (i) the custody, preservation, use or operation of, or the sale, collection or other realization of, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or any other Secured Party hereunder and (iii) the failure by the Pledgor to perform or observe any of the provisions hereof.

Exhibit I-2 – Form of Pledge Agreement

SECTION 7.2. Amendments, etc. Subject to Section 9.02 of the Credit Agreement, no amendment or waiver of any provision of this Pledge Agreement and no consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Pledgor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.3. Notices. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.01 of the Credit Agreement and all such notices and communications shall be effective upon the terms and conditions set forth in Section 9.01 of the Credit Agreement.

SECTION 7.4. No Waiver; Remedies. The Administrative Agent and the Secured Parties shall not by any act, delay, omission or otherwise be deemed to have waived any of their rights or remedies hereunder. A waiver by the Administrative Agent or the Secured Parties of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or the Secured Parties would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Administrative Agent or the Secured Parties, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by applicable law.

SECTION 7.5. Continuing Security Interest; Transfer of Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and, unless expressly released by the Administrative Agent, shall (i) remain in full force and effect until the occurrence of Security Termination, (ii) be binding upon the Pledgor and its successors, transferees and assigns and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, each Secured Party. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or any other Loan Document to any other Person pursuant to the terms of such Loan Document, as applicable, that other Person shall thereupon become vested with all the benefits held by such Person under this Pledge Agreement. Furthermore, when any Swap Counterparty assigns or otherwise transfers any interest held by it under a Swap Agreement to any other Person pursuant to the terms of such agreement, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Pledge Agreement only if such Person is also then a Swap Counterparty as provided in the definition of such term.

SECTION 7.6. Severability. Any provision of this Pledge Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Exhibit I-2 – Form of Pledge Agreement

SECTION 7.7. Consent as Holder of Pledged Interests. The Pledgor consents to the transfer of any Pledged Collateral to the Administrative Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as the registered beneficial and legal owner of the Pledged Interests, in accordance with and subject to the terms and conditions of the Share Mortgage Agreement. Furthermore, the Pledgor as the holder of Pledged Interests in the Pledged Entity, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer the Pledged Interests (to the Administrative Agent or to any purchaser resulting from the exercise of the Administrative Agent’s remedy provided hereunder or under applicable laws) and (ii) if required by applicable law to protect the liens granted hereby, agrees to cause the Pledged Entity to register the Lien granted hereunder and encumbering the Pledged Interests in the registry books of the Pledged Entity in accordance with and subject to the terms and conditions of the Share Mortgage Agreement.

SECTION 7.8. Choice of Law. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.9. Counterparts. This Pledge Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 7.10. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Pledge Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Pledge Agreement.

SECTION 7.11. Reinstatement. If, at any time after payment in full of all Obligations and termination of the Administrative Agent’s security interest, any payments on the Obligations previously made must be disgorged by any Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Pledgor, any Borrower or any other Person, this Pledge Agreement and the Administrative Agent’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and the Pledgor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent’s security interest. THE PLEDGOR SHALL DEFEND AND INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 7.11 (INCLUDING ANY ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT. THE LIABILITIES OF THE PLEDGOR AS SET FORTH IN THIS SECTION 7.11 SHALL SURVIVE THE TERMINATION OF THIS PLEDGE AGREEMENT.

Exhibit I-2 – Form of Pledge Agreement

SECTION 7.12. Subordination. The Pledgor hereby subordinates any and all present and future indebtedness, liabilities or other obligations owed to it by any Borrower or any of its respective Subsidiaries (the “Subordinated Obligations”) to the payment and performance of the Obligations to the extent and in the manner hereinafter set forth in this Section:

(a) If no Event of Default shall have occurred and be continuing, the Pledgor may receive payments from any Borrower or any of each of the Borrowers’ respective Subsidiaries on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless required pursuant to Section 9.23 of the Credit Agreement or unless the Administrative Agent otherwise agrees in writing, the Pledgor shall not receive, demand or accept, or take any action to collect, any payment on account of the Subordinated Obligations.

(b) In any proceeding under Debtor Relief Laws relating to the Borrowers or any of their respective Subsidiaries, the Pledgor agrees that the Secured Parties shall be entitled to receive payment in full of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Laws, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before it receives payment of any Subordinated Obligations.

(c) If any Event of Default shall have occurred and be continuing, the Pledgor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of it under the other provisions of this Pledge Agreement.

(d) If any Event of Default shall have occurred and be continuing, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Pledgor, to collect, enforce and vote, and to submit and file proofs of claim in respect of, Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all Post Petition Interest), and (ii) to require the Pledgor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Obligations (including any and all Post Petition Interest).

SECTION 7.13. Entire Agreement. THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

THE PARTIES TO THIS PLEDGE AGREEMENT HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES EXIST.

Exhibit I-2 – Form of Pledge Agreement

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Exhibit I-2 – Form of Pledge Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

DIAMOND OFFSHORE SERVICES COMPANY

By:
Name:
Title:

Exhibit I-2 – Form of Pledge Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit I-2 – Form of Pledge Agreement

SCHEDULE I

to PledgeAgreement

PLEDGED INTERESTS

Equity Interests
Pledgor	Pledged Entity	% of Interests Owned	Pledged Interests	Type of Interests Pledged
Diamond Offshore Services Company	Diamond Foreign Asset Company	100% of the currently issued and outstanding shares of Diamond Foreign Asset Company	65 Ordinary Shares 65% of the 100 Ordinary Shares of Diamond Foreign Asset Company currently held by Pledgor	Ordinary Shares

Exhibit I-2 – Form of Pledge Agreement

SCHEDULE II

to Pledge

Agreement

Item A-1. Location of Pledgor for purposes of UCC.

Pledgor	Jurisdiction of Organization
Diamond Offshore Services Company	Delaware

Item A-2. Pledgor’s place of business and principal office.

Pledgor	Address
Diamond Offshore Services Company	15415 Katy Freeway, Houston, Texas 77094

Item A-3. Taxpayer ID number.

Pledgor	Taxpayer Identification Number
Diamond Offshore Services Company	76-0523352

Item B. Prior Legal Names of Pledgor; Merger or other corporate reorganization.

None.

Exhibit I-2 – Form of Pledge Agreement